Exhibit 10.1

LOAN AGREEMENT

Dated as of January 22, 2013

Between

RP/HH PARK PLAZA, LIMITED PARTNERSHIP,

as Borrower

and

BANK OF AMERICA, N.A.,

as Lender

i

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of January 22, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”), between BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, NC1-027-15-01, Charlotte, North Carolina 28255 (together with its successors and/or assigns, “Lender”) and RP/HH PARK PLAZA, LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at c/o Rockpoint Group, L.L.C., Woodlawn at Old Parkland, 3953 Maple Avenues, Suite 300, Dallas, Texas 75219 (together with its successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1.                                 DEFINITIONS

For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Accountant” shall mean (i) PricewaterhouseCoopers LLP (provided that there has been no material adverse change to its financial condition, reputation or ability to conduct its business in the ordinary course), (ii) another “Big Four” accounting firm or (iii) an independent certified public accountant acceptable to Lender.

“Account Maintenance Subaccount” shall have the meaning set forth in Section 10.1(e) hereof.

“Act” shall have the meaning set forth in Section hereof.

“Additional Replacement” shall have the meaning set forth in Section 9.5(g) hereof.

“Additional Required Repair” shall have the meaning set forth in Section 9.5(f) hereof.

“Affiliate” shall mean, as to any Person, any other Person that (i) owns directly or indirectly ten percent (10%) or more of all equity interests in such Person or (ii) is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Manager” shall mean any manager in which Borrower, Borrower Principal, any SPE Component Entity or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean $3,500,000.

“Annual Budget” shall mean the operating budget for the applicable fiscal year of Borrower detailing on a monthly basis, consistent with the manner in which Borrower’s operating statements are presented as of the date hereof, projected cash flow for such fiscal year, including all planned capital expenditures, for the Property approved by Lender in accordance with Section 5.11(a)(v) hereof.

“Approved Bank” shall mean Citibank, N.A. or another commercial bank with a long term debt obligation rating of A+ or better (or a comparable long term debt obligation rating) as assigned by the Rating Agencies and otherwise satisfactory to Lender in its reasonable discretion.

“Approved Transferee” shall mean a Transferee who, together with its Affiliates, individually or in the aggregate: (a) have not less than seven (7) years experience in the ownership and/or management of hotels of 350 rooms or greater and of similar quality as the Property and have (or have had during the seven (7) years prior to the proposed assumption) not less than 3,500 rooms under ownership or management), (b) have total assets or assets under management in excess of $500,000,000 and a Net Worth of at least $250,000,000 and (c) have not in the last ten (10) years made an assignment for the benefit of creditors or taken advantage of any Creditors’ Rights Laws.

“Assignment of Management Agreement” shall mean that certain Assignment and Subordination of Management Agreement and Consent of Manager dated the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Borrower Adverse Change” shall have the meaning set forth in Section 13.4 hereof.

“Borrower Party” shall mean Borrower and Borrower Principal.

“Borrower Principal” shall mean Rockpoint Real Estate Fund III, L.P.

“Borrower Subaccount” shall have the meaning set forth in Section Section 10.2(c) hereof.

“Borrower’s Account” shall mean that certain operating account with Bank of America in the name of Borrower having account number 4427170014.

“Budget Deemed Approval Requirements” shall mean, with respect to Lender’s approval of (1) the Annual Budget in accordance with Section 5.11(a)(v) hereof or (2) a Budget Variance Request in accordance with Section 5.11(a)(vi) hereof, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to the approval of the Annual Budget or the Budget Variance Request, as applicable, in accordance with the terms and conditions hereof (the “Budget Initial Notice”), which such Budget Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such Annual Budget or Budget Variance Request, as applicable, (the “Budget Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Budget Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender shall have failed to respond to the Budget Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such Annual Budget or Budget Variance Request, as applicable, in accordance with the terms and conditions hereof (the “Budget Second Notice”), which such Budget Second Notice shall have been (A) accompanied by the Budget Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Budget Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender shall have failed to respond to the Budget Second Notice within the aforesaid time-frame. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing. Borrower and Lender acknowledge and agree that approval of the foregoing must be obtained (or deemed to have been obtained) by each of Lender and Mezzanine Lender before approval shall be deemed granted for so long as the Mezzanine Loan or Permitted Mezzanine Financing remains outstanding.

“Budget Variance Request” shall have the meaning set forth in Section 5.11(a)(vi) hereof.

“Business Day” shall mean any day other than (i) a Saturday or a Sunday or (ii) a day on which federally insured depository institutions in the States of New York or North

Carolina or the state in which the offices of Servicer are located are authorized or obligated by law, governmental decree or executive order to be closed.

“By-Laws” shall mean those certain by-laws attached to the Declaration providing for the operation of the Condominium, as the same may be amended, supplemented, replaced or otherwise modified from time to time.

“Cash Flow Adjustments” shall mean adjustments proposed by Borrower and reasonably approved by Lender to Borrower’s calculation of Underwritten Net Cash Flow and the components thereof, which adjustments shall be made only for items of a non-recurring nature (it being acknowledged that non-recurring expenses shall be capitalized in accordance with GAAP (or such other method of accounting reasonably acceptable to Lender) in calculating Underwritten Net Cash Flow).

“Cash Management Account” shall have the meaning set forth in Section 10.1(b) hereof.

“Cash Sweep Period” shall mean the period commencing on the date the Debt Yield is less than the Trigger Debt Yield on a trailing twelve (12) month basis as reasonably determined by Lender in accordance with the terms of this Agreement and ending on the date the Debt Yield first equals or exceeds the Termination Debt Yield for the immediately preceding two (2) calendar quarters as reasonably determined by Lender in accordance with the terms of this Agreement.

“Casualty” shall have the meaning set forth in Section 8.2 hereof.

“Cause” shall mean, with respect to an Independent Manager, (i) acts or omissions by such Independent Manager that constitute willful disregard of such Independent Manager’s duties as set forth in Borrower’s organizational documents, (ii) that such Independent Manager has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) that such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) that such Independent Manager no longer meets the definition of Independent Manager.

“Closing Date” shall mean the date of the funding of the Loan.

“Common Charges” shall mean all common charges and special assessments imposed pursuant to the Condominium Documents.

“Common Elements” shall have the meaning set forth in the Condominium Documents.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Condominium” shall mean The Park Plaza Condominium established pursuant to the Declaration.

“Condominium Act” shall mean the Chapter 183A of the Massachusetts General Laws, Condominiums, as the same may be amended, modified and/or supplemented from time to time.

“Condominium Board” shall mean the “Board”, the “Board of Directors” or the “Condominium Board” (as described in the Declaration) managing the Condominium by virtue of the Condominium Act, and the Condominium Documents, on behalf of all the owners of the Units comprising the Condominium.

“Condominium Board Policy” shall have the meaning set forth in Section 8.1.

“Condominium Documents” shall mean, collectively, the Declaration and the By-Laws.

“Condominium Proxy” shall mean an irrevocable proxy given by Borrower to Lender substantially in the form attached hereto as Exhibit E.

“Constituent Members” shall have the meaning set forth in Section 6.4(a) hereof.

“Control” shall mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Control Parties” shall mean individually and/or collectively, as the context may require, (A) Highgate, (B) Borrower Principal and/or (C) an entity wholly owned and Controlled by either of the foregoing.

“Covered Rating Agency Information” shall have the meaning specified in Section 13.5(f) hereof.

“Credit Card Direction Letter” shall have the meaning set forth in Section 10.2(a)(i) hereof.

“Creditors’ Rights Laws” shall mean with respect to any Person any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law.

“Custodial Funds” shall mean (i) sales, use and occupancy or other taxes (whether added on to the sales price or included therein) collected from hotel guests or patrons and either remitted, or required to be remitted to appropriate taxing authorities; (ii) the portion of tips, gratuities or service charges with respect to food, beverage, banquet or other guest services to be paid to and retained by employees and to the extent paid in the ordinary course of business and in accordance with industry practice, (iii) the portion of rooms, baggage, handling or service fees to be paid to and retained by employees, (iv) the portion of any movie rental payments to be paid to and retained by the third-party movie service providers; (v) amounts paid out to hotel guests or patrons for checks cashed and (vi) any other funds collected by Borrower on a third party’s behalf that must be paid or remitted to a third party that is not an Affiliate of Borrower or any Borrower Principal pursuant to agreements or other arrangements that are approved by Lender in writing (such approval not to be unreasonably withheld, delayed or conditioned so long as such agreements are consistent with industry practice) and so are not properly considered “revenue” of Borrower including, without limitation, the following: (A) payments or fees received from or on behalf of hotel guests or patrons and paid to any third party service provider, and (B) amounts collected from hotel guests or patrons on behalf of hotel tenants or any other third party that is not an Affiliate of Borrower or any Borrower Principal.

“DBRS” shall mean DBRS, Inc.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Note and this Agreement.

“Debt Service Subaccount” shall have the meaning set forth in Section 10.1(b)(iii) hereof.

“Debt Yield” shall mean, as of any date of calculation, the quotient, expressed as a percentage, obtained by dividing:

(a)                                 Net Operating Income for the applicable trailing period specified in this Agreement and ending on such date of calculation; by

(b)                                 the aggregate principal amount of the Loan and the Mezzanine Loan (less any amounts then on deposit in the Low Debt Yield Reserve Account or similar reserve or holdback accounts established and maintained in connection with the Permitted Mezzanine Financing) then outstanding on such date of calculation.

“Declaration” shall mean that certain Declaration of Trust of The Park Plaza Condominium Trust, Boston, Massachusetts dated as of July 11, 2011 and recorded with the Suffolk County Registry of Deeds in Book 49811, Page 286.

“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Lender a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Lender shall have failed to respond to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Lender shall have failed to respond to the Second Notice within the aforesaid time-frame. For purposes of clarification, Lender requesting additional and/or clarified information, in addition to approving or denying any request (in whole or in part), shall be deemed a response by Lender for purposes of the foregoing. Borrower and Lender acknowledge and agree that approval of the foregoing must be obtained (or deemed to have been obtained) by each of Lender and Mezzanine Lender before approval shall be deemed granted for so long as the Mezzanine Loan or Permitted Mezzanine Financing remains outstanding.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Note Rate.

“Disclosure Document” shall have the meaning set forth in Section 13.5(a) hereof.

“Disregarded Entity” shall mean an entity disregarded from its owner for U.S. federal income tax purposes.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which complies with the definition of Eligible Institution, (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a federally chartered depository institution or trust company acting in its fiduciary capacity is subject to the regulations regarding fiduciary funds on deposit therein under 12 C.F.R. §9.10(b), and in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority or (c) an account otherwise approved by Lender in its sole discretion. An Eligible Account shall not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean Bank of America, N.A., Citibank, N.A. or another depository institution or trust company insured by the Federal Deposit Insurance Corporation (a) the short term unsecured debt obligations, commercial paper or other short term deposits of which are rated at least “A-1” by S&P, “P-1” by Moody’s, “F-1” by Fitch and “R-1 (middle)” by DBRS, in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least “AA-” by S&P (or “A-” if the short term unsecured debt obligations are rated at least “A-1” by S&P), “A2” by Moody’s, “AA-” by Fitch (or “A-” if the short term unsecured debt obligations are rated at least “F-1” by Fitch) and “A” by DBRS, in the case of accounts in which funds are held for more than thirty (30) days; provided that after a Securitization only the foregoing ratings requirements of each Rating Agency rating such Securitization shall apply. Notwithstanding the foregoing, prior to a Securitization, Bank of America, N.A. shall be an Eligible Institution regardless of any contrary requirement above.

“Embargoed Person” shall mean any person identified by OFAC or any other Person with whom a Person resident in the United States of America may not conduct business or transactions by prohibition of federal law or Executive Order of the President of the United States of America.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Liens” shall have the meaning set forth in Section 12.5 hereof.

“Environmental Report” shall have the meaning set forth in Section 12.5 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statutes thereto and applicable regulations issued pursuant thereto in temporary or final form.

“Event of Default” shall have the meaning set forth in Section 11.1 hereof.

“Excess Cash” shall have the meaning set forth in Section 10.2(c) hereof.

“Excess Cash Reserve Account” shall have the meaning set forth in Section 9.7 hereof.

“Excess Cash Reserve Funds” shall have the meaning set forth in Section 9.7 hereof.

“Excess Cash Subaccount” shall have the meaning set forth in Section 10.1(b)(vii) hereof.

“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.

“Exchange Act Filing” shall have the meaning set forth in Section 13.6(a) hereof.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) its net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or (ii) imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, or performed its obligations under any Loan Document), (b) any withholding Taxes (including backup withholding) imposed on amounts payable to or for the account of any such Recipient pursuant to a law in effect on the date on which such Recipient acquires such interest in the Loan or becomes a Servicer of this Loan (or, in each case, designates a new lending office), (c) Taxes attributable to such Recipient’s failure or inability to comply with Section 2.4(b) hereof, (d) any Taxes imposed under FATCA, and (e) any liabilities, penalties, interest and additions to tax with respect to any of the foregoing.

“Exculpated Parties” shall have the meaning set forth in Section 15.1(a) hereof.

“Extraordinary Expense” shall mean an operating expense or capital expenditure with respect to the Property that (i) is not set forth on the Annual Budget approved by Lender (subject to the Permitted Variances), (ii) is not an Operating Expense that has been approved by Lender or a Non-Discretionary Expense, and (iii) is not subject to payment by withdrawals from the Required Repair Account, the Room Split Reserve Account, or the Replacement Reserve Account.

“Extraordinary Expense Subaccount” shall have the meaning set forth in Section 10.1(b)(vi) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor versions of any of the foregoing).

“FF&E” shall mean, all fixtures, furnishings, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the Improvements), apparatus and other tangible personal property owned by Borrower and used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of that portion of the Property to be used as a hotel in accordance with this Agreement, including without limitation, (i) office furnishings and equipment, (ii) specialized hotel equipment necessary for the operation of the Property, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, guest rooms, guest bathrooms, corridors, commercial and parking space, spa and recreational facilities, (iii) flooring, floor coverings, wall coverings, paint, window treatments, (iv) design and project fees, shipping costs, taxes, warehousing and installation, and (v) all other furniture, fixtures and equipment as Borrower reasonably deems necessary for the operation of that portion of the Property to be used as a hotel in accordance with this Agreement, provided the same is comparable to furniture, fixtures and equipment at similarly situated hotels in a comparable market segment.

“Fitch” shall mean Fitch, Inc.

“Franchise Agreement” shall mean any franchise agreement or similar agreement, between Borrower and a franchisor, as the same may be amended or modified from time to time.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, department, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, municipal, city, town, special district or otherwise) whether now or hereafter in existence.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower, dated as of the date hereof, from Borrower Principal to Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Materials” shall have the meaning set forth in Section 12.5 hereof.

“Highgate” shall mean (a) Mahmood Khimji, an individual, (b) Mehdi Khimji, an individual, (c) Mahmood Khimji and Mehdi Khimji, or (d) any Person Controlled by any combination of any of the foregoing.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indemnified Liabilities” shall have the meaning set forth in Section 14.1 hereof.

“Indemnified Parties” shall mean (a) Lender, (b) any prior owner or holder of the Loan or any portion thereof or interest therein, (c) any servicer or prior servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (f) any receiver or other fiduciary appointed by Lender in a foreclosure or other Creditors’ Rights Laws proceeding, (g) any officers, directors, shareholders, partners, members, employees, agents, servants, representatives, contractors, subcontractors, affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Mortgage.

“Independent Manager” of any corporation or limited liability company shall mean an individual with at least three (3) years of employment experience servicing as an independent director at the time of appointment who is provided by, and is in good standing with, CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or managers or is not acceptable to the Rating Agencies, another nationally-recognized company reasonably approved by Lender and if required by Lender following the Securitization of the Loan, the Rating Agencies, in each case that is not an Affiliate of such corporation or limited liability company and that provides professional independent directors or managers and other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, and has never been, and will not while serving as independent director or manager be:

(i)                                a member (other than an independent, non-economic “springing” member), partner, equityholder, manager, director, officer or employee of such corporation or limited liability company or any of its equityholders or Affiliates (other than as an independent director or manager of an Affiliate of such corporation or limited liability company that is not in the direct chain of ownership of such corporation or limited liability company and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such independent director or manager is employed by a company that routinely provides professional independent directors or managers in the ordinary course of business);

(ii)                              a customer, creditor, supplier or service provider (including provider of professional services) to such corporation or limited liability company or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or managers and other corporate services to such corporation or limited liability company or any of its respective equityholders or Affiliates in the ordinary course of business);

(iii)                               a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(iv)                             a Person that Controls or is under common Control with (whether directly, indirectly or otherwise) any of (i), (ii) or (iii) above.

A natural person who otherwise satisfies the foregoing definition other than subparagraph (i) by reason of being the independent director or manager of a single purpose bankruptcy remote entity in the direct chain of ownership of such corporation or limited liability company shall not be disqualified from serving as an independent director or manager of such corporation or limited liability company, provided that the fees that such individual earns from serving as independent directors or managers of such Affiliates in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in Section 6.1 hereof.

“Independent Manager Event” shall mean, with respect to an Independent Manager, (i) any acts or omissions by such Independent Manager that constitute willful disregard of such Independent Managers duties under the applicable organizational documents, (ii) such Independent Manager engaging in or being charged with, or being convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Manager, (iii) such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, or (iv) such Independent Manager no longer meeting the definition of Independent Manager.

“Insurance Premiums” shall have the meaning set forth in Section 8.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Intercreditor Agreement” shall have the meaning set forth in Section 13.9 hereof.

“Interest Accrual Period” shall mean (i) prior to the first Payment Date, the Interim Interest Accrual Period, and (ii) commencing on the first Payment Date and continuing on each Payment Date thereafter, the calendar month immediately preceding such Payment Date.

“Interim Interest Accrual Period” shall mean the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, provided, however, there shall be no “Interim Interest Accrual Period” in the event the Closing Date is the first day of a calendar month.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended.

“Investor” shall have the meaning set forth in Section 13.3 hereof.

“Issuer Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Issuer Person” shall have the meaning set forth in Section 13.5(b) hereof.

“Kroll” shall mean Kroll Bond Rating Agency, Inc., and its successor-in-interest.

“Lease” shall have the meaning set forth in the Mortgage.

“Legal Requirements” shall mean all statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration, ownership or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Letter of Credit” or “Letters of Credit” shall mean one or more irrevocable, unconditional, transferable, clean sight draft letters of credit, in favor of Lender, for the ratable benefit of Lender, and entitling Lender to draw thereon in New York, New York, or anywhere within the United States inside or outside of New York, New York if it is capable of being drawn upon by facsimile presentation, based solely on a statement executed by an officer or authorized signatory of Lender and issued by an Approved Bank. If at any time (a) the institution issuing any such Letter of Credit shall cease to be an Approved Bank or (b) the Letter of Credit is due to expire prior to the ninety-first (91st) day after the Maturity Date, Lender shall have the right immediately to draw down the same in full and hold the proceeds thereof in accordance with the provisions of this Agreement, unless Borrower shall deliver a replacement Letter of Credit from an Approved Bank within (i) as to clause (a) above, twenty (20) days after Lender delivers written notice to Borrower that the institution issuing the Letter of Credit has ceased to be an Approved Bank or (ii) as to clause (b) above, at least thirty (30) days prior to the expiration date of such Letter of Credit. Borrower shall not have or be permitted to have any liability or other obligations under any reimbursement agreement with respect to any Letter of Credit or otherwise in connection with reimbursement to the Approved Bank for draws on such Letter of Credit.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 6.1(c) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 13.4(f) hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Guaranty, the Environmental Indemnity, the Assignment of Management Agreement, the Lockbox Agreement and any and all other documents, agreements and certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Account” shall have the meaning set forth in Section 10.1(a) hereof.

“Lockbox Agreement” shall mean that certain agreement relating to deposit account control services by and among Borrower, Lender and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to the operation and maintenance of, and application of funds in, the Lockbox Account.

“Lockbox Bank” shall mean any Eligible Institution acting as Lockbox Bank under the Lockbox Agreement.

“Losses” shall mean any and all actual claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, out of pocket costs and expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including but not limited to reasonable legal fees and other actual out of pocket costs of defense) and shall in no event include any special, punitive or consequential damages.

“Low Debt Yield Reserve Account” shall have the meaning set forth in the Mezzanine Loan Agreement.

“LTV Ratio” shall have the meaning set forth in Section 8.4(c) hereof.

“Major Lease” shall mean as to the Property (i) any Lease which, individually or when aggregated with all other leases at the Property with the same Tenant or its Affiliate, demises 5,000 square feet or more of the Property’s leasable area with (A) a term of ten (10) years or more (excluding renewal options at then fair market rents), or (B) an annual triple net base rental that is less than $45 per square foot, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, or (iii) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i) or (ii) above.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified in accordance with the terms of this Agreement.

“Manager” shall mean Highgate Hotels, L.P., a Delaware limited partnership, or such other entity selected as the manager of the Property in accordance with the terms of this Agreement.

“Material Action” shall mean, as to Borrower or the SPE Component Entity (if any), to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a voluntary petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property, to make any assignment for the benefit of creditors of such Person, or to take action in furtherance of any of the foregoing.

“Material Adverse Effect” shall mean, with respect to any event, condition, act or omission to act, a material adverse effect on the value, current use or operation of the Property, the business, operations or condition (financial or otherwise) of Borrower or Borrower Principal or the priority of Lender’s lien pursuant to the Mortgage, Borrower’s ability to pay its obligations under the Loan Documents when due, or Borrower’s ability to perform its obligations under the Loan Documents.

“Maturity Date” shall mean the Payment Date occurring in February, 2018.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 6.1(c) hereof.

“Mezzanine Borrower” shall mean, collectively, RP/HH Park Plaza Mezz, LP, a Delaware limited partnership.

“Mezzanine Default” shall have the meaning ascribed to the term “Default” in the Mezzanine Loan Agreement.

“Mezzanine Lender” shall mean the owner and holder of the Mezzanine Loan.

“Mezzanine Loan” shall mean that certain loan made by Mezzanine Lender to Mezzanine Borrower on the date hereof pursuant to the Mezzanine Loan Agreement, as the same may be amended or split pursuant to the terms of the Mezzanine Loan Documents or the Permitted Mezzanine Financing, as applicable.

“Mezzanine Loan Account” shall have the meaning set forth in Section 10.1(b) hereof.

“Mezzanine Loan Agreement” shall mean that certain Loan Agreement dated as of the date hereof between Mezzanine Borrower and Mezzanine Lender.

“Mezzanine Loan Documents” shall mean all documents or instruments evidencing, securing or guaranteeing the Mezzanine Loan, including without limitation, the Mezzanine Loan Agreement.

“Mezzanine Note” shall mean that certain Promissory Note dated as of the date hereof given by Mezzanine Borrower to Mezzanine Lender in the original principal amount of $30,000,000.

“Mold” shall have the meaning set forth in Section 12.5 hereof.

“Monthly Mezzanine Debt Service Payment Amount” shall mean the monthly amount of interest and scheduled amortization payments due and payable pursuant to the Mezzanine Loan Agreement and the Mezzanine Note.

“Monthly Payment Amount” shall mean, with respect to each Payment Date, a constant monthly payment of $601,054.87, which is computed on the basis of an amortization schedule for a loan having (a) a principal amount equal to the original principal amount of the Note, (b) an amortization period of thirty (30) years, and (c) an annual interest rate equal to the Note Rate.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC.

“Mortgage” shall mean that Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing of even date herewith, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Negative Monthly Budget Variance” shall mean the amount, if any, by which the aggregate amount disbursed to Borrower pursuant to Section 10.1(c)(ii) hereof during the month in which the calculation is being made, exceeds the aggregate amount of budgeted operating expenses actually spent by Borrower during such month.

“Net Liquidation Proceeds After Debt Service” shall have the meaning set forth in the Mezzanine Loan Agreement.

“Net Operating Income” shall mean, with respect to any period of time, the amount obtained by subtracting Operating Expenses (based on annualized amounts for any recurring expenses not paid monthly divided by twelve and multiplied by the number of months in the applicable time period for which Net Operating Income is being calculated) from Operating Income.

“Net Proceeds” shall have the meaning set forth in Section 8.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 8.4(b)(vi) hereof.

“Net Sales Proceeds” shall mean for the sale of the Retail Space, the cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise) received from such sale, net of (i) customary expenses of sale in the jurisdiction where the Retail Space is located (including, without limitation, brokerage fees, if any, transfer taxes, and legal fees), (ii) any payments (other than payments of principal and interest) required to be made to Lender in connection with a release of such Retail Space from the Loan and the Mezzanine Loan as a result of such asset sale as provided herein and (iii) all third party out-of-pocket costs incurred by Borrower, Mezzanine Borrower or any of their

Affiliates in connection with the release of the Retail Space in accordance with the terms hereof and the Mezzanine Loan Documents.

“Net Worth” shall mean, as of a given date, the value of a Person’s tangible assets calculated in conformance with GAAP less total liabilities excluding unrealized contingent liabilities from non-recourse or other guaranties.

“New Non-Consolidation Opinion” shall mean a bankruptcy non-consolidation opinion from the counsel to Borrower that delivered the Non-Consolidation Opinion or other outside counsel to Borrower reasonably acceptable to Lender, in form and substance satisfactory to Lender and, following the Securitization of the Loan, the Rating Agencies, and which is required to be delivered subsequent to the Closing Date pursuant to, and in connection with, this Agreement, it being understood and agreed that, notwithstanding the foregoing, a New Non-Consolidation Opinion in form and substance substantially identical to the Non-Consolidation Opinion shall be acceptable in all respects.

“Non-Consolidation Opinion” shall mean that certain bankruptcy non-consolidation opinion dated as of the Closing Date delivered to Lender in connection with the Loan.

“Non-Discretionary Expenses” shall mean any non-discretionary expense required for the Property which is not expressly provided for in the Annual Budget and which were not known (or would not have been known by a prudent owner of hospitality properties similar in size and scope as the Property) at the time the Annual Budget was approved by Lender and is necessary to (a) comply with then-existing service contracts or other agreements (e.g., service contract fee escalations pursuant to the existing terms thereof, union costs, reimbursable payrolls), encumbrances or other instruments affecting the Property existing on the date hereof or otherwise entered into in accordance with the terms of this Agreement, (b) comply in all material respects with Legal Requirements, all zoning laws and/or entitlements affecting the Property, (c) comply with any final orders, judgments or decrees in favor of any governmental authority or (d) to prevent any imminent threat to the health, safety or welfare of any person or any property in, on, under, within, upon, around or about the Property, or material damage or loss to the Property.

“Note” shall mean, individually and collectively as the context may require, Note A-1 and Note A-2.

“Note A-1” shall mean that certain promissory note of even date herewith in the principal amount of $95,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.

“Note A-2” shall mean that certain promissory note of even date herewith in the principal amount of $25,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, severed, supplemented or otherwise modified from time to time.

“Note Rate” shall mean a rate per annum equal to four and four hundred and two thousandths percent (4.402%).

“OFAC” shall have the meaning set forth in Section 4.38 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower or the general partner, managing member or sole member of Borrower, as applicable.

“Operating Expenses” shall mean, with respect to any period of time, the total of all expenses actually paid or payable, computed in accordance with GAAP and the Uniform System of Accounts (or such other method of accounting reasonably acceptable to Lender), of whatever kind relating to the operation, maintenance and management of the Property, including without limitation, as applicable, utilities, ordinary repairs and maintenance, Insurance Premiums, license fees, Taxes and Other Charges, advertising expenses, payroll and related taxes, computer processing charges, management fees equal to the greater of 3% of the Operating Income and the management fees actually paid under the Management Agreement, operational equipment or other lease payments as approved by Lender, normalized FF&E equal to 4% of the Operating Income (unless any then applicable Management Agreement requires a higher FF&E expenditure; provided, however, normalized FF&E shall be set at 4% of the Operating Income for years one and two of the Loan irrespective of any requirements for a higher FF&E expenditure under the Management Agreement), marketing fees equal the marketing fees actually paid, franchise fees equal to any franchise fees actually paid under any Franchise Agreement, but specifically excluding depreciation and amortization, income taxes, Debt Service, debt service due on the Mezzanine Loan, any incentive fees due under the Management Agreement, any item of expense that in accordance with GAAP should be capitalized, any item of expense for which reimbursement would be covered under any insurance policy to be paid by a third party, and any item of expenses that in accordance with GAAP should be capitalized but only to the extent the same would otherwise be covered by the provisions hereof but which is paid by any Tenant under such Tenant’s Lease or other agreement (other than real estate taxes paid directly to any taxing authority by such Tenant), and deposits into the Reserve Accounts.

“Operating Expense Subaccount” shall have the meaning set forth in Section 10.1(b)(v) hereof.

“Operating Income” shall mean, with respect to any period of time, all income, computed in accordance with GAAP and the Uniform System of Accounts (or such other method of accounting acceptable to Lender), derived from the ownership and operation of the Property from whatever source, including, but not limited to, rental income from rental of rooms, rental income from all tenants (if any) paying rent and in actual physical occupancy (by the tenant, its Affiliate or a sublessee) of their demised premises pursuant to Leases in full force and effect (whether base rent, additional rent or escalations), utility, real estate tax or other miscellaneous expense recoveries, all income and proceeds received from food and beverage operations, bookings, or any other use of the Property consistent with the terms of this Agreement and from catering services conducted from the Property regardless of whether rendered inside or outside of the Property, all income and proceeds received from the spa and/or gift shop(s) operated at the Property and from related ancillary facilities and/or activities, common area maintenance, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, business interruption or rent loss insurance; but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, tax rebates, refunds and uncollectible accounts, proceeds from the sale of furniture, fixtures and equipment or any other sale, transfer or exchange, proceeds from any financing, capital contributions, interest income from any source other than the escrow accounts, Reserve Accounts or other accounts required pursuant to the Loan Documents, Insurance Proceeds (other than business interruption or rent loss insurance), Awards, unforfeited tenant security, utility and other similar deposits, any other extraordinary, non-recurring revenues, income from tenants not paying rent, income from tenants in the form of a lease termination payment, income from tenants in bankruptcy under Leases not assumed in the bankruptcy proceeding, non-recurring or extraordinary income, including, without limitation lease termination payments, and any disbursements to Borrower from the Reserve Accounts.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof, including Borrower’s proportionate share of all Common Charges payable with respect to the Property pursuant to the Condominium Documents.

“Partial Release Event” shall mean the prepayment of the Loan relating to only the Retail Space in accordance with the terms hereof.

“Participations” shall have the meaning set forth in Section 13.1 hereof.

“Patriot Act” shall have the meaning set forth in Section 4.38 hereof.

“Payment Date” shall mean the first (1st) day of each month beginning on March, 2013.

“Permitted Encumbrances” shall mean collectively, (a) the Lien and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) any encumbrances necessary to enable Borrower to comply with any conditions to maintain any existing entitlements, (d) Liens, if any, for Taxes, Other Charges or other assessments or governmental charges (whether or not imposed by any Governmental Authority) or for any other matter not yet due or delinquent or which are being contested in good faith by appropriate proceedings in accordance with the terms of this Agreement so long as, in the case of a Lien with respect to any portion of the Property, such proceedings operate to stay the sale of any portion of the Property on account of such lien, (e) such de minimis other encumbrances arising from Borrower’s ownership and operation of the Property in the ordinary course of Borrower’s business consistent with the terms of the Loan Documents and which do not, in the aggregate, result in a Material Adverse Effect, (f) trade payables and equipment leases in the ordinary course of Borrower’s business and which are permitted pursuant to the terms of this Agreement, (g) any zoning or similar law reserved to or vested in any Government Authority to control or regulate the use of any real property, (h) the Mezzanine Loan and the Liens created thereby, (i) Permitted Mezzanine Financing and the pledge of the indirect equity interests in Borrower and any SPE Component Entity, (j) the Permitted Preferred Equity and (k) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Investments” shall mean to the extent available from Lender or Lender’s servicer for deposits in the Reserve Accounts and the Cash Management Account, any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by a servicer of the Loan, the trustee under any securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the date on which the funds used to acquire such investment are required to be used under this Agreement and meeting one of the appropriate standards set forth below:

(a)                                 obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) be rated “AAA” or the equivalent by each of the Rating Agencies, (iii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iv) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (v) such investments must not be subject to liquidation prior to their maturity;

(b)                                 Federal Housing Administration debentures;

(c)                                  obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(d)                                 federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(e)                                  fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(f)                                   debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(g)                                  commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

(h)                                 units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities) for money market funds; and

(i)                                     any other security, obligation or investment which has been approved as a Permitted Investment in writing by (i) Lender and (ii) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment or (C) such obligation or security has a remaining term to maturity in excess of one (1) year.

“Permitted Mezzanine Financing” shall have the meaning specified in Section 7.6 hereof.

“Permitted Preferred Equity” shall have the meaning specified in Section 7.7 hereof.

“Permitted Transfer” shall have the meaning specified in Section 7.3 hereof.

“Permitted Variance” shall mean an increase in the cost of, or re-allocation among, any individual line items of the Room Split Budget or then applicable Annual Budget up to the greater of (a) ten percent (10%) of such individual line item and (b) $500,000; notwithstanding the foregoing, Permitted Variances in the aggregate shall not exceed five percent (5%) of the Room Split Budget or then applicable Annual Budget, as applicable, excluding, in each case, any Non-Discretionary Expenses.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“PML” shall have the meaning set forth in Section 8.1(v) hereof.

“Policies” or “Policy” shall have the meaning specified in Section 8.1(b) hereof.

“Positive Monthly Budget Variance” shall mean the amount, if any, by which the aggregate amount of budgeted operating expenses actually spent by Borrower during the month in which the calculation is being made, exceeds the aggregate amount disbursed to Borrower pursuant to Section 10.1(c)(ii) hereof during such month .

“Prepayment Calculation Date” shall mean, as applicable, the date on which (i) Lender applies (or is required to apply pursuant to the terms hereof) any prepayment to the reduction of the outstanding principal amount of the Loan, (ii) Lender accelerates the Loan, in the case of a prepayment resulting from acceleration, or (iii) Lender applies (or is required to apply pursuant to the terms hereof) funds held under any Reserve Account, in the case of a prepayment resulting from such an application (other than in connection with acceleration of the Loan).

“Prescribed Laws” shall mean, collectively, (a) Patriot Act, (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq., and (d) all other Legal Requirements relating to money laundering or terrorism.

“Prohibited Transfer” shall have the meaning set forth in Section 7.2 hereof.

“Property” shall mean the parcel of real property, the Improvements thereon and all Personal Property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.

“Property Condition Report” shall mean a report prepared by a company satisfactory to Lender regarding the physical condition of the Property, satisfactory in form and substance to Lender in its sole discretion, provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Property Condition Report delivered by Borrower to Lender substantially concurrently herewith shall be deemed acceptable to Lender.

“Property Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, including, without limitation, those relating to the office component of the Condominium (and, following a Retail Space Release, shall continue to include the Retail Space to the extent that the Retail Space (a) is a sub-Unit of Borrower’s Unit or (b) will not be a separate tax lot, unless and until in either case Borrower delivers evidence reasonably satisfactory to Lender that such sub-Unit is taxed as a separate tax lot from Borrower’s Unit), following until such time as Borrower delivers evidence reasonably acceptable to Lender that the Property is one wholly independent tax lot separate from any adjoining land or improvements not constituting part of such lot or lots, including, without limitation, such office component (and, following a Retail Space Release, the Retail Space).

“Provided Information” shall have the meaning set forth in Section 13.4(a) hereof.

“Qualified Franchise” shall mean (1) any one of Hilton, Autograph, Crown Plaza, Radisson, Doubletree, Sheraton, Meridian and Wyndham or (2) a franchise approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received to the extent required by Lender following Securitization of the Loan, a Rating Agency Confirmation.

“Qualified Manager” shall mean (1) any one of Starwood Hotels, Hilton Hotels Corporation, Hyatt or Marriott or (2) a reputable and experienced professional management organization approved by Lender, which approval shall not have been unreasonably withheld and for which Lender shall have received (i) to the extent required by Lender following Securitization of the Loan, a Rating Agency Confirmation, and (ii) with respect to any Affiliated Manager, a New Non-Consolidation Opinion.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, Kroll, Morningstar and DBRS, and any other nationally-recognized statistical rating agency (and any successor to any of the foregoing), to the extent any of them rates or is designated by Lender to rate any Securities.

“Rating Agency Confirmation” shall mean, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that rates or, prior to a Securitization, is designated by Lender to rate any Securities that a proposed action, failure to act or other event with respect to which such Rating Agency Confirmation is sought will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Securities (if then rated by such Rating Agency); provided that upon receipt of a written (which may be in electronic form) acknowledgment or waiver (whether or not specifically identifying the matter or in general, press release form) from a Rating Agency indicating its decision not to review or to waive the matter for which Rating Agency Confirmation is sought, or following the failure of a Rating Agency to respond to the request for which Rating Agency Confirmation is sought in within the time frames and in the manner prescribed in any pooling and servicing agreement governing the administration of all or any portion of the Loan, the requirement to obtain Rating Agency Confirmation for such matter at such time will be considered not to apply (as if such requirement did not exist for such matter at such time) with respect to such Rating Agency. In the event that, at any given time, no Securities are then outstanding, then the term Rating Agency Confirmation shall be deemed instead to require the written consent of Lender, not to be unreasonably withheld, conditioned or delayed unless another standard is expressly provided for in the Loan Documents. All fees which may be charged by a Rating Agency in connection with obtaining a Rating Agency Confirmation shall be paid by Borrower.

“REA” shall mean any “construction, operation and reciprocal easement agreement” or similar agreement (including any “separate agreement” or other agreement between Borrower and one or more other parties to an REA with respect to such REA) affecting the Property or portion thereof.

“Recipient” shall mean (a) Lender and (b) Servicer.

“Register” shall have the meaning set forth in Section 13.7 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as the same may be amended from time to time.

“Reinvestment Yield” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. government securities” and the sub-heading “Treasury constant maturities” for the week ending prior to the Prepayment Calculation Date, of the U.S. Treasury constant maturities with maturity dates (one longer and one equal to or shorter) most nearly approximating the Maturity Date. In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Reinvestment Yield.

“Related Loan” shall have the meaning set forth in Section 13.6 hereof.

“Related Property” shall have the meaning set forth in Section 13.6 hereof.

“Release” shall have the meaning set forth in Section 12.5 hereof.

“Remaining Property” shall have the meaning set forth in Section 7.8 hereof.

“REMIC Opinion” shall mean, with respect to any proposed matter or transaction, an opinion of counsel reasonably acceptable to Lender, in form and substance satisfactory to the Rating Agencies and reasonably satisfactory to Lender, that the completion of such matter or transaction will not directly or indirectly result in or cause the REMIC Trust or any of its assets to fail to qualify or maintain its status as a REMIC Trust.

“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the Internal Revenue Code) that holds an interest in all or any portion of the Loan.

“Renewal Lease” shall have the meaning set forth in Section 5.13 hereof.

“Rents” shall have the meaning set forth in the Mortgage.

“Replacement Reserve Account” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 9.2(b) hereof.

“Replacement Reserve Monthly Deposit” shall mean (i) five percent (5%) of monthly Operating Income from the Closing Date through and including the second anniversary of the Closing Date and (ii) four percent (4%) of monthly Operating Income after the second anniversary of the Closing Date through the remaining term of the Loan.

“Replacement Reserve Subaccount” shall have the meaning set forth in Section 10.1(b)(iv) hereof.

“Replacements” shall have the meaning set forth in Section 9.2(a) hereof.

“Required Repair Account” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repair Funds” shall have the meaning set forth in Section 9.1(b) hereof.

“Required Repairs” shall have the meaning set forth in Section 9.1(a) hereof.

“Required Work” shall have the meaning set forth in Section 9.4 hereof.

“Reserve Accounts” shall mean, as applicable, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Seasonality Reserve Account, the Required Repair Account, the Excess Cash Reserve Account, the Room Split Reserve Account, or any other escrow account established by the Loan Documents.

“Reserve Funds” shall mean, as applicable, the Tax and Insurance Reserve Funds, the Replacement Reserve Funds, the Required Repair Funds, the Seasonality Reserve Funds, the Excess Cash Reserve Funds, the Room Split Reserve Funds, or any other escrow funds established by the Loan Documents.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property, the completion of the repair and restoration of the Property to substantially the same condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restoration Consultant” shall have the meaning set forth in Section 8.4(b)(iii) hereof.

“Restoration Retainage” shall have the meaning set forth in Section 8.4(b)(iv) hereof.

“Restoration Threshold” shall mean an amount equal to $5,000,000.

“Restricted Party” shall have the meaning set forth in Section 7.1 hereof.

“Retail Space” shall mean a separate Unit or sub Unit of the Hotel Unit containing all or any portion of the Property’s space used for retail uses; provided, however, no material portion of the current space used for hotel purposes shall be included in the Retail Space.

“Retail Space Release Price” shall mean the amount obtained by multiplying (a) the Total Retail Space Release Price by (b) the ratio of the then outstanding principal balance of the Loan to the sum of (i) then outstanding principal balance of the Loan plus (ii) the then outstanding principal balance of the Mezzanine Loan. For the avoidance of doubt, the first $15,000,000 of the Total Retail Space Release Price must be applied by Borrower toward the principal balances of the Loan and the Mezzanine Loan.

“Room Split Budget” shall mean that certain budget prepared by Borrower with respect to the direct and indirect costs estimated to be incurred by Borrower in connection with the Room Split Work, a true, complete and correct copy (in all material respects and as of the date hereof) of which is attached hereto as Schedule II.

“Room Split Consultant” shall mean an independent consultant engaged by Lender to inspect the Room Split Work and consult with, provide advice to and render reports to Lender with respect to the Room Split Work.

“Room Split Reserve Account” shall have the meaning set forth in Section 9.12 hereof.

“Room Split Reserve Funds” shall have the meaning set forth in Section 9.12 hereof.

“Room Split Work” shall have the meaning set forth in Section 9.12 hereof.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Seasonality Reserve Account” shall have the meaning set forth in Section 9.10(a) hereof.

“Seasonality Reserve Funds” shall have the meaning set forth in Section 9.10(a) hereof.

“Seasonality Reserve Subaccount” shall have the meaning set forth in Section 10.1(b)(viii) hereof.

“Securities” shall have the meaning set forth in Section 13.1 hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Liabilities” shall have the meaning set forth in Section 13.5(b) hereof.

“Securitization” shall have the meaning set forth in Section 13.1 hereof.

“Servicer” shall have the meaning set forth in Section 13.2 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 13.2 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 6.1(b) hereof.

“Special Member” shall have the meaning set forth in Section 6.1(c) hereof.

“State” shall mean the state or commonwealth in which the Property or any part thereof is located.

“Syndication” shall have the meaning set forth in Section 13.1 hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 9.6 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 9.6 hereof.

“Tax and Insurance Reserve Subaccount” shall have the meaning set forth in Section 10.1(b)(i) hereof.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges, now or hereafter imposed by any Governmental Authority, together with all liabilities, interest and penalties with respect thereto.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower.

“Tenant Direction Letter” shall have the meaning set forth in Section 10.2(a)(i) hereof.

“Termination Debt Yield” shall mean (i) at any time all or any portion of the Mezzanine Loan or the Permitted Mezzanine Financing is outstanding, 9.25% and (ii) at any time that no portion of the Mezzanine Loan or the Permitted Mezzanine Financing is outstanding, 10%.

“Title Insurance Policy” shall mean that certain ALTA (or its equivalent) mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Total Retail Space Release Price” shall mean a minimum release price equal to the greater of (a) $15,000,000 and (b) one hundred percent (100%) of Net Sales Proceeds.

“Transfer” shall have the meaning set forth in Section 7.1 hereof.

“Transferee” shall have the meaning set forth in Section 7.5 hereof.

“Transferee Principal” shall have the meaning set forth in Section 7.5(e) hereof.

“Trigger Debt Yield” shall mean (i) at any time all or any portion of the Mezzanine Loan or the Permitted Mezzanine Financing is outstanding, 8.75% and (ii) at any time that no portion of the Mezzanine Loan or the Permitted Mezzanine Financing is outstanding, 9.50%.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State where the applicable Property is located.

“Underwriter Group” shall have the meaning set forth in Section 13.5(b) hereof.

“Underwritten Net Cash Flow” shall mean an amount calculated by Borrower on a monthly basis equal to the sum of the trailing twelve (12) months Net Operating Income, subject to the application of the Cash Flow Adjustments. Borrower’s calculation of Underwritten Net Cash Flow shall be subject to Lender’s review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

“Unit” or “Units” shall mean any Condominium units created pursuant to the Condominium Documents.

“Yield Maintenance” means a prepayment premium in an amount equal to the greater of (i) 1% of the portion of the Loan being prepaid, and (ii) the positive difference between (a) the present value as of the Prepayment Calculation Date of the remaining monthly payments of principal and interest through and including the commencement of the Open Date, but excluding the amount of interest which would have been payable on the Payment Date immediately following the Prepayment Date discounted at the Reinvestment Yield and (b) the outstanding principal balance of the Loan as of the Prepayment Calculation Date.

Section 1.2.                                 PRINCIPLES OF CONSTRUCTION

All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE 2

GENERAL TERMS

Section 2.1.                               LOAN COMMITMENT; DISBURSEMENT TO BORROWER

(a)                                 Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

(b)                                 Borrower may request and receive only one borrowing in respect of the Loan and any amount borrowed and repaid in respect of the Loan may not be reborrowed.

(c)                                  The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

(d)                                 Borrower shall use the proceeds of the Loan to (i) pay certain costs in connection with the financing of the Property, (ii) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (iii) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, (iv) fund any working capital requirements of the Property, and (v) distribute the balance, if any, to its partners, members or shareholders, as applicable.

Section 2.2.                                 INTEREST RATE

(a)                                 General. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Note Rate. Except as otherwise set forth herein or in the other Loan Documents, interest shall be paid in arrears.

(b)                                 Default Rate. Upon the occurrence and during the continuance of an Event of Default, interest on the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest and other amounts due in respect of the Loan shall accrue at a rate per annum equal to the Default Rate and all references in the Note, this Agreement or the other Loan Documents to the Note Rate shall be deemed to refer to the Default Rate. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the actual receipt and collection of the Debt (or that portion thereof that is then due) and (ii) the cure of such Event of Default. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgage. This paragraph shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of any Event of Default; the acceptance of any payment from Borrower shall not be deemed to cure or constitute a waiver of any Event of Default (other than in respect of a specific monetary Event of Default if the payment so accepted by Lender shall be for the full amount giving rise to such Event of Default, plus (x) interest thereon and on the outstanding principal balance of the Loan at the Default Rate and (y) amounts for which Borrower is responsible pursuant to Sections 17.5 and 17.6, provided that no other Events of Default then exist, and further provided that Lender shall have no obligation to accept such payment); and Lender retains its rights under the Note, this Agreement and the other Loan Documents to accelerate and to continue to demand payment of the Debt upon the happening of and during the continuance any Event of Default, despite any payment by Borrower to Lender.

(c)                                  Interest Calculation. Interest shall be computed based on the daily rate produced assuming a three hundred sixty (360) day year, multiplied by the actual number of days elapsed during each Interest Accrual Period. Borrower understands and acknowledges that such interest accrual method results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty five (365) day year were used to compute the accrual of interest on the Loan and that such interest accrual method will not fully amortize the Loan over the amortization period for which the constant Monthly Payment Amount is calculated.

(d)                                 Usury Savings. This Agreement and the Note are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of the Note, this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due on the Loan at a rate in excess of the Maximum Legal Rate, the Note Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3.                                 LOAN PAYMENTS

(a)                                 Payment Before Maturity. On the Closing Date, Borrower shall pay to Lender interest for the Interim Interest Accrual Period and on each Payment Date thereafter through and including the Maturity Date, Borrower shall pay to Lender the Monthly Payment Amount.

(b)                                 Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

(c)                                  Application of Payments. Prior to the occurrence of an Event of Default, all monthly payments made as scheduled in this Agreement and the Note shall be applied first to the payment of interest computed at the Note Rate, and the balance toward the reduction of the principal amount of the Debt. All involuntary prepayments made in accordance with Section 2.4(b) shall be applied first to the payment of interest computed at the Note Rate, and the balance toward the reduction of the principal amount of the Debt and any other sums due and unpaid to the Lender in connection with the Loan. During the continuance of an Event of Default, any payment made on the Debt shall be applied to accrued but unpaid interest, late charges, accrued fees, the unpaid principal amount of the Debt, and any other sums due and unpaid to Lender in connection with the Loan, in such manner and order as Lender may elect in its sole and absolute discretion. The Monthly Payment Amount shall be applied to Note A-1 and Note A-2 on a pari passu basis.

(d)                                 Method and Place of Payment.

(i)                               Each payment by Borrower hereunder shall be made to Lender at its offices or at such other place as Lender may designate from time to time in writing.

(ii)                              All payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M. Charlotte, North Carolina time, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(iii)                           Whenever any payment hereunder or under the Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the first Business Day preceding such scheduled due date.

(iv)                          All payments made by Borrower hereunder or under the other Loan Documents shall be made irrespective of, and without any deduction for, any setoff, defense or counterclaims.

(v)                             Remittances in payment of any part of the indebtedness other than in the required amount in immediately available U.S. funds shall not, regardless of any receipt or credit issued therefor, constitute payment until the required amount is actually received by the holder hereof in immediately available U.S. funds and shall be made and accepted subject to the condition that any check or draft may be handled for collection in accordance with the practices of the collecting bank or banks.

(vi)                          Notwithstanding the foregoing, amounts due under the Loan Documents and amounts required to be deposited into the Reserve Funds, if any, shall be deemed paid or satisfied on the date each such payment or deposit is required to be made so long as there is sufficient money in the Cash Management Account for payment of such amounts and Lender’s access to such money has not been constrained or constricted due to any act of Borrower, Borrower Principal or an Affiliate of either of them in contravention of the Loan Documents.

(e)                                  Late Payment Charge. If any principal or interest payment (other than the outstanding principal amount due on the Maturity Date) is not paid by Borrower on or prior to the date the same is due (after taking into account the payment date convention set forth herein) (or such greater period, if any, required by applicable Legal Requirements), Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable Legal Requirements in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law. In the event that any late payment charges are received, such amounts shall be applied to Note A-1 and Note A-2 on a pari passu basis.

Section 2.4.                                 PREPAYMENTS.

Except as otherwise expressly permitted herein, no voluntary prepayments, whether in whole or in part, of the Loan or any other amount at any time due and owing under this Agreement can be made by Borrower or any other Person without the express written consent of Lender and Lender shall have no obligation to accept any prepayment except when made in accordance with the terms hereof.

(a)                                 Voluntary Prepayment. The Loan may be voluntarily prepaid in whole (but, other than in connection with any prepayment of the Loan as a result of the application by Lender of Awards or Insurance Proceeds pursuant to Article 8 of this Agreement or in connection with a Partial Release Event, not in part), upon the satisfaction of the following conditions:

(i)            Intentionally Blank;

(ii)           Not less than thirty (30) (but not more than ninety (90)) days prior written notice shall be given to Lender specifying a date on which the prepayment shall occur, such date being a Scheduled Payment Date (unless Borrower complies with the obligation set forth in clause (iii) below) (the “Prepayment Date”) (such notice being revocable by Borrower provided Borrower pays all of Lender’s reasonable out of pocket costs and expenses incurred in connection with the notice of prepayment);

(iii)          Borrower has paid to Lender all accrued and unpaid interest on the Loan through and including the Prepayment Date together with all other sums due under this Agreement and the other Loan Documents (and in the event the prepayment is made on a date other than a Payment Date, a sum equal to the amount of interest which would have accrued under this Agreement on the amount of such prepayment if such prepayment had occurred on the next Payment Date);

(iv)          If such payment is made prior to the Open Date, Borrower has paid to Lender a prepayment premium in an amount equal to Yield Maintenance; and

(v)           The Mezzanine Loan must be repaid in accordance with the terms of the Mezzanine Loan Agreement.

(b)           Involuntary Prepayment. In the event of any involuntary prepayment of the Loan or any other amount under this Agreement or the other Loan Documents prior to the Open Date, whether in whole or in part, in connection with or following Lender’s acceleration of the Loan or otherwise, and whether the Mortgage is satisfied or released by foreclosure (whether by power of sale or judicial proceeding), deed in lieu of foreclosure or by any other means, including, without limitation, repayment of the Loan by Borrower or any other Person pursuant to any statutory or common law right of redemption, Borrower shall, in addition to any portion of the principal balance of the Loan prepaid (together with all interest accrued and unpaid thereon and in the event the prepayment is made on a date other than a Payment Date, a sum equal to the amount of interest which would have accrued under this Agreement on the amount of such prepayment if such prepayment had occurred on the next Payment Date), pay to Lender a prepayment premium in an amount equal to Yield Maintenance. Notwithstanding the foregoing, the provisions of this Section 2.4(b) relating to Yield Maintenance shall not apply to any prepayments resulting from the application of Awards or Insurance Proceeds as provided herein, which shall be made without premium or penalty, including, without limitation, the payment of Yield Maintenance.

(c)           Open Prepayment Period. Commencing on the Payment Date which is twenty-four (24) months prior to the Maturity Date (the “Open Date”), upon giving Lender at least thirty (30) days (but not more than ninety (90) days) prior written notice, Borrower may voluntarily prepay (without premium or penalty whatsoever and without payment of Yield Maintenance) the Loan in whole (but not in part) on a Payment Date; provided, however, as a condition to any such prepayment, the Mezzanine Loan must be repaid in accordance with the terms of the Mezzanine Loan Agreement. Lender shall accept a prepayment pursuant to this Section 2.4(c) on a day other than a Payment Date provided that, in addition to payment of the full outstanding principal balance of the Loan, Borrower pays to Lender a sum equal to the amount of interest which would have accrued on Loan if such prepayment occurred on the next Payment Date.

(d)                                 Limitation on Partial Prepayments. Except as otherwise expressly permitted herein (including, without limitation, prepayments resulting from the application of Awards or Insurance Proceeds as provided herein or in connection with a Partial Release Event), in no event shall Lender have any obligation to accept a partial prepayment. As a condition to any such partial prepayment, the Mezzanine Loan must be repaid in accordance with the terms of the Mezzanine Loan Agreement.

(e)                                  Any prepayments received hereunder, including, without limitation, the application of Net Proceeds shall be applied to Note A-1 and Note A-2 on a pari passu basis.

ARTICLE 3

CONDITIONS PRECEDENT

The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing designated by Lender. The making of the Loan shall be deemed Lender’s acknowledgement that all such conditions precedent have been satisfied or waived.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender as of the Closing Date that:

Section 4.1.                                 ORGANIZATION

Borrower and Borrower Principal (a) has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged, (b) is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations, (c) possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property, and (d) in the case of Borrower, has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms of the Loan Documents, and in the case of Borrower and Borrower Principal, has full power, authority and legal right to keep and observe all of the terms of the Loan Documents to which it is a party. Borrower represents and warrants that the chart attached hereto as Exhibit A sets forth an accurate listing of the direct and indirect owners of the equity interests in Borrower, each SPE Component Entity (if any) and Borrower Principal.

Section 4.2.           STATUS OF BORROWER

Borrower’s exact legal name is correctly set forth on the first page of this Agreement, on the Mortgage and on any UCC-1 Financing Statements filed in connection with the Loan that were furnished to Borrower for its review and approval. Borrower is an organization of the type specified on the first page of this Agreement. Borrower is incorporated in or organized under the laws of the State of Delaware. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) the address of Borrower set forth on the first page of this Agreement. Borrower’s organizational identification number, if any, assigned by the State of incorporation or organization is 4953547.

Section 4.3.           VALIDITY OF DOCUMENTS

Borrower and Borrower Principal have taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which they are parties. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Borrower Principal and constitute the legal, valid and binding obligations of Borrower and Borrower Principal enforceable against Borrower and Borrower Principal in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 4.4.           NO CONFLICTS

The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Borrower Principal will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower or Borrower Principal pursuant to the terms of any agreement or instrument to which Borrower or Borrower Principal is a party or by which any of Borrower’s or Borrower Principal’s property or assets is subject, nor, to Borrower’s knowledge, will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or Borrower Principal or any of Borrower’s or Borrower Principal’s properties or assets, in each case which would or does have a Material Adverse Effect, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower or Borrower Principal of this Agreement or any of the other Loan Documents has been obtained and is in full force and effect except where failure to obtain any of the foregoing would not or does not result in a Material Adverse Effect.

Section 4.5.           LITIGATION

There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower, Borrower Principal or the Property, which actions, suits or proceedings, if determined against Borrower, Borrower Principal or the Property, would reasonably be expected to have or does have a Material Adverse Effect.

Section 4.6.           AGREEMENTS

Except as otherwise disclosed to Lender in writing, Borrower is not a party to any agreement or instrument or subject to any restriction which would reasonably be expected to have or does have a Material Adverse Effect. To Borrower’s knowledge, Borrower is not in default following the expiration of any applicable notice and/or cure period in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound. Except as otherwise disclosed to Lender in writing, Borrower has no material financial obligation under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, (b) obligations under the Loan Documents, including, without limitation, any ongoing zoning work or other work contemplated by the Loan Documents or obligations required to satisfy any conditions to maintain any necessary entitlements for the Property, and/or (c) Permitted Encumbrances.

Section 4.7.           SOLVENCY

Borrower and Borrower Principal have (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for their obligations under such Loan Documents. Giving effect to the Loan, the fair saleable value of the assets of Borrower and Borrower Principal exceeds and will, immediately following the making of the Loan, exceed the total liabilities of Borrower and Borrower Principal, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. No petition in bankruptcy has been filed against Borrower, any Borrower Principal or any SPE Component Entity (if any) in the last ten (10) years, and neither Borrower nor Borrower Principal, any SPE Component Entity (if any) in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Neither Borrower nor any Borrower Principal or any SPE Component Entity (if any) is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no actual knowledge of any Person contemplating the filing of any such petition against Borrower or any Borrower Principal or any SPE Component Entity (if any).

Section 4.8.           FULL AND ACCURATE DISCLOSURE

No statement of fact made by or on behalf of Borrower or Borrower Principal in this Agreement or in any of the other Loan Documents or in any other document or certificate delivered by or on behalf of Borrower or Borrower Principal contains any knowingly made untrue statement of a material fact or knowingly omits to state any material fact, to Borrower’s knowledge, necessary to make statements contained herein or therein not misleading in any material respect. There is no material fact presently known to Borrower or Borrower Principal which has not been disclosed which would reasonably be expected to have or does have a Material Adverse Effect.

Section 4.9            NO PLAN ASSETS

Borrower is not an employee benefit plan, as defined in Section 3(3) of ERISA, subject to Title I of ERISA, none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 and Borrower is not a governmental plan within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement. With respect to any multiemployer plan to which Borrower or any entity that is under common control with Borrower within the meaning of ERISA Section 4001(a)(14) is or has been obligated to contribute, neither Borrower nor any such entity has incurred any material liability under ERISA Section 515 or ERISA Title IV which is or remains unsatisfied.

Section 4.10.         NOT A FOREIGN PERSON

Neither Borrower nor Borrower Principal is a foreign corporation, foreign partnership, foreign trust, foreign estate or nonresident alien or a disregarded entity owned by any of them (as those terms are defined in the Internal Revenue Code), and if requested by Lender, Borrower or Borrower Principal will so certify (or in the case of a disregarded entity, its owner will certify) to Lender or a person designated by Lender under penalties of perjury to the accuracy of this representation, and will provide in such certification such additional information as Lender may reasonably request.

Section 4.11.         ENFORCEABILITY

Subject to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), the Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Borrower Principal, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and neither Borrower nor Borrower Principal has asserted any right of rescission, set-off, counterclaim or defense with respect thereto. To Borrower’s actual knowledge, no Default or Event of Default exists under or with respect to any Loan Document.

Section 4.12.         BUSINESS PURPOSES

The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 4.13.         COMPLIANCE

Except as otherwise disclosed to Lender in writing, Borrower has not received written notice that Borrower or the Property, or the use and operation thereof, do not comply in any material respects with all Legal Requirements, including, without limitation, building and zoning ordinances and codes and the Americans with Disabilities Act. Except as otherwise disclosed to Lender in writing, Borrower has not received written notice that Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, and Borrower has not received written notice of the commission by any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

Section 4.14.         FINANCIAL INFORMATION

To Borrower’s knowledge, and except as otherwise disclosed to Lender in writing and subject to customary year-end adjustments and disclosures, with respect to calendar year 2012, made in good faith that are set forth in the audited financial statements delivered pursuant to Section 5.11(a) with respect to calendar year 2012, all financial data, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender in respect of Borrower, Borrower Principal and/or the Property, only to the extent the same cover the periods during which Borrower has owned the Property, (a) are true, complete and correct in all material respects, (b) accurately represent the financial condition of Borrower, Borrower Principal or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and which would reasonably be expected to have or does have a Material Adverse Effect, except as referred to or reflected in said financial statements, except for the Permitted Encumbrances or otherwise disclosed to Lender in writing. Since the date of the latest such financial statements except as otherwise disclosed in writing to Lender, there has been no materially adverse change in the financial condition, operations or business of Borrower or Borrower Principal from that set forth in said financial statements.

Section 4.15.         CONDEMNATION

No Condemnation or other proceeding has been commenced or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

Section 4.16          UTILITIES AND PUBLIC ACCESS; PARKING

Except as otherwise disclosed to Lender in writing (including through delivery of the Title Insurance Policy, survey, zoning report and/or Property Condition Report or similar report prepared in connection with the Loan), the Property has adequate rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for full utilization of the Property for its intended uses. Except as otherwise disclosed to Lender in writing (including through delivery of the Title Insurance Policy, survey, zoning report and/or Property Condition Report or similar report prepared in connection with the Loan), all public utilities necessary to the full use and enjoyment of the Property as currently used and enjoyed are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. Except as otherwise disclosed to Lender in writing (including through delivery of the Title Insurance Policy, survey, zoning report and/or Property Condition Report or similar report prepared in connection with the Loan), all roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities. Except as otherwise disclosed to Lender in writing (including through delivery of the Title Insurance Policy, survey, zoning report and/or Property Condition Report or similar report prepared in connection with the Loan), the Property has, or is served by, parking to the extent required to comply with all Legal Requirements.

Section 4.17.         SEPARATE LOTS

Except as otherwise disclosed to Lender in writing (including through delivery of the Title Insurance Policy, survey, zoning report and/or Property Condition Report or similar report prepared in connection with the Loan), to Borrower’s knowledge, all of the conditions of the applicable Governmental Authority have been satisfied in order for the Property to be assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and for no other land or improvements to be assessed and taxed together with the Property or any portion thereof, and Borrower anticipates that the Property will be assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements will be assessed and taxed together with the Property or any portion thereof beginning in July, 2013.

Section 4.18.         ASSESSMENTS

To Borrower’s knowledge and except as otherwise disclosed to Lender in writing (including without limitation through delivery of the Title Insurance Policy, survey, zoning report and/or Property Condition Report or similar report in connection with the Loan), there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor, to Borrower’s knowledge, are there any contemplated improvements to the Property that may result in such special or other assessments.

Section 4.19.         INSURANCE

Borrower has obtained and has delivered to Lender copies of all Policies or, to the extent such Policies are not available as of the Closing Date, certificates of insurance with respect to all such Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Except as otherwise disclosed to Lender in writing, no claims have been made under any of the Policies relating to the Property, and Borrower has not received written notice that Borrower or any other Person has done, by act or omission, anything which would impair the coverage of any of the Policies in any material respect.

Section 4.20.         USE OF PROPERTY

The Property is used exclusively for hotel purposes (including a health spa, restaurant and related amenities), retail and other appurtenant and related uses.

Section 4.21.         CERTIFICATE OF OCCUPANCY; LICENSES

Except with respect to the lobby of the Property and in connection with the Room Split Work, all certifications, permits, licenses and approvals, including, without limitation, certificates of completion or occupancy and any applicable liquor license required for the legal use, occupancy and operation of the Property for the purpose intended herein, have been obtained and are valid and in full force and effect, or where failure to obtain any of the foregoing would not have a Material Adverse Effect. Borrower shall keep and maintain (or cause to be kept and maintained) all licenses necessary for the operation of the Property for the purpose intended herein. To Borrower’s knowledge and except as otherwise disclosed to Lender in writing, the use being made of the Property is in conformity with the final certificate of occupancy (or compliance, if applicable) and any other permits or licenses issued for the Property.

Section 4.22.         FLOOD ZONE

Except as may be set forth in the Title Insurance Policy or otherwise disclosed to Lender in writing, none of the Improvements on the Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if any portion of the Improvements is located within such area, Borrower has obtained the insurance prescribed in Section 8.1(a)(i).

Section 4.23.         PHYSICAL CONDITION

Except as set forth in the Property Condition Report, and except for the Room Split Work contemplated to be completed pursuant to this Agreement, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects (ordinary wear and tear excepted). Except as set forth in the Property Condition Report, and except for the Room Split Work contemplated to be completed pursuant to this Agreement, to Borrower’s knowledge, there exists no structural or other material defects or damages in the Property, as a result of a Casualty or otherwise, and whether latent or otherwise. Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

Section 4.24.         BOUNDARIES

(a)           Except as otherwise disclosed to Lender in writing (including, without limitation, in any Title Insurance Policy and/or survey), to Borrower’s knowledge, none of the Improvements which were included in determining the appraised value of the Property lie outside the boundaries and building restriction lines of the Property, and (b) no improvements on adjoining properties encroach upon the Property and no easements or other encumbrances upon the Property encroach upon any of the Improvements, in each case, which would have a Material Adverse Effect.

Section 4.25.         LEASES AND RENT ROLL

Other than the renting and reservation by hotel guests of guest rooms, meeting rooms and/or banquet rooms and license agreements or contracts entered into with licensees or vendors in the ordinary course of Borrower’s business, and except as reflected on the rent roll certified by Borrower and delivered to Lender on the date hereof, there are no Leases currently in effect at the Property.

Section 4.26.         FILING AND RECORDING TAXES

To Borrower’s knowledge, all mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid or will be paid by Borrower.

Section 4.27.         MANAGEMENT AGREEMENT

The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No management fees under the Management Agreement are accrued and unpaid, except for the management fee for the current month which is not yet due.

Section 4.28.         ILLEGAL ACTIVITY

No portion of the Property has been or will be purchased, improved, equipped or fixtured by or on behalf of Borrower with proceeds of any illegal activity, and no part of the proceeds of the Loan will be used in connection with any illegal activity.

Section 4.29.         CONSTRUCTION EXPENSES

To Borrower’s knowledge, except as set forth on Schedule VI hereto, all costs and expenses of any and all labor, materials, supplies and equipment used in the construction maintenance or repair of the Improvements have or will have been, following disbursement of expenses therefor by Lender in accordance with the terms of this Agreement and subject to Borrower’s contest rights set forth herein, paid in full. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are a lien prior to, or of equal priority with, the Liens created by the Loan Documents.

Section 4.30.         PERSONAL PROPERTY

Borrower has paid in full for, and is the owner of, all Personal Property (other than Tenants’ property) that are required in order to operate the Property as it is currently operated, free and clear of any and all security interests, liens or encumbrances, except for Permitted Encumbrances and the Lien and security interest created by the Loan Documents, and except for portions of Personal Property which are not necessary or material to the operation of the Property as it is currently operated.

Section 4.31.         TAXES

Borrower and Borrower Principal have filed (or have obtained effective extensions for filing) all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by them and have paid (or made adequate provision for the payment of) all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by them. Neither Borrower nor Borrower Principal knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 4.32.         TITLE

Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances. Except as disclosed to Lender in writing, to Borrower’s knowledge, none of the Permitted Encumbrances, individually or in the aggregate would reasonably be expected to have nor does have a Material Adverse Effect. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected lien on the real property and the portion of the Property that constitutes personal property in which a security interest can be perfected by the filing of a UCC-1 financing statement under Article 9 or Division 9, as applicable, of the relevant uniform commercial code, subject only to Permitted Encumbrances and the Liens created by the Loan Documents (b) perfected security interests in and to, and perfected collateral assignments of, all personalty owned by Borrower (including the Leases, if any) that constitutes personal property in which a security interest can be perfected by the filing of a UCC-1 financing statement under Article 9 or Division 9, as applicable, of the relevant uniform commercial code, all in accordance with the terms hereof, in each case subject only to Permitted Encumbrances and the Liens created by the Loan Documents.

Section 4.33.         FEDERAL RESERVE REGULATIONS

Borrower will use the proceeds of the Loan for the purposes set forth in Section 2.1(d) hereof and not for any illegal activity. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or prohibited by the terms and conditions of this Agreement or the other Loan Documents.

Section 4.34.         INVESTMENT COMPANY ACT

Borrower is not (a) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.35.         INTENTIONALLY BLANK

Section 4.36.         INTENTIONALLY BLANK

Section 4.37.         INTELLECTUAL PROPERTY

All trademarks, trade names and service marks required to operate the Property in the condition currently being operated are in good standing and, Borrower has not received written notice of any contest, except in each case to the extent that the failure of the same to be in good standing would not result in a Material Adverse Effect. Borrower has not received written notice of infringement with respect to asserted trademarks, trade names and service marks of others. To Borrower’s knowledge, there is no infringement by others of trademarks, trade names and service marks of Borrower.

Section 4.38.         COMPLIANCE WITH ANTI-TERRORISM LAWS

None of Borrower, Borrower Principal or, to Borrower’s knowledge, any Person who Controls Borrower or Borrower Principal currently is identified by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or otherwise qualifies as a Embargoed Person, and Borrower has implemented procedures to use commercially reasonable efforts to determine that no Person who now or hereafter owns a direct or indirect equity interest in Borrower or Borrower Principal is an Embargoed Person or is Controlled by an Embargoed Person. None of Borrower or Borrower Principal is in violation of any applicable law relating to anti-money laundering or anti-terrorism, including, without limitation, those related to transacting business with Embargoed Persons or the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56, and the related regulations issued thereunder, including temporary regulations (collectively, as the same may be amended from time to time, the “Patriot Act”).

Section 4.39.         PATRIOT ACT

Neither Borrower nor Borrower Principal shall (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the list maintained by OFAC and accessible through the OFAC website) that prohibits or limits any lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower and Borrower Principal, or (b) fail to provide documentary and other evidence of Borrower’s identity as may be requested by any lender at any time to enable any lender to verify Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, the Patriot Act. In addition, Borrower hereby agrees to provide to Lender any additional information in Borrower’s possession or control that Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

Section 4.40.         BROKERS AND FINANCIAL ADVISORS

Borrower has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Eastdil Secured, whose fees shall be paid in full by Borrower on or prior to the date hereof.

Section 4.41.         NON-CONSOLIDATION OPINION ASSUMPTIONS

All of the assumptions relating to Borrower and each SPE Component Entity (if any) made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all material respects.

Section 4.42.         FRANCHISE AGREEMENT.

There is no Franchise Agreement in effect with respect to the Property or any portion thereof.

Section 4.43.         REIMBURSEMENT AND INDEMNITY AGREEMENT.

No claims for obligations of Borrower have been made which remain outstanding, and to Borrower’s knowledge, there are no such obligations, in each case arising from events or occurrences prior to the date hereof that would give rise any liability of Borrower under the Reimbursement and Indemnity Agreement.

Section 4.44.         SURVIVAL

Borrower agrees that all of the representations and warranties of Borrower set forth in this Article 4 and elsewhere in this Agreement and in the other Loan Documents shall be deemed given and made as of the Closing Date but shall survive for so long as any portion of the Debt remains owing to Lender or until the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower and/or Borrower Principal shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE 5

BORROWER COVENANTS

From the Closing Date and until repayment of the Debt in full and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:

Section 5.1.           EXISTENCE; COMPLIANCE WITH LEGAL REQUIREMENTS

(a)           Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all material rights, licenses, permits and franchises necessary for the continued use and operation of its business, and comply in all material respects with all Legal Requirements applicable to it and the Property. Borrower shall not commit or authorize any act or omission affording any Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower shall at all times use commercially reasonable efforts to maintain, preserve and protect (or caused to be maintained, preserved and protected) all franchises and trade names used in connection with the operation of the Property.

(b)           After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith, the Legal Requirements, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower or the Property is subject and shall not constitute a default thereunder if failure of the same would result in a Material Adverse Effect on the Property; (iii) neither the Property, any part thereof or interest therein, any of the tenants or occupants thereof, nor Borrower shall have suffered a Material Adverse Effect as a result of such proceeding; (iv) non-compliance with the Legal Requirements (pending resolution of such contest) shall not impose civil or criminal liability on Borrower or Lender; (v) Borrower shall have furnished the security as may be required in the proceeding or by Lender if no such security has been furnished in the proceeding, Borrower shall furnish such security as may be reasonably required by Lender to ensure compliance by Borrower with the Legal Requirements; and (vi) Borrower shall have furnished to Lender all other items reasonably requested by Lender.

Section 5.2.           MAINTENANCE AND USE OF PROPERTY

Borrower shall cause the Property to be maintained in a good, safe and insurable condition in compliance with all applicable Legal Requirements in all material respects, and shall promptly make (and shall promptly make or cause the Condominium Association (if the responsibility of the Condominium Association pursuant to the Condominium Documents)) all repairs to the Property, above grade and below grade, interior and exterior, structural and nonstructural, ordinary and extraordinary, unforeseen and foreseen, in each case, except where the failure to so comply would not reasonably be expected to have and does not have a Material Adverse Effect. All repairs made by Borrower shall be made in a good and workmanlike manner, shall be equal or better in quality and class to the original work and shall comply in all material respects with Legal Requirements and insurance requirements set forth in this Agreement. The Improvements and the Personal Property shall not be removed, demolished or other than in accordance with the provisions of Section 5.21, materially altered (except for normal replacement of the Personal Property) or except as otherwise permitted pursuant to the Loan Documents without the prior written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 5.3.                                 WASTE

Borrower shall not commit or authorize any intentional physical waste of the Property or make or authorize any change in the use of the Property which will increase the risk of fire or other hazard arising out of the operation of the Property in a manner that would cause a Material Adverse Effect on the Property. Except for the rights of parties under Permitted Encumbrances, Borrower will not, without the prior written consent of Lender and except in connection with any Room Split Work contemplated under this Agreement, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 5.4.                                 TAXES AND OTHER CHARGES

(a)                                 Borrower shall pay or cause to be paid all Property Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to delinquency (except those which are being contested in good faith by appropriate proceedings as described below); provided, however, Borrower’s obligation to directly pay Property Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 9.6 hereof. Borrower shall furnish or cause to be furnished to Lender receipts for the payment of the Property Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Property Taxes in the event that such Property Taxes have been paid by Lender pursuant to Section 9.6 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien (other than Permitted Encumbrances), and, to the extent failure to do so would have a Material Adverse Effect on the Property, shall promptly pay for or cause to be paid all utility services provided to the Property. If Borrower shall fail to pay or cause to be paid any Property Taxes or Other Charges in accordance with this Section 5.4 and is not contesting or causing a contesting of such Property Taxes or Other Charges in accordance with Section 5.4(b) below, and if there are insufficient funds in the Tax and Insurance Reserve Account to pay any Property Taxes or Other Charges, Lender shall have the right, but shall not be obligated, to pay such Property Taxes or Other Charges, and Borrower shall repay to Lender, on demand, any amount paid by Lender, with interest thereon at the Default Rate from the date of the advance thereof to the date of repayment, and such amount shall constitute a portion of the Debt secured by the Mortgage.

(b)                                 After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith, the amount or validity or application in whole or in part of any Property Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder to the extent the same would result in a Material Adverse Effect on the Property and such proceeding shall be conducted in accordance with all applicable material Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost as a result of the failure to pay such Taxes or Other Charges; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Property Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) if Borrower is withholding payment of such Property Taxes or Other Charges, such proceeding shall suspend the collection of such contested Property Taxes or Other Charges from the Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or if no such security has been furnished in the proceeding, Borrower shall furnish such reserve deposits as may be reasonably requested by Lender, to insure the payment of any such Property Taxes or Other Charges, together with all interest and penalties thereon (unless Borrower has paid all of the Property Taxes or Other Charges under protest); (vii) pending resolution of such contest, failure to pay such Property Taxes or Other Charges will not subject Lender to any civil or criminal liability; (viii) such contest is not reasonably expected to have and does not have a Material Adverse Effect; and (ix) Borrower shall, upon request by Lender, give Lender reasonable notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.4(b). Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.

Section 5.5.                                 LITIGATION

Other than employee grievances or other matters covered by insurance in the ordinary course of business which would not have a Material Adverse Effect, Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any of Borrower, Borrower Principal or the Property that, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 5.6.                                 ACCESS TO PROPERTY

Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof during normal business hours on Business Days upon reasonable advance notice (which may be given telephonically or by e-mail), subject to the rights of Tenants under their Leases, subject to the rights of hotel guests and Borrower’s usual and customary safety requirements and accompanied by a representative of Borrower, provided, that any such access and inspection shall be conducted by Lender in a manner designed to minimize interference with the operation of the Property.

Section 5.7.                                 NOTICE OF DEFAULT

Borrower shall promptly advise Lender (a) of any event or condition that has a Material Adverse Effect of which Borrower has actual knowledge, and (b) of the occurrence of any Default or Event of Default of which Borrower has actual knowledge.

Section 5.8.                                 COOPERATE IN LEGAL PROCEEDINGS

Borrower shall use commercially reasonable efforts, at Borrower’s expense, to cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which would reasonably be expected to have, or does have, a Material Adverse Effect and, in connection therewith, permit Lender, at its election, to participate in any such proceedings, other than those proceedings where Borrower and Lender are adverse parties.

Section 5.9.                                 PERFORMANCE BY BORROWER

Borrower shall in a timely manner (subject to any notice, cure and/or contest rights expressly provided for in the Loan Documents) observe, perform and fulfill each and every covenant, term and provision to be observed and performed by Borrower under this Agreement and the other Loan Documents and any amendments, modifications or changes thereto.

Section 5.10.                          AWARDS; INSURANCE PROCEEDS

Borrower shall cooperate with Lender in commercially reasonable manner in obtaining for Lender (to the extent that this Agreement provides for such Awards or Insurance Proceeds to be paid to Lender, if any) the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable, out of pocket actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of a Casualty or Condemnation affecting the Property or any part thereof) out of such Awards or Insurance Proceeds.

Section 5.11.                          FINANCIAL REPORTING

(a)                                 Borrower shall keep adequate books and records of account in accordance with the Uniform System of Accounts and GAAP (or such other method of accounting acceptable to Lender), consistently applied and shall furnish to Lender:

(i)                  monthly occupancy statements, current STR report, RevPAR and room revenues, prepared and certified by Borrower, including an average daily rate during the subject month, within thirty (30) days after the end of each calendar month;

(ii)                 if any Leases are in effect at the Property, monthly rent rolls, prepared and certified by Borrower in the form required by Lender, detailing the names of all Tenants of the Improvements, the portion of Improvements (in terms of square footage) occupied by each Tenant, the base rent, additional rent and any other charges payable under each Lease (including annual store sales required to be reported by Tenant under any Lease), and the term of each Lease, including the commencement and expiration dates and any tenant extension, expansion or renewal options, the extent to which any Tenant is in default under any Lease, and any other information as is reasonably required by Lender, within thirty (30) days after the end of each calendar month; provided, however, for purposes of this Section 5.11(a)(ii), a Lease shall not be deemed to include any renting and reservation by hotel guests of guest rooms, meeting rooms and/or banquet rooms, or license agreement or contracts entered into with licensees or vendors in the ordinary course of Borrower’s business;

(iii)                 monthly and year-to-date operating statements of the Property, prepared and certified by Borrower in the form required by Lender, detailing the revenues received, the expenses incurred, the net operating income before and after debt service (principal and interest) and major capital improvements and containing such other information as is necessary and sufficient to fairly represent the financial position and results of operation of the Property, in accordance with GAAP, subject to customary year-end adjustments and disclosures made in good faith that are set forth in the audited financial statements to be delivered for such calendar year pursuant to Section 5.11(a), as well as a comparison of budgeted revenues and expenses to actual revenues and expenses (together with a detailed explanation of any variance of ten percent (10%) or more, or $5,000, whichever is greater), within thirty (30) days after the end of each calendar month;

(iv)                annual balance sheets, profit and loss statements, statements of cash flows of Borrower in the form required by Lender, audited by an Acceptable Accountant, within one hundred twenty (120) days after the close of each fiscal year of Borrower;

(v)              an Annual Budget not later than thirty (30) days prior to the commencement of each fiscal year of Borrower in form reasonably satisfactory to Lender. Until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply; provided that, such approved Annual Budget shall be automatically adjusted to reflect all Non-Discretionary Expenses and the Permitted Variances; provided, however, to the extent that the Budget Deemed Approval Requirements are fully satisfied in connection with Borrower’s request for Lender’s approval of an Annual Budget pursuant to this Section 5.11(a)(v) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the applicable Annual Budget;

(vi)                in the event of any Extraordinary Expense, or any deviation from the Operating Expenses or capital expenses set forth in the Annual Budget which is not a Non-Discretionary Expense or which would cause the Permitted Variance to be exceeded, Borrower shall provide Lender with a written request therefor, together with a reasonably detailed explanation regarding such proposed Extraordinary Expense or variance from the then approved Annual Budget (such request, a “Budget Variance Request”) provided, however, to the extent that the Budget Deemed Approval Requirements are fully satisfied in connection with Borrower’s request for Lender’s approval of an Budget Variance Request pursuant to this Section 5.11(a)(vi) and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to the applicable Budget Variance Request, and

(vii)             within thirty (30) days after the end of each calendar month, a monthly calculation of the Debt Yield for the immediately preceding twelve (12) month period, prepared and certified by Borrower.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, the form of any and all financial statements or related financial information delivered to Lender on or prior to the date hereof shall be deemed in form satisfactory to Lender with respect to all future deliveries under this Section 5.11.

(c)                                  Borrower shall furnish Lender with such other additional financial or management information (including state and federal tax returns of Borrower) as may, from time to time, be reasonably required by Lender in form and substance satisfactory to Lender (including, without limitation, any financial reports required to be delivered by any Tenant or any guarantor of any Lease pursuant to the terms of such Lease or otherwise in Borrower’s possession, if any), and shall furnish to Lender and its agents convenient facilities for the examination and audit of any such books and records; provided, however, that such information is in Borrower’s actual possession or control and provided further, however, for the avoidance of doubt, that Borrower shall, in no event, be required to provide any additional financial information regarding Borrower Principal or information regarding the constituent ownership of Borrower Principal beyond the financial information and constituent ownership information which was delivered in connection with the origination of the Loan.

(d)                                 Intentionally Blank.

(e)                                  Without limiting any other rights available to Lender under this Loan Agreement or any of the other Loan Documents, in the event Borrower shall fail to timely furnish Lender any financial document or statement in accordance with this Section 5.11 and subject to the expiration of any applicable notice and/or cure period set forth in this Agreement, Borrower shall promptly pay to Lender a non-refundable charge in the amount of $1,000 daily for each such failure; provided however that such non-refundable charge shall not apply if such failure is due to circumstances that our outside of Borrower’s control and Borrower is diligently pursuing and enforcing its rights against any Person responsible for such delay in order to cure its failure to deliver such financial document or statement, and if such Person is responsible for more than three (3) such delays during the term of the Loan, Borrower shall engage another Person to provide the same services. The payment of such amount shall not be construed to relieve Borrower of any Event of Default hereunder arising from such failure following the expiration of any applicable notice and/or cure period.

Section 5.12.                          ESTOPPEL STATEMENT

(a)                                 After request by Lender, Borrower shall within ten (10) Business Days furnish Lender or any proposed assignee with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the rate of interest on the Loan, (iii) the unpaid principal amount of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) the Maturity Date, (vi) offsets or defenses to the payment of the Debt known to and claimed by Borrower, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally and subject, as to enforceability, to general principles of equity and have not been modified or if modified, giving particulars of such modification. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, other than in connection with a Securitization or during the continuance of an Event of Default, Lender shall not be permitted to request such an estoppel statement more frequently than two (2) times per calendar year.

(b)                                 Upon not less than twenty (20) days prior written notice to Lender, Lender shall provide an estoppel certificate to Borrower containing the following information: (i) the outstanding principal balance of the Loan; (ii) the then current Note Rate, Payment Date and Interest Accrual Period; (iii) the date the last Monthly Payment Amount was paid; (iv) whether the Loan is current and in good standing with no known defaults thereunder; (v) the scheduled Maturity Date; (vi) the balance of each of the Reserve Funds, and (vii) and that the Note, this Agreement, the Mortgage and the other Loan Documents have not been modified or if modified, giving particulars of such modification. Lender will provide the information contained described above only for the information of the addressee of the estoppel certificate, and no other party shall be entitled to rely in any respect on the information contained therein. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Borrower shall not be permitted to request such an estoppel statement more frequently than two (2) times per calendar year.

Section 5.13.                          LEASING MATTERS

(a)                                 Borrower may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) that is not a Major Lease without the prior written consent of Lender, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arm’s-length transaction with a bona fide, independent third party tenant, (iii) does not contain any terms which would reasonably be expected to have or does have a Material Adverse Effect, (iv) is subject and subordinate to the Mortgage and the Tenant thereunder agrees to attorn to Lender and any purchaser at a foreclosure sale (which subordination and attornment may be conditioned upon a reasonable non-disturbance agreement), (v) does not contain any option, offer, right of first refusal, right of first offer or other similar right to acquire all or any portion of the Property and (vi) has no rent, credits, free rents or concessions granted thereunder other than those which are reasonable and customary and comparable to existing local market terms. Each Major Lease, and all other proposed Leases which do not satisfy the requirements set forth in this subsection shall be subject to the prior approval of Lender. Notwithstanding anything to the contrary contained herein, the foregoing restrictions and approval requirements shall in no event apply to any extension or renewal contained in any Lease in effect as of the date hereof. Borrower shall promptly deliver to Lender copies of all Leases which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this Section. Borrower shall pay the reasonable, out-of-pocket costs associated with Lender’s or its counsel’s review of any Lease for which Lender’s consent may be required under this Section 5.13. Lender’s consent shall not be required for the lease to be entered into pursuant to that certain Letter of Intent Re: Lease Proposal for Hakassan dated as of February 8, 2012, a true, correct and complete copy of which has been delivered by Borrower to Lender, provided that such lease is on terms that are consistent with such term sheet and does not contain any material financial terms that are materially more disadvantageous to Borrower, as landlord, from those contained in such term sheet.

(b)                                 Borrower (i) shall observe and perform all the material obligations imposed upon the landlord under the Leases in a commercially reasonable manner and shall not do or permit to be done anything to impair the value of any of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of material default which Borrower shall send or receive thereunder; (iii) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the tenant thereunder to be observed or performed in a commercially reasonable manner; (iv) shall not collect any of the Rents more than one (1) month in advance (except security deposits shall not be deemed Rents collected in advance); (v) shall hold all security deposits in accordance with the terms of the applicable Lease and Legal Requirements; (vi) not execute any assignment of the landlord’s interest in any of the Leases or the Rents except as contemplated by the Loan Documents; and (vii) shall not consent to any assignment of or subletting under any Leases not in accordance with their terms, without the prior written consent of Lender.

(c)                                  Borrower may, without the prior written consent of Lender, amend, modify or waive the provisions of any Lease (other than a Major Lease) or terminate, reduce Rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that (i) such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) is not reasonably expected to have, and does not have a Material Adverse Effect, (ii) such action is in the normal course of business and in a manner which is consistent with sound and customary leasing and management practices for similar properties in the community in which the Property is located, and (iii) such amendment, modification, waiver, termination, rent reduction, space surrender or term shortening, is otherwise in compliance with the requirements of this Agreement and any subordination agreement binding upon Lender with respect to such Lease. A termination of a Lease with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which has a Material Adverse Effect. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this subsection shall be subject to the prior written approval of Lender (not to be unreasonably withheld or delayed), at Borrower’s expense. Borrower shall promptly deliver to Lender copies of amendments, modifications and waivers which are entered into pursuant to this subsection together with Borrower’s certification that it has satisfied all of the conditions of this subsection.

(d)                                 Notwithstanding anything contained herein to the contrary, Borrower shall not, without the prior written consent of Lender not to be unreasonably withheld, conditioned or delayed, enter into, renew, extend, materially amend, materially modify, waive any provisions of, terminate, reduce Rents under, accept a surrender of space under, or shorten the term of any Major Lease, provided that the foregoing restrictions and approval requirements shall not apply to any extension or renewal contained in any Lease in effect as of the date hereof.

Lender agrees for the purposes of this Section 5.13, a Lease shall not be deemed to include any renting and reservation by hotel guests of guest rooms, meeting rooms and/or banquet rooms, or license agreements or contracts entered into with licensees or vendors in the ordinary course of Borrower’s business.

Section 5.14.                          PROPERTY MANAGEMENT

(a)                                 Borrower shall (i) promptly perform and observe all of the covenants required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of any notice of default or other material notice received by Borrower under the Management Agreement; (iv) promptly give notice to Lender of any notice or information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement.

(b)                                 If at any time, (i) Manager shall become insolvent or a debtor in a bankruptcy proceeding; (ii) an Event of Default has occurred and is continuing; (iii) a default has occurred and is continuing under the Management Agreement which entitles Borrower to terminate Manager, or (iv) Manager has engaged in gross negligence, fraud, or willful misconduct, Borrower shall, at the request of Lender, terminate the Management Agreement upon thirty (30) days prior notice to Manager and replace Manager with a Qualified Manager approved by Lender on terms and conditions satisfactory to Lender, it being understood and agreed that the management fee for such replacement manager shall not exceed the greater of such fees being paid to Manager under the Management Agreement and then prevailing market rates.

(c)                                  Borrower shall not, without the prior written consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed): (i) surrender, terminate or cancel the Management Agreement or otherwise replace Manager or enter into any other management agreement with respect to the Property (except in the event of a default by Manager thereunder or in connection with a sale of the Property pursuant to Section 7.5 hereof which, pursuant to the terms thereof, entitles Borrower to terminate Manager under the Management Agreement, provided Borrower notifies Lender no less than thirty (30) days in advance of such termination and replaces such Manager with a Qualified Manager); (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement; or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the

Management Agreement in any material respect. In the event that Borrower replaces Manager at any time during the term of Loan pursuant to this subsection, such Manager shall be a Qualified Manager.

Section 5.15.                          LIENS

Subject to Borrower’s right to contest same pursuant to the terms of the Mortgage and this Agreement, Borrower shall not, without the prior written consent of Lender, create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except Permitted Encumbrances.

Section 5.16.                          DEBT CANCELLATION

Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except in the ordinary course of Borrower’s business or as otherwise permitted under this Agreement.

Section 5.17.                          ZONING

Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that is reasonably likely to result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

Section 5.18.                          ERISA

(a)                                 Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.

(b)                                 Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, that (i) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) Borrower is not subject to state statutes regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:

(A)                               Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(B)                               Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2) as modified by Section 3(42) of ERISA; or

(C)                               Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e).

Section 5.19.                          NO JOINT ASSESSMENT

Borrower shall not initiate (and shall use commercially reasonable efforts not to suffer or permit, other than as currently in effect with respect to the other units in the Condominium) the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property. Borrower shall diligently pursue the separate assessment of the Property for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of the Property, such that, as soon as reasonably practicable after the date hereof, no other land or improvements (other than shared improvements between the Property and any other unit in the Condominium) will be assessed and taxed together with the Property or any portion thereof.

Section 5.20.                          RECIPROCAL EASEMENT AGREEMENTS

Borrower shall not enter into, terminate or modify any REA without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Borrower shall enforce, comply with, and cause each of the parties to any REA to comply with all of the material economic terms and conditions contained in any REA.

Section 5.21.                          ALTERATIONS

Lender’s prior written approval, not to be unreasonably withheld, conditioned or delayed, shall be required in connection with any alterations to any Improvements, exclusive of alterations to tenant spaces required under any Lease, alterations required in connection with a Restoration following a Casualty or Condemnation, the Required Repairs, Replacements and/or the Room Split Work (as each of the foregoing is defined in Article 9) (a) that are reasonably expected to have or does have a Material Adverse Effect, (b) that are structural in nature or have an adverse effect on any utility or HVAC system contained in the Improvements or the exterior of any building constituting a part of any Improvements or (c) that, together with any other alterations undertaken at the same time (including any related alterations, improvements or replacements) but excluding alterations required in connection with a Restoration following a Casualty or Condemnation, the Required Repairs, Replacements, and/or the Room Split Work, are reasonably anticipated to have a cost in excess of the Alteration Threshold. If the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender either evidence reasonably satisfactory to Lender of the availability of funds for the payment therefor or, as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents, any of the following: (i) cash, (ii) direct non-callable obligations of the United States of America or other obligations which are “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, to the extent acceptable to the applicable Rating Agencies, (iii) a Letter of Credit reasonably acceptable to Lender. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold. For the avoidance of doubt, any Required Repairs, Replacements or Room Split Work for which amounts are reserved, or which are otherwise required to be performed by Borrower hereunder, shall not constitute Alterations requiring Lender approval (without derogation of the terms of Article 9 hereof).

Section 5.22.                          FRANCHISE AGREEMENT.

None of the Improvements on the Property shall be operated pursuant to a Franchise Agreement without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed if (a) the franchise is a Qualified Franchise and (b) the franchisor delivers to Lender a franchise “comfort letter” on a customary form provided by such franchisor and reasonably acceptable to Lender. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Lender consent to enter into a Franchise Agreement in accordance with this Section 5.22 and Lender thereafter fails to respond, Lender’s approval shall be deemed given with respect to such Franchise Agreement.

Section 5.23.                          INTENTIONALLY BLANK

Section 5.24.                          CONDOMINIUM PROVISIONS.

(a)                                 Borrower shall observe and perform each and every material term to be observed or performed by Borrower pursuant to the Condominium Documents.

(b)                                 Borrower shall pay all assessments for Common Charges and all Taxes, Insurance Premiums and Other Charges made against or relating to the Property, whether pursuant to the Declaration, the By-Laws or otherwise, as the same shall become due and payable.

(c)                                  After request by Lender (which request shall not be made more frequently than yearly, unless an Event of Default shall be then continuing or in connection with a Participation, Syndication or Securitization), Borrower will make commercially reasonable efforts to promptly obtain from the Condominium Board and deliver to Lender an estoppel certificate which shall include (i) the amount of the unpaid Common Charges, if any, accrued against each Borrower’s Condominium Unit, (ii) a statement that the Condominium Documents have not been modified or amended or setting forth the amendments or modifications, (iii) that all payments due and payable by Borrower under the Condominium Documents have been paid in full or setting forth any unpaid amounts, and (iv) that, to such party’s knowledge, neither Borrower nor the Condominium Board is in default under the Condominium Documents or setting forth in reasonable detail any continuing defaults thereunder.

(d)                                 Borrower shall promptly deliver to Lender a true and full copy of all notices of default received by Borrower with respect to any obligation or duty of Borrower under the Condominium Documents.

(e)                                  Borrower shall not, except with the prior written consent of Lender, (a) institute any action or proceeding for partition of Borrower’s Condominium Unit; (b) vote for or consent to any modification of, or amendment to or material waiver in the enforcement of the Condominium Documents or the termination of the Condominium; and (c) in the event of damage to or destruction of Borrower’s Condominium Unit, vote not to repair, restore or rebuild Borrower’s Condominium Unit if Borrower shall have such a voting right.

(f)                                   Borrower shall not revoke any proxy delivered to Lender in connection with the Loan and relating to any voting rights Borrower may have as a unit owner in the Condominium.

(g)                                  To the extent that any approval rights, consent rights or other rights or privileges granted to the holder of a mortgage on Borrower’s Condominium Unit in the Condominium Documents are conditioned upon such approval rights, consent rights or other rights or privileges being required or contained in any mortgage, then such approval rights, consent rights or other rights or privileges shall be deemed to be required by this Agreement.

ARTICLE 6

ENTITY COVENANTS

Section 6.1.                                 SINGLE PURPOSE ENTITY/SEPARATENESS

Borrower represents, warrants and covenants as follows:

(a)                                 Borrower has not and will not:

(i)                                     engage in any business or activity other than the acquisition, ownership, operation, management, financing, refinancing, development, holding, sale, disposition, leasing and maintenance of the Property and/or the direct or indirect interests therein, and activities incidental thereto and/or appropriate to accomplish the foregoing, except for Borrower’s interest in RP/D Saunders, Limited Partnership, a Delaware series limited partnership which Borrower shall dissolve within sixty (60) days after the date hereof;

(ii)                                    acquire or own any assets other than (A) the Property, (B) such incidental Personal Property, licenses, permits (including, without limitation, any applicable liquor licenses) as may be necessary for the ownership and operation of the Property and related to the activities described in clause (i) of this Section 6.1(a), and (C) Borrower’s interest in RP/D Saunders, Limited Partnership, a Delaware series limited partnership which Borrower shall dissolve within sixty (60) days after the date hereof;

(iii)                                     merge into or consolidate with any Person, or dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets unless as a result thereof the Loan shall be repaid or otherwise satisfied in full or in connection with a permitted assumption of the Loan pursuant to this Agreement, or change its legal structure in violation of the terms of the Loan Documents;

(iv)                                  (A) fail to observe all organizational formalities which are necessary to maintain its separate existence or (B) amend, modify, terminate or fail to comply with the provisions of its organizational documents, in each case, with respect to the matters set forth in this Section 6.1 without the prior written consent of Lender;

(v)                                   own any subsidiary, or make any investment in, any Person, except for Borrower’s interest in RP/D Saunders, Limited Partnership, a Delaware series limited partnership which Borrower shall dissolve within sixty (60) days after the date hereof;

(vi)                                   commingle its assets with the assets of any other Person, or permit any Affiliate (other than Manager) or constituent party independent access to its bank accounts;

(vii)                                  incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) such other liabilities which are expressly permitted pursuant to this Agreement and the other Loan Documents, (C) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, unless being disputed in the ordinary course of Borrower’s business, and/or (D) financing leases and purchase money indebtedness incurred in the ordinary course of business relating to Personal Property on commercially reasonable terms and conditions; provided however, the aggregate amount of the indebtedness described in (C) and (D) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Note;

(viii)                                    fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents separate and apart from those of any other Person; except that Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided that (A) appropriate notation shall be made on such consolidated financial statements to indicate the separate identity of Borrower from such Affiliate and that Borrower’s assets and credit are not intended to be available to satisfy the debts and other obligations of such Affiliate or any other Person, and (B) Borrower’s assets, liabilities and net worth shall also be included as supplemental information with the consolidated financial statements of such Affiliate;

(ix)                                 except as set forth on Schedule III hereto, and except for capital contributions or capital distributions permitted under the terms and conditions of Borrower’s organizational documents and except as expressly permitted by the Loan Documents, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal, guarantor of the obligations of Borrower, or any Affiliate of the foregoing, except upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties

(x)                                        maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xi)                                     except for that certain Reimbursement and Indemnity Agreement dated as of June 2, 2011, as assigned, assumed and amended pursuant to that certain Assignment, Assumption and Amendment to Reimbursement and Indemnity Agreement dated on or about the date hereof (true, correct and complete copies of which have been delivered to Lender, and pursuant to which Borrower no longer has any obligations arising from events or occurrences first arising from and after the date hereof) (the “Reimbursement and Indemnity Agreement”), assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets to secure the obligations of any other Person or hold out its credit or assets as being available to satisfy the obligations of any other Person;

(xii)                                  make any loans or advances to any Person, or own any stock or securities of, any Person, except for Borrower’s interest in RP/D Saunders, Limited Partnership, a Delaware series limited partnership which Borrower shall dissolve within sixty (60) days after the date hereof;

(xiii)                               fail to file its own tax returns separate from those of any other Person, except to the extent Borrower is treated as a “Disregarded Entity” for tax purposes and is not required to file tax returns under applicable Legal Requirements;

(xiv)                              fail to (A) hold itself out to the public as a legal entity separate and distinct from any other Person, (B) conduct its business solely in its own name or (C) correct any known misunderstanding regarding its separate identity;

(xv)                                 fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, provided, however, that the foregoing shall in no event require any direct or indirect member, partner or shareholder or other constituent owner (direct or indirect) of Borrower to make any loan, additional capital contributions, equity or other infusion of capital to Borrower;

(xvi)                              if it is a partnership or limited liability company, without the unanimous written consent of all of its partners or members, as applicable, and the written consent of one hundred percent (100%) of all directors or managers of Borrower or each SPE Component Entity (if any), as applicable including, without limitation, each Independent Manager, take any Material Action;

(xvii)                           fail to fairly and reasonably allocate material shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such material expenses;

(xviii)                        fail to endeavor to remain solvent or pay its own liabilities (including, without limitation, salaries of its own employees) only from its own funds, in each case to the extent there exists sufficient cash flow from the operation of the Property to do so and Borrower is not restricted from applying cash flow by Lender pursuant to the terms of this Agreement; provided that the foregoing shall not, in any event, require any direct or indirect member, partner or shareholder or any constituent member, direct or indirect, of Borrower to make any loan, additional capital contributions, equity or other infusion of capital of any kind to Borrower;

(xix)                              acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable, except for Borrower’s interest in RP/D Saunders, Limited

Partnership, a Delaware series limited partnership which Borrower shall dissolve within sixty (60) days after the date hereof;

(xx)                              fail to maintain (or cause to be maintained) a sufficient number of employees in light of its contemplated business operations;

(xxi)                               Intentionally Blank;

(xxii)                               violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or any New Non-Consolidation Opinion; provided that the foregoing shall not, in any event, require any direct or indirect member, partner or shareholder or any constituent member, direct or indirect, of Borrower to make any loan, additional capital contribution, equity or other infusion of capital of any kind to Borrower;

(xxiii)                                except as set forth on Schedule IV hereto, have any of its obligations guaranteed by an Affiliate except as contemplated by the Loan Documents;

(xxiv)                               identify itself as a department or division of any other Person;

(xxv)                              Intentionally Blank; or

(xxvi)                               buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities and/or Permitted Investments).

The foregoing provisions of this Section 6.1(a) shall not be deemed to require any direct or indirect members, partners or shareholders of Borrower to contribute or loan any amount to Borrower.

(b)                                 If Borrower is a partnership or limited liability company (other than a single-member Delaware limited liability company formed under the Act which complies with the requirements of subsection (c) below), each general partner in the case of a partnership, or the managing member in the case of a limited liability company (each an “SPE Component Entity”) of Borrower, as applicable, shall be a corporation or a limited liability company whose sole asset is its interest in Borrower, provided that if such SPE Component Entity is a limited liability company (other than a single-member Delaware limited liability company), each of its managing members shall also be a SPE Component Entity. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Sections 6.1(a)(iii) — (iv), (vi) and (viii) - (xxvi), as well as the requirements of subsection (c) below if such SPE Component Entity is a single member limited liability company formed under the Act, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity interest in Borrower; (iv) will not own any subsidiary, or make any investment in any Person other than its investment in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) and (vi) will cause Borrower to comply with the provisions of this Section 6.1 and Section 6.4. Prior to the withdrawal or the disassociation of any SPE Component Entity from Borrower, Borrower shall immediately appoint a new general partner or managing member whose articles of incorporation or limited liability company agreement, as applicable, are substantially similar to those of such SPE Component Entity and, if an opinion letter pertaining to substantive consolidation was required at closing, deliver a new opinion letter acceptable to Lender and the Rating Agencies with respect to the new SPE Component Entity and its equity owners. Notwithstanding the foregoing, to the extent Borrower is a single member Delaware limited liability company, so long as Borrower maintains such formation status and complies with the requirements set forth in subsections (c) and (d) below, the SPE Component Entity requirement as set forth in this section shall not be applicable.

(c)                                  In the event Borrower or SPE Component Entity is a single member Delaware limited liability company, the limited liability company agreement of Borrower or SPE Component Entity, as applicable (the “LLC Agreement”), shall provide that (i) upon the occurrence of any event that causes the sole member of Borrower or SPE Component Entity, as applicable (“Member”), to cease to be the member of Borrower or SPE Component Entity, as applicable (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or SPE Component Entity and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or SPE Component Entity, as applicable, in either case in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Manager of Borrower or SPE Component Entity, as applicable (“Special Member”) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or SPE Component Entity, as applicable, automatically be admitted to Borrower or SPE Component Entity, as applicable, and shall continue Borrower or SPE Component Entity, as applicable, without dissolution and (ii) Special Member may not resign from Borrower or SPE Component Entity, as applicable, or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to or SPE Component Entity, as applicable, as Special Member in accordance with requirements of Delaware law and (B) such successor Special Member has also accepted its appointment as an Independent Manager. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or SPE Component Entity, as applicable, upon the admission to Borrower or SPE Component Entity, as applicable, of a substitute Member, (ii) Special Member shall be a member of Borrower or SPE Component Entity, as applicable, that has no interest in the profits, losses and capital of Borrower or SPE Component Entity, as applicable, and has no right to receive any distributions of Borrower assets, (iii) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or SPE Component Entity, as applicable, and shall not receive a limited liability company interest in Borrower or SPE Component Entity, as applicable, (iv) Special Member, in its capacity as Special Member, may not bind Borrower or SPE Component Entity, as applicable, and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or SPE Component Entity, as applicable, including, without limitation, the merger, consolidation or conversion of Borrower or SPE Component Entity, as applicable; provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager (as applicable), to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to

Borrower or SPE Component Entity, as applicable, of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or SPE Component Entity, as applicable, as Special Member, Special Member shall not be a member of Borrower or SPE Component Entity, as applicable.

(d)                                 In the event Borrower or SPE Component Entity is a single-member Delaware limited liability company, the LLC Agreement shall provide that upon the occurrence of any event that causes its Member to cease to be a member of Borrower or SPE Component Entity, as applicable, to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of its Member, agree in writing (i) to continue Borrower or SPE Component Entity, as applicable, and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or SPE Component Entity, as applicable, effective as of the occurrence of the event that terminated the continued membership of its Member. Any action initiated by or brought against Member or Special Member under any Creditors’ Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or SPE Component Entity, as applicable, and upon the occurrence of such an event, the existence of Borrower or SPE Component Entity, as applicable, shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or SPE Component Entity, as applicable, upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors’ Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or SPE Component Entity, as applicable.

(e)                                  The organizational documents of Borrower and each SPE Component Entity shall provide an express acknowledgment that Lender is an intended third party beneficiary of the “special purpose” provisions of such organizational documents.

(f)                                   Borrower has executed and delivered to Lender the certificate attached hereto as Exhibit D.

Lender acknowledges and agrees that, as of the date hereof, each of the Amended and Restated Limited Partnership Agreement of Borrower and the Limited Liability Company Agreement of RP/HH Park Plaza GP, L.L.C., a Delaware limited liability company, satisfies the requirements of Section 6.1 and Section 6.4 and is acceptable for the purpose of closing the Loan.

Section 6.2.                                 CHANGE OF NAME, IDENTITY OR STRUCTURE

Borrower shall not change or permit to be changed (a) Borrower’s name, (b) Borrower’s identity (including its trade name or names), (c) Borrower’s principal place of business set forth on the first page of this Agreement, (d) the corporate, partnership or other organizational structure of Borrower, each SPE Component Entity (if any), but subject to Borrower’s rights pursuant to Article 7 of this Agreement, or Borrower Principal, (e) Borrower’s state of organization, or (f) Borrower’s organizational identification number, without in each case notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Lender. In addition, Borrower shall not change or permit to be changed any organizational documents of Borrower or any SPE Component Entity (if any) if such change would adversely impact the covenants set forth in Section 6.1 and 6.4 hereof. Borrower authorizes Lender to file any financing statement or financing statement amendment required by Lender to establish or maintain the validity, perfection and priority of the security interests granted to Lender in the Loan Documents. At the request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower intends to operate the Property, and representing and warranting that Borrower does business under no other trade name with respect to the Property. If Borrower does not now have an organizational identification number and later obtains one, or if the organizational identification number assigned to Borrower subsequently changes, Borrower shall promptly notify Lender of such organizational identification number or change.

Section 6.3.                                 BUSINESS AND OPERATIONS

Borrower will qualify to do business and will remain in good standing under the laws of the State as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.

Section 6.4.                                 INDEPENDENT MANAGER

(a)                                 The organizational documents of Borrower or SPE Component Entity, as applicable, shall include the following provisions: (a) at all times there shall be, and Borrower or SPE Component Entity, as applicable, shall cause there to be, at least two (2) Independent Managers; (b) the members or partners of Borrower or SPE Component Entity, as applicable, shall not take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock, requires unanimous vote of the members or partners of Borrower or SPE Component Entity, as applicable, unless at the time of such action there shall be at least two (2) Independent Managers; (c) Borrower or SPE Component Entity, as applicable, shall not, without the unanimous written consent of its members or partners, as applicable, and each Independent Manager, on behalf of itself or Borrower, as the case may be, take any Material Action, and when voting with respect to such matters, the Independent Managers shall consider only the interests of Borrower, including its creditors; (d) no Independent Manager of such SPE Component Entity may be removed or replaced except as a result of an Independent Manager Event; provided, however, prior to such removal or replacement such SPE Component Entity must provide Lender with not less than five (5) Business Days’ prior written notice of (i) any proposed removal of an Independent Manager, together with a statement as to the reasons for such removal, and (ii) the identity of the proposed replacement Independent Manager, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Manager; (e) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of Borrower, the constituent members of Borrower (the “Constituent Members”) and any SPE Component Entity (including Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein (which such fiduciary duties to the Constituent Members and Borrower and any SPE Component

Entity (including Borrower’s and any SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or SPE Component Entity (as applicable) exclusive of (i) all other interests (including, without limitation, all other interests of the Constituent Members), (ii) the interests of other Affiliates of the Constituent Members, Borrower and SPE Component Entity and (iii) the interests of any group of Affiliates of which the Constituent Members, Borrower or SPE Component Entity is a part; (f) other than as provided in subsection (e) above, the Independent Managers shall have fiduciary duties of loyalty and care similar to that of a director of a business corporation organized under the General Corporate Law of the State of Delaware; (g) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (h) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct. No Independent Manager may be removed other than for Cause.

ARTICLE 7

NO SALE OR ENCUMBRANCE

Section 7.1.                                 TRANSFER DEFINITIONS

For purposes of this Article 7 “Restricted Party” shall mean Borrower, Borrower Principal, any SPE Component Entity (if any), Mezzanine Borrower, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Borrower Principal, any SPE Component Entity (if any), or any non-member manager; and “Transfer” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest; provided, however, that, subject to Section 7.5, an agreement to sell or transfer (as distinct from any other type of Transfer) any of the foregoing shall not be deemed a Transfer unless and until the interests that are subject to such agreement are actually transferred to the transferee or purchaser thereunder.

Section 7.2.                                 NO SALE/ENCUMBRANCE

(a)                                 Borrower shall not, without the prior written consent of Lender, cause or permit a Transfer of the Property or any part thereof or any legal or beneficial interest therein nor permit a Transfer of an interest in any Restricted Party (in each case, a “Prohibited Transfer”), other than pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.13, Permitted Encumbrances, any Permitted Transfer, renting and reservation by hotel guests of guest rooms, meeting rooms and/or banquet rooms, or as otherwise expressly permitted in accordance with the terms of this Agreement.

(b)                                 A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Transfer of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited, general or limited liability partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Transfer of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Transfer of the membership interest of any member or any profits or proceeds relating to such membership interest or the creation or issuance of new membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Transfer of the legal or beneficial interest in such Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) Intentionally Blank; (viii) if the Condominium is partitioned pursuant to any action for partition by Borrower or any of its Affiliates, or Borrower fails to diligently contest any proceeding seeking such partition by any other unit owner, by operation of law or otherwise, or (ix) if the Property is withdrawn from the Condominium regime established by the Condominium Act.

Section 7.3.                                 PERMITTED TRANSFERS

Notwithstanding anything contained in the Loan Documents to the contrary, the following Transfers of legal or beneficial equity interests shall not be deemed to be a Prohibited Transfer and shall not require notice to or the consent of Lender or compliance with the provisions of Section 7.4 or 7.5 hereof (a “Permitted Transfer”), other than those Transfers described in clauses (iv)(B) and (C) below, in which event notice to (but not the consent of) Lender shall be required: (1) the pledge of any interest in Borrower in connection with the Mezzanine Loan and the exercise of any rights or remedies Mezzanine Lender may have under the Mezzanine Loan Documents, and (2) a Transfer of any direct or indirect interest in or by any Restricted Party (other than a direct interest in Borrower or any SPE Component Entity) to any Person; provided, however, (i) one or more a Control Parties must continue to Control Borrower and any SPE Component Entity, (ii) following such Transfer, one or more Control Parties shall own, individually or in the aggregate, not less than fifty-one percent (51%) of the direct or indirect equity interests in Borrower and any SPE Component Entity, (iii) following such Transfer, Borrower and any SPE Component Entity shall continue to satisfy the requirements of Section 6.1 hereof; (iv) as a condition to each such Transfer, (A) Borrower shall continue to comply with the representations, warranties and covenants contained in Sections 4.38, 4.39 and 5.18 hereof (and upon request of Lender, deliver to Lender a statement signed by an authorized officer of Borrower which certifies to such compliance); (B) to the extent any transferee shall own ten percent (10%) or more of the direct or indirect equity ownership interests in Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect equity ownership interests in Borrower as of the Closing Date), Lender may request and Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation; bankruptcy, criminal and watch list) acceptable to Lender with respect to such transferee, (C) if such Transfer shall cause any transferee, together with its Affiliates, to acquire direct or indirect equity interests in

Borrower or any SPE Component Entity aggregating more than forty-nine percent (49%) (provided such transferee owned none of or less than forty nine percent (49%) of the direct or indirect equity interests in Borrower or any SPE Component Entity as of the Closing Date), or to increase its equity interests in Borrower or any SPE Component Entity from an amount that is less than forty-nine percent (49%) to an amount that is greater than forty-nine percent (49%), Borrower shall deliver a New Non-Consolidation Opinion addressing such Transfer, and (D) to the extent any transferee shall own twenty-five percent (25%) or more of the direct or indirect equity ownership interests in Borrower immediately following such transfer (provided such transferee owned less than twenty-five percent (25%) of the direct or indirect equity ownership interests in Borrower as of the Closing Date), Lender may request and Borrower shall deliver, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation; bankruptcy, criminal and watch list) acceptable to Lender with respect to such transferee. Upon request from Lender, Borrower shall promptly deliver to Lender an updated organizational chart in form, scope and substance similar to the organizational chart delivered to Lender in connection with the closing of the Loan, it being acknowledged that such obligation shall not be deemed to require Borrower to notify Lender of any Transfer except as expressly set forth in this Section 7.3 or elsewhere in the Loan Documents. All reasonable out-of-pocket costs and expenses incurred by Lender in connection with its review of any of the foregoing Transfers (without duplication of any other amounts to be paid to Lender in connection with any Transfer hereunder) shall be paid by Borrower.

Section 7.4.                                 LENDER’S RIGHTS

Subject to the provisions of Section 7.5 hereof and without derogation of the rights of Borrower pursuant to Section 7.3 hereof, Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon, among other things, (a) a modification of the terms hereof and, if applicable, an assumption of the Note and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) receipt of payment of a transfer fee equal to one percent (1%) of the outstanding principal balance of the Loan and all of Lender’s reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees and actual out-of-pocket disbursements, incurred in connection with such Prohibited Transfer (which costs and expenses shall be paid by Borrower whether or not Lender consents to such Prohibited Transfer), (c) receipt of a Rating Agency Confirmation, (d) the continued compliance with the covenants set forth in this Agreement (including, without limitation, the covenants in Article 6) and the other Loan Documents, (e) Intentionally Blank, (f) to the extent such transferee shall own ten percent (10%) or more of the direct or indirect ownership interests in Borrower immediately following such transfer (provided such transferee owned less than ten percent (10%) of the direct or indirect ownership interests in Borrower as of the Closing Date), delivery by Borrower, at Borrower’s sole cost and expense, customary searches (including without limitation credit, judgment, lien, litigation, bankruptcy, criminal and watch list) acceptable to Lender with respect to such transferee, (g) if such Transfer shall cause any transferee, together with its Affiliates, to acquire direct or indirect equity interests in Borrower aggregating more than forty-nine percent (49%) (provided such transferee owned none of or less than forty nine percent (49%) of the direct or indirect equity interests in Borrower or any SPE Component Entity as of the Closing Date), or to increase its equity interests in Borrower from an amount that is less than forty-nine percent (49%) to an amount that is greater than forty-nine percent (49%), delivery of a New Non-Consolidation Opinion addressing such

Transfer, and (h) the satisfaction of such other conditions and/or legal opinions as Lender shall determine in its sole discretion to be in the interest of Lender. All expenses, including, without limitation, reasonable attorneys’ fees and actual out-of-pocket disbursements, incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer made without Lender’s consent. This provision shall apply to each and every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Section 7.5.                                 ASSUMPTION.

Notwithstanding the foregoing provisions of this Article 7, subject to receipt of Lender’s prior written consent, one-time during the term of the Loan, the Property may be transferred in its entirety to, and Loan may be assumed by, any Person (a “Transferee”) provided that each of the following terms and conditions are satisfied:

(a)                                 no Event of Default has occurred and is continuing;

(b)                                 Borrower shall deliver written notice to Lender of the terms of such proposed Transfer not less than forty-five (45) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require in evaluating an initial extension of credit and (ii) pay to Lender a non-refundable processing fee in the amount of $25,000. Unless the Transferee is an Approved Transferee (in which event no approval or consent of Lender (as distinct from notice to Lender) shall be required with respect to such Approved Transferee or the Transfer to such Approved Transferee), (i) Lender shall have the right to approve or disapprove the proposed Transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, conditioned or delayed and (ii) in determining whether to give or withhold its approval of the proposed Transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c)                                  Borrower shall pay to Lender, concurrently with the closing of such proposed Transfer, (i) a non-refundable assumption fee in an amount equal to one-quarter of one percent (0.25%) of the then outstanding principal balance of the Note and (ii) all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and actual out-of-pocket disbursements and Rating Agency fees incurred by Lender in connection with the proposed Transfer (which shall be paid whether or not the proposed Transfer actually occurs);

(d)                                 Borrower shall deliver evidence reasonably acceptable to Lender that the Debt Yield for the Property (taking into account the Permitted Mezzanine Financing, if any) on a trailing twelve (12) month basis shall at least be equal to 10% (the Debt Yield on the Closing Date);

(e)                                  Transferee shall assume and agree to pay the Debt as and when due and shall assume all other obligations of Borrower under the Loan Documents subject to the provisions of Article 15 hereof, in each case, with respect to all acts and events occurring or arising after the closing of the Transfer, and, prior to or concurrently with the closing of such Transfer, Transferee shall have executed, without any cost or expense to Lender, such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption, and if required by Lender, a Person affiliated with Transferee and acceptable to Lender (a “Transferee Principal”) (it being acknowledged that if the Transferee is an Approved Transferee, such Transferee shall be deemed an approved Transferee Principal and no further approval or consent of Lender shall be required with respect thereto) shall have assumed the obligations of Borrower Principal under the Guaranty with respect to all acts and events occurring or arising after the closing of the Transfer (in each case, pursuant to an assumption agreement reasonably acceptable to the parties) and Borrower Principal shall be released under the Guaranty with respect to all acts and events first occurring or arising after the date of such Transfer; provided, however, Borrower Principal shall bear the burden of proof to show that an event triggering liability of Borrower Principal under the Guaranty first occurred after the Transfer of the Property;

(f)                                   Borrower and Transferee, without any cost to Lender, shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by applicable law, and shall execute any additional documents reasonably requested by Lender;

(g)                                  Borrower shall deliver to Lender, without any cost or expense to Lender, such endorsements to Lender’s Title Insurance Policy insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), hazard insurance endorsements or certificates and other similar materials as Lender may deem reasonably necessary at the time of the transfer, all in form and substance satisfactory to Lender;

(h)                                 Transferee shall furnish to Lender, all documents evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which documents shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 6 hereof;

(i)                                     Transferee shall assume the obligations of Borrower under the Management Agreement from and after the closing of the Transfer or, at Borrower and Transferee’s election, provide a new management agreement with a new manager which meets with the requirements of Section 5.14 hereof and assign to Lender as additional security such new management agreement pursuant to an Assignment of Management Agreement in form and substance reasonably satisfactory to Lender;

(j)                                    Transferee shall assume the obligations of Borrower from and after the closing of the Transfer under any Lockbox Agreement or, at Transferee’s election, provide a new Lockbox Agreement with a new Lockbox Bank in form and substance reasonably satisfactory to Lender;

(k)                                 Transferee shall furnish to Lender a New Non-Consolidation Opinion and an additional opinion of counsel reasonably satisfactory to Lender and its counsel (A) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (B) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (C) that Transferee and any entity which is a controlling stockholder, member or general partner of Transferee, have been duly organized, and are in existence and good standing, and (E) with respect to such other matters as Lender may reasonably request;

(l)                                     Transferee shall have delivered to Lender either (i) insurance acceptable to Lender in substantially the same form and scope as required pursuant to Section 8.1(a)(xi) hereof or (ii) an environmental indemnity agreement from Transferee Principal on Lender’s then current form with respect to all acts and events relating to Hazardous Substances and Environmental Laws occurring or arising after the closing of the Transfer, provided, however, that the requirements of this clause (l) shall be deemed satisfied if Borrower elects in connection with the Transfer, in Borrower’s sole and absolute discretion, to maintain the environmental insurance policy required pursuant to Section 8.1(a)(xi) purchased by Borrower and in effect as of the closing of the Loan;

(m)                             the Mezzanine Loan must be repaid in full in accordance with the terms of the Mezzanine Loan Agreement (it being acknowledged and agreed that Permitted Mezzanine Financing may be obtained in connection therewith as provided herein);

(n)                                 if required by Lender, Lender shall receive a Rating Agency Confirmation; and

(o)                                 Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the terms and conditions of this Section 7.5.

A consent by Lender with respect to a Transfer of the Property in its entirety to, and the assumption of the Loan by, a Transferee pursuant to this Section 7.5 shall not be construed to be a waiver of the right of Lender to consent to any subsequent Transfer of the Property (unless such Transfer is a Permitted Transfer). Upon the Transfer of the Property pursuant to this Section 7.5, Borrower and Borrower Principal (if a Transferee Principal has assumed the obligations of Borrower Principal under the Guaranty with respect to all acts and events occurring or arising after the transfer of the Property pursuant to this Section 7.5) shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances first occurring or arising after the date of such transfer, provided, however, Borrower and Borrower Principal shall bear the burden of proof to show that an event triggering liability under the Loan Documents first occurred after the transfer of the Property. The immediately preceding sentence may be used by Borrower Principal (or any replacement guarantor) as evidence of such release of liability. All out-of-pocket costs and expenses incurred by Lender pursuant to this Section 7.5 except as otherwise expressly excluded above shall be payable by Borrower whether or not the transfer contemplated hereunder actually occurs.

Section 7.6.                                 PERMITTED MEZZANINE FINANCING

Notwithstanding the provisions of Section 7.2 hereof or anything to the contrary contained herein, in connection with an assumption of the Loan pursuant to Section 7.5 or simultaneous with the repayment in full of the Mezzanine Loan, the holders of direct and/or indirect equity interests in Transferee or in Borrower may obtain a mezzanine loan (the “Permitted Mezzanine Financing”) provided that each of the following conditions are satisfied:

(a)                                 Lender shall have received at least forty-five (45) days prior written notice of such proposed mezzanine loan and shall have approved in writing the terms of the proposed mezzanine loan (including, without limitation, all of the economic terms);

(b)                                 No Event of Default shall have occurred and be continuing;

(c)                                  The proposed mezzanine loan is not secured other than by the direct and/or indirect equity interests in Borrower (other than any SPE Component Entity);

(d)                                 The holder of the Permitted Mezzanine Financing and Lender shall execute a customary, market based intercreditor agreement in form and substance acceptable to the holder of the Permitted Mezzanine Financing, Lender and, following Securitization, the Rating Agencies;

(e)                                  Lender shall have determined that the Debt Yield for the Property (taking into account the Permitted Mezzanine Financing) on a trailing twelve month basis shall be at least equal to 10% (the Debt Yield on the Closing Date);

(f)                                   Lender shall have determined that the ratio of the unpaid principal balance of the Loan and the Permitted Mezzanine Financing to the value of the remaining Property based on an updated as-is appraised value for the Property shall be equal to or less than permitted ratio on the Closing Date (i.e. 60%);

(g)                                  Lender shall have received a Rating Agency Confirmation with respect to the proposed mezzanine loan; and

(h)                                 Lender shall have received payment of all reasonable out-of pocket costs and expenses, including reasonable attorneys’ fees, in connection with the review of the proposed mezzanine loan.

Section 7.7.                                 PERMITTED PREFERRED EQUITY

Notwithstanding the provisions of Section 7.2 hereof, direct or indirect equity interests in Mezzanine Borrower may be Transferred in connection with the creation of a preferred class of equity in Mezzanine Borrower (the “Permitted Preferred Equity”) provided that each of the following conditions are satisfied:

(a)                                 Lender shall have received at least forty-five (45) days prior written notice of such proposed preferred equity;

(b)                                 No Event of Default shall have occurred and be continuing;

(c)                                  One hundred percent (100%) of the proceeds of such Permitted Preferred Equity is invested in the Property as a part of a renovation of the Property as set forth in a renovation budget approved by Lender and applied towards the payment of the reasonable out of pockets costs and expenses of the issuer and Borrower (and their direct or indirect members and/or partners) related to the creation and documentation of such Preferred Equity, provided that no more than $1,000,000 may be applied towards the payment of such costs and expenses;

(d)                                 The identity of the provider of such Permitted Preferred Equity is reasonably approved by Lender in writing, including, without limitation, confirmation that such provider is not an Embargoed Person and has not in the last ten (10) years has made an assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws;

(e)                                  Lender shall have received payment of all reasonable out-of pocket costs and expenses, including reasonable attorneys’ fees, in connection with the review of the proposed preferred equity;

(f)                                   Such Permitted Preferred Equity (i) does not, when combined with the outstanding principal balance of the Loan and the Mezzanine Loan (and/or the Permitted Mezzanine Financing, as applicable), exceed eighty-five percent (85%) of (A) the as-is appraised value of the Property (as determined by an appraiser commissioned by Lender) as of the time when such Permitted Preferred Equity is made, plus (B) the cash value of such Permitted Preferred Equity, (ii) does not have a redemption date earlier than one (1) year after the stated maturity date of the Loan and the Mezzanine Loan, (iii) is in a face amount of not less than $10,000,000 and (iv) provides that the payment of the return thereon shall be at all times subordinate to all payments due under the Loan and the Mezzanine Loan, and such return shall accrue in the event that net cash flow from the Property (after payment of Debt Service and Monthly Mezzanine Debt Service Payment Amount and the deposits into the Reserve Accounts, including, without limitation, Excess Cash as required hereunder) is not sufficient or not available to repay the return on the preferred equity investment; and

(g)                                  the conditions set forth in clauses (i) through (iv) in Section 7.3 (provided, however, that with respect to clause (ii) of Section 7.3, it is understood and agreed that one or more Control Parties shall own, individually or in the aggregate, not less than fifty-one percent (51%) of the direct or indirect common equity interests in Borrower and any SPE Component

Entity (i.e., such percentage threshold shall be calculated and determined without taking into account any preferred equity interests).

Section 7.8.                                 RETAIL SPACE RELEASE

Provided that no Event of Default has occurred and is continuing, Borrower may obtain a release of the Retail Space from the Lien of the Mortgage and related Loan Documents (a “Retail Space Release”) in connection with a bona fide arms’ length sale of the Retail Space to a Person other than Borrower, Borrower Principal or any Affiliate of either of the foregoing (or, solely in connection with an assumption of the Loan by a Transferee with respect to a sale of the hotel portion of the Property, a sale of the Retail Space to Borrower Principal or any of its Affiliates (other than Borrower)) upon the satisfaction of each of the following conditions:

(a)                                 Lender has approved in writing all documents and plans relating to the creation of the Retail Space as a separate Unit, such approval not to be unreasonably withheld, conditioned or delayed, and Borrower shall have delivered evidence reasonably acceptable to Lender in all respects that the Retail Space is legally regarded as a separate Unit or sub-Unit of Borrower’s Unit within the Condominium;

(b)                                 Borrower shall have delivered to Lender at least thirty (30) days but no more than ninety (90) days prior written notice of its request to obtain a Retail Space Release;

(c)                                  Borrower shall have paid to Lender (without duplication) in immediately available federal funds an amount equal to the Retail Space Release Price, together with (i) Yield Maintenance, if such Retail Space Release occurs prior to the Open Date, (ii) to the extent such payment is received by Lender on a day other than a Payment Date, the amount of interest which would have accrued thereon if such prepayment was made on the next Payment Date, and (ii) all other sums due under this Agreement, the Note or the other Loan Documents in connection with a Partial Release Event, as required by and to be applied in accordance with the provisions hereof;

(d)                                 Borrower shall submit to Lender a release of Lien (and related Loan Documents) for the Retail Space for execution by Lender not less than fifteen (15) days prior to the scheduled release date. Such release shall be reasonably satisfactory to Lender and shall be in a form that is appropriate for recordation in the state in which the Property is located. In addition, Borrower shall deliver to Lender a certificate from an authorized officer of Borrower stating that, to Borrower’s knowledge, (i) such documentation (A) is in compliance with all Legal Requirements, and (B) will effect such release in accordance with the terms of this Agreement, (ii) Borrower continues to comply with the covenants set forth in Article 6 hereof;

(e)                                  Borrower shall deliver evidence acceptable to Lender in all respects that, immediately after giving effect to the Retail Space Release, the portion of the Property remaining encumbered by the Mortgage (the “Remaining Property”) shall (i) comply in all material respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (ii) constitute one or more separate tax lots (unless the Retail Space is a sub-Unit of Borrower’s Unit and/or such separation will take effect in one of the two following fiscal years) and (iii) be legally subdivided.

(f)                                   Borrower shall comply with the Retail Space Release provisions of the Mezzanine Loan Agreement, including, without limitation, prepayment thereof in accordance therewith and deliver evidence to Lender acceptable to Lender of such compliance (it being understood and agreed that confirmation from Mezzanine Lender of such compliance shall be deemed acceptable and sufficient to satisfy the conditions in this clause (f));

(g)                                  Borrower shall provide Lender with reasonable evidence that, other than the Mortgage and the Permitted Encumbrances, there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, encumbering the Remaining Property, which evidence shall be in the form of a “bring down” or “date down” or other permitted endorsement of the Title Insurance Policy issued by the title insurance company who issued the Title Insurance Policy;

(h)                                 After giving effect to the Retail Space Release, Lender shall have determined that the Debt Yield with respect to the Remaining Property after giving effect to the release of the Retail Space and corresponding Partial Release Event, shall be at least equal to the greater of 10% (the Debt Yield on the Closing Date) and the Debt Yield for the Property prior to giving effect to the release of the Retail Space and corresponding Partial Release Event for the twelve (12) full calendar months immediately preceding the Retail Space Release; provided, however, for the purpose of this Section 7.8(h), Debt Yield shall be calculated based on the outstanding principal balance of the Loan, the Mezzanine Loan and/or the Permitted Mezzanine Financing, as applicable, but excluding any amounts on reserve in the Low Debt Yield Reserve, as defined in the Mezzanine Loan Agreement (or similar reserves or holdbacks established and maintained in connection with the Permitted Mezzanine Financing) as of the date of calculation.

(i)                                     Borrower shall have entered into cross-easement and mutual or non-exclusive easements for ingress, egress, access, pedestrian walkways, parking, traffic flow, utilities and services shared by the Retail Space and the Remaining Property and the like which may be required by any Governmental Authority, which Lender reasonably determines, on the advice of counsel, may be necessary for the operation of the Remaining Property or which may be required under any Lease in effect at the Remaining Property at the time of the release;

(j)                                    Lender shall have received payment of all Lender’s costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with the release of the Retail Space from the Lien of the Mortgage and the review and approval of the documents and information required to be delivered in connection therewith;

(k)                                 Borrower shall provide Lender with (i) an endorsement to the Title Insurance Policy relating to the Remaining Property which adds to the insured estate under such policy any easements benefiting the Remaining Property executed in connection with the release transaction, as described herein and (ii) a survey of the Property, certified to the title company and Lender and its successors and assigns, in form and having content reasonably acceptable to Lender prepared by a professional land surveyor licensed in the State in which the Property is located;

(l)                                     Borrower shall have delivered such other customary documentation, instruments and/or information that Lender reasonably requests; and

(m)                             Lender shall have received (A) a legal opinion reasonably satisfactory to Lender from a nationally recognized law firm stating, among other things, that the Retail Space Release will not directly or indirectly result in or cause any REMIC Trust to fail to maintain its status as a REMIC Trust and (B) if reasonably required by Lender, Lender shall have received confirmation in writing from the Rating Agencies that rate the Securities to the effect that the Retail Space Release will not result in a qualification, downgrade or withdrawal of any rating initially assigned or to be assigned to the Securities.

Notwithstanding the foregoing, if after giving effect to the Retail Space Release, Lender shall have determined that the ratio of the unpaid principal balance of the Loan to the value of the remaining Property as determined by an appraiser commissioned by Lender at Borrower’s sole cost and expense is greater than one hundred twenty-five percent (125%) (based solely on real property and excluding personal property and going concern value) and Lender is unable to receive the legal opinion required under Section 7.8(m)(A) above, then no Retail Space Release shall be permitted unless Borrower shall have paid to Lender in lieu of the amounts due pursuant to this Section 7.8 (it being acknowledged, for the avoidance of doubt, that all other conditions to the Retail Space Release set forth in this Section 7.8, including, without limitation, Section 7.8(c) and (h), shall continue to apply), an amount such that the ratio of the unpaid principal balance of the Loan to the value of the Remaining Property (based solely on real property and excluding personal property and going concern value) as determined by an appraiser commissioned by Lender at Borrower’s sole cost and expense after giving effect to the Retail Space Release is not greater than such ratio for the entire Property immediately prior to the Retail Space Release (based solely on real property and excluding personal property and going concern value).

Section 7.9.                                 DEBT.

Except for the Permitted Encumbrances or as otherwise expressly permitted in this Agreement, Borrower shall not incur, create or assume any Debt or incur any liabilities without the prior written consent of Lender.

ARTICLE 8

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 8.1.                                 INSURANCE

(a)                                 Borrower shall obtain and maintain, or cause to be obtained and maintained, at all times insurance for Borrower and the Property providing at least the following coverages:

(i)             insurance with respect to the Improvements and the Personal Property providing coverage for losses sustained by fire and other risks and hazards covered by a standard extended coverage insurance policy providing “special” form coverage (A) in an amount equal to not less than one hundred percent (100%) of the full insurable value written on a replacement cost basis, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with no deduction for depreciation; (B) containing either an agreed amount endorsement with respect to the Improvements and Personal Property or a waiver of all co-insurance provisions; (C) providing for no “all other perils” deductible in excess of the greater of $100,000 or five percent (5%) of the underwritten net cash flow as determined by Lender for all such insurance coverage; (D) insuring against at least those risks and hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the Closing Date (including, without limitation, windstorm and “named storm” coverage), together with any increase in the scope of coverage provided under such form after the Closing Date; (E) with loss payable to Lender; and (F) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements and containing an “Ordinance or Law Coverage” or “Enforcement” endorsement;

(ii)             commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property (including “dram shop” or other liquor liability coverage if alcoholic beverages are dispensed at the Property), with such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations; (3) independent contractors; and (4) contractual liability covering, to the maximum extent permitted by law, Borrower’s obligation to indemnify Lender as required under this Agreement; and (D) naming Lender as additional insured;

(iii)              loss of rents or business interruption insurance, as applicable, (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsections (i) and (iv) through (vii); and (C) which provides that after the physical loss to the Improvements and Personal Property occurs, the loss of rents or income, as applicable, will be insured until completion of Restoration or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) which contains an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business interruption insurance, as applicable, shall be determined prior to the Closing Date and at least once each year thereafter based on Lender’s reasonable estimate of the net operating income from the Property for the succeeding period of coverage as required above. All proceeds payable to Lender pursuant to this subsection shall be held by Lender in an interest-bearing Eligible Account and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note, this Agreement and the other Loan

Documents except to the extent such amounts are actually paid out of the proceeds of such loss of rents or business interruption insurance, as applicable;

(iv)    if any portion of the Improvements is currently or at any time in the future located in a “special flood hazard area” designated by the Federal Emergency Management Agency, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, together with such “excess flood” insurance naming Lender as loss payee in such amount and with such deductible as Lender may reasonably require;

(v)     earthquake insurance in form and substance satisfactory to Lender in an amount not less than the greater of (I) $100,000,000 or (II) one hundred fifty percent (150%) of the probable maximum loss (“PML”); with such PML being based on a 475-year return period, exposure period of fifty (50) years and a ten percent (10%) probability of exceedance, provided that such earthquake insurance shall be on terms consistent with the special causes of loss form required under subsection (i) above;

(vi)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the property and liability coverage forms do not otherwise apply, Borrower shall maintain or caused to be maintained (A) general liability and umbrella liability insurance covering claims related to construction, repairs or alterations being made at the Property, including naming Lender as additional insured for on-going and completed operations; and (B) the insurance provided for in subsection (i) above written in a so-called Builder’s Risk Completed Value form (1) on a non-reporting basis, (2) against “special causes of loss” insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(vii)   comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(viii)  workers’ compensation, subject to the statutory limits of the State, and employer’s liability insurance in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(ix)    excess liability insurance in an amount as may be required by Lender on terms consistent with the commercial general liability insurance required under subsection (ii) above, but in no event less than $50,000,000;

(x)     a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or (C) temporary contract employees or student interns;

(xi)    environmental coverage as set forth in that certain Pollution Legal Liability Select Policy from Chartis Specialty Insurance Company, Policy No. PLS 16915648, a true, correct and complete copy of which was delivered by Borrower to Lender in connection with the Loan, the receipt and sufficiency of which Lender hereby recognizes in connection with Section 7.5(l) of this Agreement, or a replacement environmental insurance policy providing substantially the same coverage, terms and conditions as the foregoing, subjection to the reasonable approval of Lender; and

(xii)   such additional insurance policies and coverage, and in such amounts, (A) as may be required pursuant to any and all agreements, declarations, covenants, and/or other arrangements to which Borrower is a party or to which Borrower or the Property is subject, including, without limitation, any declarations of covenants, conditions and restrictions or similar covenants and/or restrictions affecting the Property, franchise agreements, licenses or leases, and (B) as Lender from time to time may reasonably request against such other insurable hazards (including, but not limited to, sinkhole, mine, subsidence, mold, spores or fungus) which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

Notwithstanding the foregoing provisions, to the extent that the Condominium Board maintains a “master” or “blanket” policy (the “Condominium Board Policy”) on the Improvements relating to Borrower’s Condominium Unit and/or the Common Elements which provides insurance coverage in the amounts, for the periods, by companies and against the hazards described in this Section 8.1, including fire and hazards included within the term “extended coverage”, and is otherwise in form and substance reasonably satisfactory to Lender, then Borrower’s obligation under this Section 8.1 to maintain hazard insurance coverage on Borrower’s Condominium Unit (including, but not limited to all Common Elements) is deemed satisfied to the extent that the required coverage is provided by the Condominium Board Policy.

(b)           All insurance provided for in Section 8.1(a) shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”) meeting the requirements of Section 8.1(a) and shall be acceptable to Lender as to amounts, forms, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a financial strength rating of at least “A-” and a financial size category of at least “VIII” from Alfred M. Best Company, Inc. and a claims paying ability and financial strength rating of “A-” or better by S&P (and the equivalent ratings for Moody’s and Fitch) or such other ratings approved by Lender. To the extent such Policies are not available as of the Closing Date, Borrower shall deliver to Lender prior to the Closing Date an Acord 28 or similar certificate of insurance evidencing the coverages and amounts required hereunder and, upon request of Lender as soon as available after the Closing Date, copies of all Policies. Not less than ten (10) days prior to the expiration dates of any insurance coverage in place with respect to the Property, Borrower shall deliver to Lender an Acord 28 or similar certificate accompanied by evidence satisfactory to Lender of payment of the premiums due in connection therewith (the “Insurance Premiums”), and, as soon as available thereafter, copies of all renewal Policies.

(c)           Any Policy may be in the form of a blanket insurance policy, provided that such policy shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 8.1(a) hereof; provided, however, any blanket insurance policy that does not specifically allocate to the Property the amount of coverage from to time required hereunder shall be subject to Lender’s reasonable approval after taking into account, among other things, the amount, location, number, type and size of properties covered by such blanket insurance policy.

(d)           All Policies provided for or contemplated by Section 8.1(a), including without limitation, the Condominium Board Policy, (i) other than the coverage referenced in clause (a)(viii) and (a)(xi) above, name Lender as the additional insured, as its interests may appear, (ii) for the coverage referenced in clause (a)(xi), name Lender and its successors and assigns as a named insured, as their interests may appear, and (iii) other than the coverage referenced in clauses (a)(ii), (viii) and (ix) above, contain a standard non-contributory mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)           All Policies provided for in Section 8.1(a) shall contain clauses or endorsements to the effect that:

(i)    no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;

(ii)    the Policies shall not be canceled without at least thirty (30) days’ or such longer period of time as is required by state law (or in the case of non-payment of Insurance Premiums, ten (10) days’) prior written notice to Lender and any other party named therein as an additional named or insured;

(iii)     the issuers thereof and/or Borrower shall give written notice to Lender if the Policies have not been renewed thirty (30) days prior to its expiration;

(iv)    Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(v)    the Policies do not contain an exclusion for acts of terrorism or evidence of terrorism insurance shall be evidenced in accordance with Section 8.1(b).

(f)            If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the Insurance Premiums, the costs and expenses of obtaining such insurance coverage as Lender in its sole discretion deems appropriate and all reasonable, out-of-pocket expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

(g)           Borrower shall cooperate with Lender in a commercially reasonable manner in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable in connection with the Property, and Borrower shall reimburse Lender for any actual, out-of-pocket expenses incurred by Lender in connection therewith, including without limitation, reasonable out-of-pocket attorneys’ fees.

(h)           Subject to Lender’s rights to require additional or revised insurance in accordance with the terms hereof, Lender acknowledges and agrees that on the date hereof the insurance provided by Borrower satisfies the requirements of this Section 8.1.

Section 8.2.           CASUALTY

If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall as soon as commercially reasonable commence and diligently prosecute the Restoration subject to and in accordance with Section 8.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. Borrower shall adjust all claims for Insurance Proceeds that are under the Restoration Threshold and Lender shall have the right to approve any adjustment of claims for Insurance Proceeds equal to or in excess of the Restoration Threshold; provided, however, if an Event of Default has occurred and is continuing, Lender shall have the right to participate in the adjustment of all claims for Insurance Proceeds.

Section 8.3.           CONDEMNATION

Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Lender copies of any and all documents served to Borrower in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all documents reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and use commercially reasonable efforts to cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall as soon as commercially reasonable commence and diligently prosecute the Restoration and otherwise comply with the provisions of Section 8.4 whether or not Lender makes any Net Proceeds available pursuant to Section 8.4. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the

Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 8.4.           RESTORATION

The following provisions shall apply in connection with the Restoration of the Property:

(a)           If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 8.4(b)(i) are met and Borrower delivers to Lender a written undertaking to commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement as soon as commercially reasonable.

(b)           If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration subject to the conditions of, and in accordance with, the provisions of this Section 8.4. The term “Net Proceeds” for purposes of this Section 8.4 shall mean: (i) the net amount of all insurance proceeds received by Lender as a result of a Casualty (excluding insurance proceeds from rent loss, business interruption liability or workers’ compensation coverage), after deduction of its reasonable out of pocket costs and expenses (including, but not limited to, reasonable counsel fees and disbursements), if any, in collecting the same (“Insurance Proceeds”), or (ii) the net amount of the Award as a result of a Condemnation, after deduction of its reasonable out of pocket costs and expenses (including, but not limited to, reasonable counsel fees and disbursements), if any, in collecting the same (“Condemnation Proceeds”), whichever the case may be.

(i)    The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A)          no Event of Default shall have occurred and be continuing;

(B)          (1) in the event the Net Proceeds are Insurance Proceeds, less than forty percent (40%) of the total square footage of the hotel rooms and amenity space on the Property has been damaged, destroyed or rendered unusable as a result of a Casualty and the amount of damage does not exceed forty percent (40%) of the Property’s fair market value (as reasonably determined by Lender) immediately prior to the occurrence of such Casualty, or (2) in the event the Net Proceeds are Condemnation Proceeds, less than fifteen percent (15%) of the land constituting the Property is taken, such land is located along the perimeter or periphery of the Property (or, if such land is not located along the perimeter or periphery of the Property, Lender is reasonably satisfied that the improvements with which any taken portion of the Property were improved can be restored to substantially similar use) and less than fifteen percent (15%) of the aggregate floor area of the Improvements is taken and the taking does not exceed fifteen percent (15%) of the Property’s fair market value immediately prior to the occurrence of such taking;

(C)          Intentionally Blank;

(D)          Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after an applicable Award or insurance claim is paid or settled, whichever the case may be, occurs) and shall use commercially reasonable efforts to diligently pursue the same to satisfactory completion;

(E)           Lender shall be reasonably satisfied that all scheduled payments of principal and interest under the Note, which will be incurred during the period of Restoration will be covered out of the Net Proceeds, insurance coverage referred to in Section 8.1(a)(iii) above, or other funds of Borrower;

(F)           Lender shall be reasonably satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases or material agreements affecting the Property, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation, or (4) the expiration of the insurance coverage referred to in Section 8.1(a)(iii);

(G)          Lender shall be satisfied that Debt Yield for the twelve (12) month period immediately following the completion of the Restoration shall be at least equal to the Debt Yield for the twelve (12) month period immediately preceding the applicable Casualty or Condemnation event;

(H)          the Property and the use thereof after the Restoration will be in compliance with and permitted under all Legal Requirements in all material respects;

(I)            the Restoration shall be done and completed by Borrower in an commercially reasonable and diligent fashion and in compliance with all applicable Legal Requirements in all material respects;

(J)            such Casualty or Condemnation, as applicable, does not result in the loss of permanent access to the Property or the Improvements that would reasonably be expected to have or does have a Material Adverse Effect;

(K)          Borrower shall deliver, or cause to be delivered, to Lender a detailed budget certified by Borrower’s architect or engineer setting forth the cost of completing the Restoration, which budget shall be reasonably acceptable to Lender, together with complete plans and specifications for the Restoration;

(L)           the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s reasonable judgment to cover the cost of the Restoration; and

(M)         the Condominium is not terminated as a result of such Casualty or Condemnation.

(ii)    Net Proceeds shall be held by Lender in an interest bearing escrow account (bearing interest at a money market rate determined by Lender complying with the requirements of a Permitted Investment) and, until disbursed in accordance with the provisions of this Section 8.4, shall constitute additional security for the Debt and other obligations under the Loan Documents. Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all the conditions precedent to such advance set forth in Section 8.4(b)(i), have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy and which do not constitute Permitted Encumbrances. Insurance Proceeds from rent loss or business interruption coverage, as applicable, which are required to be maintained by Borrower pursuant to Section 8.1(a), shall be controlled by Lender at all times, shall not be subject to the provisions of this Section 8.4 and shall be used solely for the payment of the obligations under the Loan Documents and operating expenses.

(iii)     All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Restoration Consultant”), in each case, which shall not be unreasonably withheld, conditioned or delayed. Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts in excess of $500,000 under which they have been engaged, shall be subject to prior review and acceptance by Lender and the Restoration Consultant, in each case, which shall not be unreasonably withheld, conditioned or delayed. All reasonable out-of pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration, including, without limitation, reasonable counsel fees and disbursements and the Restoration Consultant’s fees, shall be paid by Borrower.

(iv)    In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Restoration Consultant, minus the Restoration Retainage. The term “Restoration Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Restoration Consultant, until the Restoration has been completed (but shall not be duplicative of any retainage in any construction contract or other agreement). The Restoration Retainage shall be reduced to five percent (5%) of the costs incurred upon receipt by Lender of satisfactory evidence that fifty percent (50%) of the Restoration has been completed. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 8.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b) and that all material approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage; provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Restoration Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)    Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Restoration Consultant, be sufficient to pay in full the balance of the costs which are reasonably estimated by the Restoration Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 8.4(b) shall constitute additional security for the Debt and other obligations under the Loan Documents.

(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Restoration Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 8.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents, (1) if Lender has received written notice from Mezzanine Lender that a Mezzanine Default has occurred and until Lender receives from Mezzanine Lender written confirmation of the revocation of such notice, to an account designated by Mezzanine Lender or (2) otherwise, to Borrower.

(c)           Following the Securitization of the Loan, if, after a Condemnation, the ratio (the “LTV Ratio”) of the unpaid principal balance of the Loan to the value of the remaining Property (as determined by Lender using any commercially reasonable valuation method based solely on the value of real property and excluding any personal property or going concern value) is greater than one hundred twenty-five percent (125%), then Borrower’s right to receive Condemnation Proceeds or use the same toward Restoration under Sections 8.4(a) or (b) above shall be subject to the right of Lender, at its option, to retain and apply toward the payment of the principal balance of the Debt the least of the following amounts: (i) all Condemnation Proceeds, (ii) the fair market value of such portion of the Property taken at the time of the taking, and (iii) an amount such that the LTV Ratio following the taking is not greater than the LTV Ratio immediately prior to the taking. All Net Proceeds not required to be made available for the Restoration, returned to Borrower as excess Net Proceeds pursuant to Section 8.4(b)(vii), or in the case of Condemnation Proceeds applied by Lender in accordance with this Section 8.4(c), may (x) be retained and applied by Lender toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, (y) at the sole discretion of Lender, paid, either in whole or in part, to Borrower. If, pursuant to this Section 8.4(c), Lender shall receive and retain Net Proceeds, the Debt shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction thereof. Anything contained in the Loan Documents to the contrary notwithstanding, provided no Event of Default shall be continuing, no prepayment premium, fee or penalty shall be applicable to a prepayment of the Debt pursuant to this Section 8.4(c).

(d)           In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and, except to the extent the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), to the Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure, Lender or other transferee in the event of such other transfer of title.

(e)           Notwithstanding anything to the contrary contained in this Agreement, provided no Event of Default has occurred and is continuing, if pursuant to the terms of this Section 8.4, Lender is obligated to make Net Proceeds available to Borrower for Restoration and Lender fails to actually make such Net Proceeds available to Borrower for Restoration, then Borrower’s obligation to perform the Restoration (or any portion thereof) shall be tolled until such time as Lender shall have made such Net Proceeds available to Borrower in accordance with the terms of this Section 8.4, it being acknowledged that Borrower’s obligation to perform the Restoration (or any portion thereof) shall not be tolled if Lender is not obligated to make Net Proceeds available to Borrower for Restoration.

ARTICLE 9

RESERVE FUNDS

Section 9.1.           REQUIRED REPAIRS

(a)           Subject to Lender making applicable Reserve Funds available therefor, Borrower shall make the repairs to the Property set forth in the columns labeled “Immediate” and “Year 1” on Schedule I attached hereto and made a part hereof (but excluding in all event Item 6 thereof relating to Façade Repairs and as more particularly described in the Property Condition Report prepared in connection with the closing of the Loan (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs in a good and workmanlike manner on or before the date that is eighteen (18) months from the Closing Date or within such other time frame for completion specifically set forth on Schedule I.

(b)           Borrower shall establish on the Closing Date an Eligible Account with Lender or Lender’s agent to fund the Required Repairs (the “Required Repair Account”) into which Borrower shall deposit on the Closing Date the amount of $2,040,735.00, which amount equals one hundred ten percent (110%) of the estimated cost for the completion of the Required Repairs. Amounts so deposited shall hereinafter be referred to as the “Required Repair Funds”. Upon the earlier of (1) Borrower’s completion of all Required Repairs in accordance with the terms hereof (provided Borrower has supplied Lender with evidence reasonably satisfactory to Lender of payment of all Required Repairs), so long as no Event of Default is then continuing or (2) payment in full by Borrower of all sums evidenced by the Note (other than obligations of Borrower which survive repayment of the Loan such as indemnification obligations) and secured by the Mortgage, Lender shall disburse to Borrower all remaining Required Repair Funds, if any.

Section 9.2.           REPLACEMENTS

(a)           On an ongoing basis throughout the term of the Loan, and subject to Lender making applicable Reserve Funds available therefor, Borrower shall make capital repairs, replacements and improvements necessary to keep the Property in good order and repair (ordinary wear and tear excepted) including, but not limited to, FF&E and those repairs, replacements and improvements more particularly described in the Annual Budget (collectively, the “Replacements”), unless such Replacements are thereafter deemed not necessary and Borrower receives Lender’s approval not to make such Replacements (or any portion thereof), such approval not to be unreasonably withheld, conditioned or delayed. Borrower shall complete (or cause to be completed) all Replacements in a good and workmanlike manner as soon as commercially reasonable after commencing to make each such Replacement.

(b)           Borrower shall establish on the Closing Date an Eligible Account with Lender or Lender’s agent to fund the Replacements (the “Replacement Reserve Account”) into which Borrower shall deposit the Replacement Reserve Monthly Deposit on each Payment Date. Amounts so deposited shall hereinafter be referred to as “Replacement Reserve Funds”. Upon payment in full by Borrower of all sums evidenced by the Note and secured by the Mortgage (other than obligations of Borrower which survive repayment of the Loan such as indemnification obligations), Lender shall disburse to Borrower all remaining Replacement Reserve Funds, if any.

Section 9.3.           INTENTIONALLY BLANK

Section 9.4.           REQUIRED WORK

Borrower shall diligently pursue all Required Repairs and Replacements (collectively, the “Required Work”) to completion in accordance with the following requirements:

(a)           Lender reserves the right, at its option, to reasonably approve all contracts or work orders with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Required Work to the extent such contracts or work orders exceed $500,000. Upon Lender’s request, to the extent assignable, Borrower shall collaterally assign any contract or subcontract to Lender.

(b)           Intentionally Blank.

(c)           During the continuance of an Event of Default, in order to facilitate Lender’s completion of the Required Work, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete the Required Work and/or employ watchmen to protect the Property from damage. All sums so expended by Lender, to the extent not from the Reserve Funds, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake the Required Work in the name of Borrower upon Borrower’s failure to do so in a workmanlike and timely manner; provided, however, Lender agrees to only act as such attorney-in-fact after the occurrence and during the continuance of an Event of Default. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any of the Reserve Funds for the purpose of making or completing the Required Work; (ii) to make such additions, changes and corrections to the Required Work as shall be necessary to complete the Required Work; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary for the completion of the Required Work (v) to execute all applications and certificates in the name of Borrower which may be required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every act which Borrower might do on its own behalf to fulfill the terms of this Agreement.

(d)           Nothing in this Section 9.4 shall: (i) make Lender responsible for making or completing the Required Work; (ii) require Lender to expend funds in addition to the Reserve Funds to make or complete any Required Work; (iii) obligate Lender to proceed with the Required Work; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Required Work.

(e)           Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties performing Required Work pursuant to this Section 9.4 to enter onto the Property during normal business hours (subject to the rights of tenants under their Leases and rights of hotel guests) to inspect the progress of any Required Work and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Required Work which are or may be kept at the Property, and to complete any Required Work made pursuant to this Section 9.4. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Lender and Lender’s representatives or such other persons described above in connection with inspections described in this Section 9.4 or the completion of Required Work pursuant to this Section 9.4, at no material cost or expense to Borrower.

(f)            Lender may, to the extent the cost of any Required Work exceeds $500,000, inspect the Property at Borrower’s expense prior to making a disbursement of the Reserve Funds in order to verify completion of the Required Work for which reimbursement is sought. Borrower shall pay Lender a reasonable inspection fee not exceeding $1,000 for each such inspection. Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and/or may require a copy of a certificate of completion by an independent qualified professional acceptable to Lender prior to the disbursement of the Reserve Funds for Required Work in excess of $500,000. Borrower shall pay the actual out of pocket and reasonable expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(g)           The Required Work and all materials, equipment, fixtures, or any other item comprising a part of any Required Work shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialman’s or other Liens (except for Permitted Encumbrances) and subject to the contest rights of Borrower expressly set forth in this Agreement.

(h)           Before each disbursement of the Reserve Funds in an amount in excess of $500,000, Lender may require Borrower to provide Lender with a search of title to the Property effective to the date of the disbursement, which search shows that no mechanic’s or materialmen’s or other Liens of any nature have been placed against the Property since the date of recordation of the Mortgage and that title to the Property is free and clear of all Liens (except for Permitted Encumbrances) and subject to the contest rights of Borrower expressly set forth in this Agreement.

(i)            All Required Work shall comply in all material respects with all Legal Requirements and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters for the Policies required to be maintained herein.

(j)            To the extent assignable, Borrower hereby assigns to Lender all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the Required Work; provided, however, that Lender may not pursue any such rights or claims unless an Event of Default has occurred and is continuing.

Section 9.5.           RELEASE OF RESERVE FUNDS

(a)           Upon written request from Borrower and satisfaction of the requirements set forth in Section 9.4 and 9.5 of this Agreement, Lender shall disburse to Borrower amounts from (i) the Required Repair Account to the extent necessary to pay for or reimburse Borrower for the actual costs of each Required Repair (but not exceeding one hundred ten percent (110%) of the original estimated cost of such Required Repair as set forth on Schedule I, unless Lender has agreed to reimburse Borrower for such excess cost pursuant to Section 9.5(f)), (ii) the Replacement Reserve Account to the extent necessary to pay for or reimburse Borrower for the actual costs of any Replacements, or (iii) the Room Split Reserve Account to the extent necessary to pay for the actual costs of Room Split Work or to reimburse Borrower therefor, upon completion of such Room Split Work or the applicable portion thereof as set forth in the Room Split Budget (but subject to Non-Discretionary Expenses, Permitted Variances and other variances approved by Lender in writing). Notwithstanding the preceding sentence, in no event shall Lender be required to (w) disburse any amounts which would cause the amount of funds remaining in the Required Repair Account after any disbursement (other than with respect to the final disbursement) to be less than one hundred ten percent (110%) of the then current estimated cost of completing all remaining Required Repairs for the Property, (x) disburse funds from any of the Reserve Accounts if an Event of Default has occurred and is continuing, or (y) disburse funds from the Replacement Reserve Account to pay for or reimburse Borrower for the costs of routine repairs or maintenance to the Property or for costs which are to be paid for or reimbursed from funds held in the Required Repair Account.

(b)           With each request for disbursement (regardless of amount), Borrower shall certify in writing to Lender that, to Borrower’s knowledge, all Required Work has been performed in accordance with all Legal Requirements in all material respects and that all such Required Work has been completed lien free and paid for in full or will be paid for in full (subject to any retainer contained in a contract relating to such Required Work) upon disbursement of the requested funds and shall be accompanied by lien waivers (which may be conditional) from each contractor, supplier, materialman, mechanic or subcontractor with respect to the completion of its work or delivery of its materials. In addition, each request for disbursement in excess of $500,000 shall be on a form provided or reasonably approved by Lender and shall (i) include copies of invoices for all items or materials purchased and all labor or services provided and (ii) specify (A) the Required Work for which the disbursement is requested, (B) the quantity and price of each item purchased, if the Required Work includes the purchase or replacement of specific items, (C) the price of all materials (grouped by type or category) used in any Required Work other than the purchase or replacement of specific items, and (D) the cost of all contracted labor or other services applicable to each Required Work for which such request for disbursement is made. Except as provided in Section 9.5(d), each request for disbursement shall be made only after completion of the Required Repair or Replacement (or the portion thereof completed in accordance with Section 9.5(d)), as applicable, for which disbursement is requested.

(c)           Intentionally Blank.

(d)           If the cost of any item of Required Work exceeds $25,000, a request for disbursement from the Reserve Accounts may be made after completion of a portion of the work under such contract, provided (A) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, and (B) all other express conditions in this Agreement for disbursement from the Replacement Reserve, the Room Split Reserve Account or the Required Repair Reserve have been satisfied.

(e)           Borrower shall not make a request for, nor shall Lender have any obligation to make, any disbursement from any Reserve Account more frequently than once in any calendar month and (except in connection with the final disbursement) in any amount less than the lesser of (i) $10,000 or (ii) the total cost of the Required Work for which the disbursement is requested.

(f)            In the event Borrower requests a disbursement from the Required Repair Account to pay for or reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than the Required Repairs specified on Schedule I, or for a Required Repair to the extent the cost of such Required Repair exceeds one hundred ten percent (110%) of the estimated cost of such Required Repair as set forth on Schedule I (in either case, an “Additional Required Repair”), Borrower shall disclose in writing to Lender the reason why funds in the Required Repair Account should be used to pay for such Additional Required Repair. If Lender reasonably determines that (i) such Additional Required Repair is of the type intended to be covered by the Required Repair Account, (ii) such Additional Required Repair is not covered or is not of the type intended to be covered by the Replacement Reserve Account, (iii) costs for such Additional Required Repair are reasonable, (iv) the funds in the Required Repair Account are sufficient to pay for such Additional Required Repair and all other Required Repairs for the Property specified on Schedule I, and (v) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Required Repair Account.

(g)           In the event any Borrower requests a disbursement from the Replacement Reserve Account to pay for or reimburse Borrower for the actual cost of labor or materials used in connection with repairs or improvements other than FF&E and the Replacements specified in the Annual Budget prepared in connection with the closing of the Loan (an “Additional Replacement”), Borrower shall disclose in writing to Lender the reason why funds in the Replacement Reserve Account should be used to pay for such Additional Replacement. If Lender determines that (i) such Additional Replacement is of the type intended to be covered by the Replacement Reserve Account, (ii) such Additional Replacement is not covered or is not of the type intended to be covered by the Required Repair Account, (iii) costs for such Additional Replacement are reasonable, (iv) the funds in the Replacement Reserve Account are sufficient to pay for such Additional Replacement and all other Replacements for the Property specified in the Property Condition Report, and (v) all other conditions for disbursement under this Agreement have been met, Lender shall disburse funds from the Replacement Reserve Account.

(h)           Intentionally Blank.

(i)            Lender’s disbursement of any Reserve Funds or other acknowledgment of completion of any Required Work in a manner satisfactory to Lender shall not be deemed a certification or warranty by Lender to any Person that the Required Work has been completed in accordance with Legal Requirements.

(j)            Except as otherwise expressly provided herein, if the funds in any Reserve Account should exceed the amount of payments actually applied by Lender for the purposes of the account, Lender in its sole discretion shall either return any excess to Borrower or credit such excess against future payments to be made to that Reserve Account. If at any time Lender reasonably determines that the Tax and Insurance Reserve Funds are not or will not be sufficient to make the required payments, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof.

(k)           The insufficiency of any balance in any of the Reserve Accounts shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents.

Section 9.6.           TAX AND INSURANCE RESERVE FUNDS

Borrower shall establish on the Closing Date an Eligible Account with Lender or Lender’s agent sufficient to discharge Borrower’s obligations for the payment of Property Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof (the “Tax and Insurance Reserve Account”) into which Borrower shall deposit on the Closing Date $833,336.54, which amount, when added to the required monthly deposits set forth in the next sentence, is sufficient to make the payments of Property Taxes and Insurance Premiums as required herein. Borrower shall deposit into the Tax and Insurance Reserve Account on each Payment Date (a) one-twelfth of the Property Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Property Taxes at least thirty (30) days prior to the earlier of (i) the date that the same will become delinquent and (ii) the date that additional charges or interest will accrue due to the non-payment thereof, and (b) except to the extent Lender has waived the insurance escrow because the insurance required hereunder is maintained under a blanket insurance Policy acceptable to Lender in accordance with Section 8.1(c), one-twelfth of the Insurance Premiums that Lender estimates will be payable during the next ensuing twelve (12) months for the renewal of the coverage afforded by the Policies upon the expiration thereof or such higher amount necessary to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (a) and (b) above hereinafter called the “Tax and Insurance Reserve Funds”). Lender will apply the Tax and Insurance Reserve Funds to payments of Property Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.4 and Section 8.1 hereof. In making any disbursement from the Tax and Insurance Reserve Account, Lender may do so according to any bill, statement or estimate procured from the appropriate public office or tax lien service (with respect to Property Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Lender agrees that it shall use commercially reasonable efforts to comply with a reasonable request of Borrower to apply funds in the Tax and Insurance Reserve Account early to the extent such early payments will result in savings and sufficient funds are on deposit in such account. If the amount of the Tax and Insurance Reserve Funds shall exceed the amounts due for Property Taxes and Insurance Premiums pursuant to Section 5.4 and Section 8.1 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Reserve Account. In allocating any such excess, Lender may deal with the person shown on Lender’s records as being the owner of the Property. If at any time Lender reasonably determines in good faith that the Tax and Insurance Reserve Funds are not or will not be sufficient to pay Property Taxes and Insurance Premiums by the dates set forth in (a) and (b) above, Lender shall notify Borrower of such determination and Borrower shall pay to Lender any amount necessary to make up the deficiency within ten (10) days after notice from Lender to Borrower requesting payment thereof. Upon payment in full by Borrower of all sums evidenced by the Note and secured by the Mortgage, Lender shall disburse to Borrower all remaining Tax and Insurance Reserve Funds, if any.

Section 9.7.           EXCESS CASH; OPERATING EXPENSES; EXTRAORDINARY EXPENSES

(a)           Borrower shall establish on the Closing Date an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit all Excess Cash on each Payment Date during the continuation of a Cash Sweep Period (the “Excess Cash Reserve Account”) to be held by Lender as additional security for the Loan. Amounts so deposited shall hereinafter be referred to as the “Excess Cash Reserve Funds”. Provided no Event of Default has occurred and is continuing and following the application of net cash flow of the Property through the waterfall in the Cash Management Account, all sums on deposit in the Excess Cash Reserve Account (to the extent there is a shortfall in any of the following Subaccounts) shall (i) be deposited into the Tax and Insurance Reserve Subaccount pursuant to Section 9.6 hereof, the Replacement Reserve Subaccount pursuant to Section 9.2 hereof, the Operating Expense Subaccount and Extraordinary Expense Subaccount pursuant to Section 9.7(b) hereof, which amounts so deposited shall thereafter be applied in Section 10.1 and 10.2 hereof, and (ii) otherwise be disbursed, upon the earlier to occur of (a) payment in full of the Debt and the Mezzanine Loan or (b) the discontinuation of a Cash Sweep Period to (1) if Lender has received written notice from Mezzanine Lender that a Mezzanine Default has occurred and until Lender receives from Mezzanine Lender written confirmation of the revocation of such notice, to an account designated by Mezzanine Lender or (2) otherwise, to Borrower’s Account. For the avoidance of doubt, in no event shall any Excess Cash Reserve Funds be used for payment of Debt Service hereunder or “Debt Service” under the Mezzanine Loan.

(b)           Borrower shall submit to Lender not later than the five (5) Business Days prior to the end of each calendar month, a statement certified by Borrower (i) setting forth those Operating Expenses and Extraordinary Expenses to be paid by Borrower during the following calendar month and (ii) stating that no Operating Expenses or Extraordinary Expenses are more than sixty (60) days past due. Custodial Funds and those Operating Expenses which are consistent with the Annual Budget, together with all Non-Discretionary Expenses and, in each case, subject to the Permitted Variance, as well as those Operating Expenses and Extraordinary Expenses otherwise approved by Lender in writing in its reasonable discretion, shall be approved for payment (without any other action by Borrower) and shall be disbursed from the Custodial Funds Subaccount and the Operating Expense Subaccount, as applicable, to Borrower’s Account on a weekly basis during the next calendar month, with the exception of

Extraordinary Expenses, which shall be disbursed to Borrower’s Account from the Extraordinary Expense Subaccount on a monthly basis during the next calendar month; provided, however, upon the occurrence and during the continuance of a Mezzanine Default, no Operating Expenses that are attributable to Management Fees shall be disbursed to Borrower.

Section 9.8.           RESERVE FUNDS GENERALLY

(a) (i) No earnings or interest on the Tax and Insurance Reserve Accounts shall be payable to Borrower. Neither Lender nor any loan servicer that at any time holds or maintains the Tax and Insurance Reserve Accounts shall have any obligation to keep or maintain such Reserve Account or any funds deposited therein in interest-bearing accounts. If Lender or any such loan servicer elects in its sole and absolute discretion to keep or maintain any non-interest-bearing Reserve Account or any funds deposited therein in an interest-bearing account, the account shall be an Eligible Account and (A) such funds shall not be invested except in Permitted Investments, and (B) all interest earned or accrued thereon shall be for the account of and be retained by Lender or such loan servicer.

(a)           (ii)           All Reserve Funds (other than the Tax and Insurance Reserve Funds) shall earn interest for the benefit of Borrower at business savings rate or comparable rate of interest. In no event shall Lender or any loan servicer that at any time holds or maintains the Reserve Accounts be required to select any particular account or credit funds therein at the highest business savings or comparable rate of interest, provided that selection of the account and the rate of interest credited to Borrower on funds deposited therein shall be consistent with the general standards at the time being utilized by Lender or the loan servicer, as applicable, in establishing similar accounts for loans of comparable type. Interest credited to Borrower hereunder shall be and become part of the applicable Reserve Account and shall be disbursed in accordance with Article 9 above; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default. Borrower agrees that it shall include all interest to which it is entitled under the terms hereof on Reserve Funds as the income of Borrower (and, if Borrower is a partnership or other pass-through entity, the partners, members or beneficiaries of Borrower, as the case may be), and shall be the owner of the Reserve Funds for federal and applicable state and local tax purposes, except to the extent that Lender retains any interest for its own account during the occurrence and continuance of an Event of Default as provided herein. Lender or such loan servicer, as applicable, agrees that it shall include all interest to which it is entitled under the terms hereof as the income of such Lender or loan servicer (and, if either such Lender or loan servicer is a partnership or other pass-through entity, the partners, members or beneficiaries of such Lender or loan servicer, as the case may be), and shall be the owner of such amounts for federal and applicable state and local tax purposes.

(b)           Borrower grants to Lender a first-priority perfected security interest in, and assigns and pledges to Lender, each of the Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts and the Reserve Funds shall constitute additional security for the Debt. The provisions of this Section 9.8 are intended to give Lender “control” of the Reserve Accounts within the meaning of the UCC.

(c)           The Reserve Accounts and any and all Reserve Funds now or hereafter deposited in the Reserve Accounts shall be subject to the exclusive dominion and control of Lender, which shall hold the Reserve Accounts and any or all Reserve Funds now or hereafter deposited in the Reserve Accounts subject to the terms and conditions of this Agreement. Borrower shall have no right of withdrawal from the Reserve Accounts or any other right or power with respect to the Reserve Accounts or any or all of the Reserve Funds now or hereafter deposited in the Reserve Accounts, except as expressly provided in this Agreement.

(d)           Lender shall furnish or cause to be furnished to Borrower, without charge, an annual accounting of each Reserve Account in the normal format of Lender or its loan servicer, showing credits and debits to such Reserve Account and the purpose for which each debit to each Reserve Account was made.

(e)           As long as no Event of Default has occurred and shall be continuing, Lender shall make disbursements from the Reserve Accounts in accordance with this Agreement. All such disbursements to Borrower shall be deemed to have been expressly pre-authorized by Borrower, and shall not be deemed to constitute the exercise by Lender of any remedies against Borrower unless an Event of Default has occurred and is continuing and Lender has expressly stated in writing its intent to proceed to exercise its remedies as a secured party, pledgee or lienholder with respect to the Reserve Accounts.

(f)            If any Event of Default has occurred and is continuing, Borrower shall immediately lose all of its rights to receive disbursements from the Reserve Accounts until the earliest to occur of (i) the date on which such Event of Default is cured to Lender’s satisfaction, (ii) the payment in full of the Debt or (iii) the release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents. In addition, at Lender’s election, Borrower shall lose all of its rights to receive interest on all Reserve Funds during the occurrence and continuance of an Event of Default. Upon the occurrence and during the continuance of any Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Reserve Accounts. Without limitation of the foregoing, upon the occurrence and during the continuance of Event of Default, Lender may use and disburse the Reserve Funds (or any portion thereof) for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all Losses suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item from any of the Reserve Accounts as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Reserve Funds and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Reserve Funds to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

(g)           The Reserve Funds shall not constitute escrow or trust funds and may be commingled with other monies held by Lender. Notwithstanding anything else herein to the contrary, Lender may commingle in one or more Eligible Accounts any and all funds controlled by Lender, including, without limitation, funds pledged in favor of Lender by other borrowers, whether for the same purposes as the Reserve Accounts or otherwise. Without limiting any other provisions of this Agreement or any other Loan Document, the Reserve Accounts may be established and held in such name or names as Lender or its loan servicer, as agent for Lender, shall deem appropriate, including, without limitation, in the name of Lender or such loan servicer, as agent for Lender. In the case of any Reserve Account which is held in a commingled account, Lender or its loan servicer, as applicable, shall maintain records sufficient to enable it to determine at all times which portion of such account is related to the Loan. The Reserve Accounts are solely for the protection of Lender. With respect to the Reserve Accounts, Lender shall have no responsibility beyond the allowance of due credit for the sums actually received by Lender or beyond the reimbursement or payment of the costs and expenses for which such accounts were established in accordance with their terms. Upon assignment of the Loan by Lender, any Reserve Funds shall be turned over to the assignee and any responsibility of Lender as assignor shall terminate. The requirements of this Agreement concerning the Reserve Accounts in no way supersede, limit or waive any other rights or obligations of the parties under any of the Loan Documents or under applicable law.

(h)           Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Accounts or the Reserve Funds deposited therein or permit any Lien to attach thereto, except for the security interest granted in this Section 9.8, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(i)            Borrower will maintain the security interest created by this Section 9.8 as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Reserve Accounts and the Reserve Funds against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written reasonable request of Lender, and at the sole expense of Borrower, Borrower will promptly and duly execute and deliver such further instruments and documents and will take such further actions as Lender reasonably may request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, provided, however, that the same shall not result in any material additional liability or obligation of Borrower nor in the loss or degradation of any of Borrower’s material rights.

(j)            Lender shall be protected in acting upon any notice, resolution, request, consent, order, certificate, report, opinion, bond or other paper, document or signature believed by Lender to be genuine, and it may be assumed conclusively that any Person purporting to give any of the foregoing in connection with the Reserve Account’s has been duly authorized to do so. Lender may consult with counsel, and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by them hereunder and in good faith in accordance therewith. Lender shall not be liable to Borrower for any act or omission done or omitted to be done by Lender in reliance upon any instruction, direction or certification received by Lender and without gross negligence or willful misconduct.

(k)           Beyond the exercise of reasonable care in the custody thereof, Lender shall not have any duty as to any Reserve Funds in its possession or control as agent therefore or bailee thereof or any income thereon or the preservation of rights against any person or otherwise with respect thereto. In no event shall Lender or its Affiliates, agents, employees or bailees, be liable or responsible for any loss or damage to any of the Reserve Funds, or for any diminution in value thereof, by reason of the act or omission of Lender, except to the extent that such loss or damage results from Lender’s gross negligence or willful misconduct or intentional nonperformance by Lender of its obligations under this Agreement.

(l)            Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, except (i) during the existence of an Event of Default or (ii) distributions in violation of the terms of the Loan Documents, all amounts distributed to Borrower from any Reserve Account, Cash Management Account (or any subaccount thereof) or any other account in which Lender has a security interest, shall be distributed to Borrower free and clear of any lien in favor of Lender; provided, however, in no event shall Borrower be obligated to return to Lender any sums distributed to Borrower’s members provided that such distribution was not made in contravention of the Loan Documents.

(m)          Notwithstanding anything to the contrary contained herein, if Borrower makes a written request for a disbursement of Reserve Funds pursuant to the terms of this Agreement, provided that no Event of Default has occurred and is continuing and provided that all conditions precedent to such disbursement of Reserve Funds have been fully satisfied, Lender shall disburse to Borrower the applicable amount within five (5) Business Days.

Section 9.9.           LETTERS OF CREDIT

(a)           In lieu of making all or any portion of the required payments to the Room Split Reserve Account on the Closing Date, Borrower may, in Borrower’s sole discretion, deliver to Lender in addition to, or instead of, the cash deposits, a Letter of Credit with respect to all or any portion of the amount to be deposited into to the Room Split Reserve Account from time to time pursuant to the terms hereof, in accordance with the provisions of this Section 9.9. Additionally, from time to time, Borrower may deliver to Lender one or more Letters of Credit in accordance with the provisions of this Section 9.9 in exchange for the return to Borrower of all or any portion of deposits previously made to the Room Split Reserve Account. Upon such delivery of such Letter of Credit in accordance with the provisions of this Section 9.9, Lender shall promptly return to Borrower all or any portion of such deposits previously made in the applicable Reserve which are covered by the Letter of Credit. The aggregate amount of any Letter of Credit and/or cash on deposit in the Room Split Reserve Account shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in the Room Split Reserve Account pursuant to this Agreement or as otherwise specified herein; provided, however, in the event Borrower did not deposit cash into to the Room Split Reserve Account and elected instead to provide a Letter of Credit in respect of such amounts in accordance with the terms hereof, Borrower’s right to deposit cash into the Room Split Reserve Account to release any such Letter of Credit shall, in no event, be deemed to include any interest that would have accrued had the Room Split Reserve Account been funded with cash.

(b)                                 Borrower shall give Lender no less than ten (10) days’ notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and disbursements) in connection therewith. Borrower shall not be entitled to draw upon any such Letter of Credit. Upon ten (10) Business Days’ notice to Lender, Borrower may replace any one or more Letter(s) of Credit with a cash deposit (in an amount corresponding to the applicable Letter(s) of Credit being released) to the Room Split Reserve Account. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the Room Split Reserve Account and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

(c)                                  In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the Room Split Reserve Account such that no further sums are required to be deposited in the Room Split Reserve Account.

(d)                                 Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw upon any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine.

(e)                                  In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional right to draw upon any Letter of Credit in full: (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date prior to the ninety-first (91st) day after the Maturity Date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least twenty (20) days prior to the date on which such Letter of Credit is scheduled to expire or a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and a substitute Letter of Credit is not provided within twenty (20) days from the date Lender receives such notice. Provided no Event of

Default has occurred and is continuing, in the event Lender draws on the Letter of Credit pursuant to the foregoing provisions, such funds shall be deposited into the Room Split Reserve Account. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw upon any Letter of Credit upon the happening of an event specified in clauses (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn upon the Letter of Credit.

(f)                                   In the event Borrower delivers to Lender a Letter of Credit pursuant to the provisions of this Section 9.9 after the Closing Date, Borrower shall deliver to Lender a New Non-Consolidation Opinion or a “no effect letter” with respect to the Non-Consolidation Opinion delivered to Lender on the Closing Date, Borrower shall have no reimbursement obligations with respect to such Letter of Credit, and such Letter of Credit shall be a contribution to Borrower.

(g)                                  The applicant under each Letter of Credit shall be required, until such time as the Debt has been paid in full, to waive, release and abrogate any and all rights it may have under any agreement, at law or in equity (including, without limitation, any law subrogating the applicant to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other party liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

Section 9.10.                          SEASONALITY RESERVE.

(a)                                 DEPOSITS TO SEASONALITY RESERVE ACCOUNT. Borrower shall establish on the Closing Date an Eligible Account with Lender or Lender’s agent into which Borrower shall deposit on the Closing Date $3,500,000.00 (the “Seasonality Reserve Account”). In addition, if at any time during the term of the Loan, the balance of the Seasonality Reserve Account is less than $4,500,000, Borrower shall cause additional deposits to be made into the Seasonality Reserve Account pursuant to Section 10.2(c)(ix) hereof until such time as the Seasonality Reserve Account contains $4,500,000 (each such additional deposit, an “Additional Seasonality Reserve Deposit”). Amounts so deposited shall hereinafter be referred to as “Seasonality Reserve Funds”.

(b)                                WITHDRAWAL OF SEASONALITY RESERVE FUNDS.

(i)                                     In the event that there are insufficient funds in the Debt Service Subaccount or the Mezzanine Loan Account on a Payment Date to pay the Monthly Payment Amount or the Monthly Mezzanine Debt Service Payment Amount then due, Lender shall deposit such sums into the Cash Management Account for application in accordance with the provisions of Section 10.2(c)(vii) and (viii) hereof to be applied to such a Monthly Payment Amount and/or withdraw and paid to the order of Mezzanine Lender the Monthly Mezzanine Debt Service Payment Amount the amount of such shortfall.

(ii)                                   In addition to the provisions of subsection (i) above, Borrower may, on at least ten (10) days prior written notice, request Lender to withdraw sums held in the Seasonality Reserve

Account and deposit such sums into the Cash Management Account for application in accordance with the provisions of Section 10.2(c)(i) - (vi), 10.2(c)(ix) and 10.2(c)(xi) hereof, (A) to pay for Operating Expenses, provided such Operating Expenses are budgeted shortfalls which are consistent with the Annual Budget, and/or (B) Borrower delivers evidence reasonably acceptable to Lender that there was a shortfall between the amount of (i) Rents and additional rents, revenues, issues and profits and other income generated by the Property for calendar month immediately preceding the date on which such disbursement is requested and (ii) expenses actually incurred and paid by Borrower and/or Mezzanine Borrower with respect to the Property for the calendar month immediately preceding the date on which such disbursement is requested, provided such expenses are consistent with the Annual Budget. In connection with any such request for a disbursement from the Seasonality Reserve Account, Borrower shall deliver to Lender any such information and documentation as may be requested by Lender in its reasonable discretion.

Section 9.11.                          INTENTIONALLY BLANK.

Section 9.12.                          ROOM SPLIT RESERVE.

(a)                                 DEPOSITS TO ROOM SPLIT RESERVE.

Borrower shall establish on the Closing Date an Eligible Account with Lender or Lender’s agent to fund into which Borrower shall deposit $1,156,621 which amount shall be deposited with and held by Lender for costs incurred in connection with the planned room split work (the “Room Split Work”) in accordance with the Room Split Budget (the “Room Split Reserve Account”). Amounts so deposited shall hereinafter be referred to as the “Room Split Reserve Fund”. Alternatively, Borrower may, in its sole discretion, elect to provide a Letter of Credit in accordance with the terms of Section 9.9 hereof with respect to all or any portion of the Room Split Reserve Funds.

RELEASE OF ROOM SPLIT RESERVE FUNDS   Lender shall, uponwritten request from Borrower and satisfaction of the requirements set forth in this Section 9.12 disburse to Borrower amounts from the Room Split Reserve Account necessary to pay for the actual costs of Room Split Work or to reimburse Borrower therefor, upon completion of such Room Split Work or the applicable portion thereof as set forth in the Room Split Budget (but subject to Non-Discretionary Expenses, Permitted Variances and other variances approved by Lender in writing). In no event shall Lender be obligated to disburse funds from the Room Split Reserve Account if an Event of Default has occurred and is continuing.

(ii)                    Lender shall disburse to Borrower the Room Split Reserve Funds from the Room Split Reserve Account in accordance with the Room Split Budget from time to time, but not more frequently than twice in any thirty (30) day period, upon satisfaction by Borrower of each of the following conditions with respect to each disbursement: (i) Borrower shall submit a written request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests such payment be made, which request specifies in reasonable detail the Room Split Work to be paid, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing and (iii) Lender shall have received an Officer’s Certificate (A) stating that all Room Split Work funded on or prior to the date of the requested disbursement have been completed in a good and workmanlike manner and in accordance in all material respects with all applicable Federal, State and local laws, rules and regulations and (B) stating that each such Person has been paid in full or will be paid in full upon such disbursement, for work completed and/or materials furnished to date, such Officer’s Certificate to be accompanied by lien waivers (or conditional lien waiver, if applicable) or other evidence of payment reasonably satisfactory to Lender.

(iii)                     Notwithstanding the foregoing, Lender shall not be required to disburse for any line item more than the amount specified therefor in the Room Split Budget (but subject to Non-Discretionary Expenses, Permitted Variances and other variances approved by Lender in writing). Any changes to the Room Split Budget (including, without limitation, reallocation of line items in excess of Permitted Variances) shall be subject to the approval of Lender in its sole discretion. To the extent Borrower requests a disbursement that does not meet the requirements of this Section 9.12, Lender shall have the right, at any time prior to completion of the Room Split Work, to hire a Room Split Consultant at Borrower’s sole cost and expense.

(iv)                   Nothing in this Section 9.12 shall (i) make Lender responsible for performing or completing any Room Split Work; (ii) require Lender to expend funds in addition to the Room Split Reserve Funds to complete any Room Split Work; (iii) obligate Lender to proceed with any Room Split Work; or (iv) obligate Lender to demand from Borrower additional sums to complete any Room Split Work.

(v)                   Borrower shall permit Lender and Lender’s agents and representatives (including Lender’s engineer, architect or inspector) or third parties, on reasonable prior written notice, to enter onto the Property during normal business hours to inspect the progress of any Room Split Work and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Room Split Work, subject to the rights of Tenants and hotel guests. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to reasonably cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 9.12. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to reasonably cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section 9.12. Borrower shall complete and pay for the Room Split Work regardless of whether the Renovation Reserve Funds are sufficient to do so.

(vi)                   Upon the earlier to occur of (i) the completion of all Room Split Work in accordance with the terms of the Room Split Budget and this Agreement, as reasonably verified by Lender and the Room Split Consultant, or (ii) the payment in full of the Debt, all amounts remaining on deposit, if any, in the Room Split Reserve Account shall be returned to Borrower.

ARTICLE 10

CASH MANAGEMENT

Section 10.1.         LOCKBOX ACCOUNT AND CASH MANAGEMENT ACCOUNT

(a)                                 Borrower acknowledges and confirms that Borrower has established, and Borrower covenants that it shall maintain, pursuant to the Lockbox Agreement, a non-interest bearing Eligible Account into which Borrower shall, and shall cause Manager to, deposit or cause to be deposited, all Operating Income (such account, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Lockbox Account”). In the event Lockbox Bank ceases to qualify as an Eligible Institution, Borrower shall cooperate with Lender in designating a successor financial institution that meets such qualifications and is otherwise acceptable to Lender and transferring the Lockbox Account to such institution, each within thirty (30) days after request by Lender. In the event Borrower fails to do so, Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding or until the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents), to designate a successor institution to serve as Lockbox Bank provided such Lockbox Bank is an Eligible Institution.

(b)                                 Simultaneously herewith, Lender shall establish an Eligible Account into which funds in the Lockbox Account shall be transferred pursuant to the terms of Section 10.2(b) hereof (such account, the sub-accounts thereof, all funds at any time on deposit therein and any proceeds, replacements or substitutions of such account or funds therein, are collectively referred to herein as the “Cash Management Account”). The following subaccounts of the Cash Management Account shall be established and maintained on a ledger-entry basis:

(i)                       A subaccount into which amounts required to be deposited into the Tax and Insurance Reserve Account pursuant to Section 9.6 hereof (the “Tax and Insurance Reserve Subaccount”) shall be allocated;

(ii)                       A subaccount into which amounts required to be paid by Borrower to Lockbox Bank or Lender pursuant to Section 10.1(e) hereof (the “Account Maintenance Subaccount”) shall be allocated;

(iii)                        A subaccount into which the Debt Service and other amounts required to be paid to Lender pursuant to the Note, this Agreement and the other Loan Documents (the “Debt Service Subaccount”) shall be allocated;

(iv)                      A subaccount into which amounts required to be deposited into the Replacement Reserve Account pursuant to Section 9.2 hereof (the “Replacement Reserve Subaccount”) shall be allocated;

(v)                      A subaccount into which amounts requested to be paid to Borrower for Custodial Funds (the “Custodial Funds Subaccount”) shall be allocated;

(vi)                      A subaccount into which amounts required to be paid to Borrower for Operating Expenses pursuant to Section 9.7(b) hereof (the “Operating Expense Subaccount”) shall be allocated;

(vii)                       A subaccount into which amounts required to be paid to Borrower for Extraordinary Expenses pursuant to Section 9.7(b) hereof (the “Extraordinary Expense Subaccount”) shall be allocated;

(viii)                        A subaccount into which all Excess Cash required to be deposited into the Excess Cash Reserve Account pursuant to Section 9.7(a) hereof (the “Excess Cash Subaccount”) shall be allocated;

(ix)                      A subaccount into which the Additional Seasonality Reserve Deposits required to be deposited pursuant to Section 9.10(a) hereof (the “Seasonality Reserve Subaccount”) shall be allocated;

(x)                       A subaccount into which Borrower shall deposit, or cause to be deposited, the Monthly Mezzanine Debt Service Payment Amount (the “Mezzanine Loan Account”); and

(xi)                        A subaccount into which all amounts required to be paid to Borrower after application of all disbursements required pursuant to Section 10.2(c) hereof (the “Borrower Subaccount”) shall be allocated.

(c)                                  The Lockbox Account and Cash Management Account shall each be in the name of Borrower and provide security for Lender’s interest in the Loan, provided that Borrower shall be the owner of all funds on deposit in such accounts for federal and applicable state and local tax purposes. Sums on deposit in the Cash Management Account shall not be invested except in such Permitted Investments as determined and directed by Lender and all income earned thereon shall be the income of Borrower and be applied to and become part of the Cash Management Account, to be disbursed in accordance with this Article 10. Neither Lockbox Bank nor Lender shall have any liability for any loss resulting from the investment of funds in Permitted Investments in accordance with the terms and conditions of this Agreement, except to the extent resulting from the gross negligence or willful misconduct of Lockbox Bank or Lender.

(d)                                 The Lockbox Account and Cash Management Account shall be subject to the exclusive dominion and control of Lender and, except as otherwise expressly provided herein, neither Borrower, Manager nor any other party claiming on behalf of, or through, Borrower or Manager, shall have any right of withdrawal therefrom or any other right or power with respect thereto.

(e)                                  Borrower agrees to pay (i) the reasonable and customary fees, expenses and charges (which fees, expenses and charges shall be subject to change from time to time) of Lockbox Bank in connection with administering and maintaining the Lockbox Account and processing all items for payment therefrom, and (ii) any actual out-of-pocket costs of Lender in connection with administering and maintaining the Cash Management Account and processing all distributions therefrom.

(f)                                   Lender shall be responsible for the performance only of such duties with respect to the Cash Management Account as are specifically set forth herein, and no duty shall be implied from any provision hereof. Lender shall not be under any obligation or duty to perform any act which would involve it in expense or liability or to institute or defend any suit in respect hereof, or to advance any of its own monies. Borrower shall indemnify and hold Lender and its directors, employees, officers and agents harmless from and against any Losses incurred by such parties in connection with the Cash Management Account other than such as result from the gross negligence or willful misconduct of Lender or intentional nonperformance by Lender of its obligations under this Agreement.

(g)                                  In the event Lender waives the requirement for Borrower to maintain the Cash Management Account, Lender hereby consents to Mezzanine Borrower establishing and maintaining a Cash Management Account with Mezzanine Lender that would operate as provided in this Article 10.

Section 10.2.                          DEPOSITS AND WITHDRAWALS

(a)                                 Borrower covenants that:

(i)                       Concurrently with the execution of this Agreement or, in the case of Leases, as and when such applicable Lease is executed, Borrower shall (I) notify and advise each Tenant under each Lease (whether such Lease is presently effective or executed after the Closing Date) to send directly to the Lockbox all payments of Rents or any other item payable under such Leases pursuant to an instruction letter in the form of Exhibit B attached hereto (a “Tenant Direction Letter”) and (II) deliver a notice substantially in the form of Exhibit C hereto to all credit card companies to pay all receipts payable with respect to the Property directly into the Lockbox Account (a “Credit Card Direction Letter”). If Borrower fails to provide any such notice (and without prejudice to Lender’s rights with respect to any Event of Default), Lender shall have the right, and Borrower hereby grants to Lender a power of attorney (which power of attorney shall be coupled with an interest and irrevocable so long as any portion of the Debt remains outstanding), to sign and deliver a Credit Card Direction Letter; provided, however, for purposes of this Section 10.2(a)(i), a Lease shall not be deemed to include any renting and reservation by hotel guests of guest rooms, meeting rooms and/or banquet rooms, or license agreements or contracts entered into with licensees or vendors in the ordinary course of Borrower’s business;

(ii)                       To the extent the same does not result in a material disruption to Borrower’s or Manager’s operation of the Property, Borrower shall, and shall cause Manager (if any) to, instruct all Persons that maintain open accounts with Borrower or Manager with respect to the Property or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due under such accounts to the Lockbox. To the extent the same does not result in a material disruption to Borrower’s or Manager’s operation of the Property, neither Borrower nor Manager shall direct any such Person to make payments due under such accounts in any other manner;

(iii)                        All Rents or other income from the Property shall (A) be deemed additional security for payment of the Debt and shall be held in trust as security for Lender’s interest in the Loan, (B) not be commingled with any other funds or property of Borrower or Manager, and (C) if received by Borrower or Manager notwithstanding the delivery of a Tenant Direction Letter (if applicable) and/or a Credit Card Direction Letter, be deposited in the Lockbox Account within three (3) Business Days of Borrower and/or Manager becoming aware of such receipt;

(iv)                      Without the prior written consent of Lender, so long as any portion of the Debt remains outstanding or until the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents and the Mezzanine Loan in accordance with the terms of the Mezzanine Loan Documents, neither Borrower nor Manager shall terminate, amend, revoke or modify any Tenant Direction Letter (if applicable) and/or Credit Card Direction Letter in any material respect which may impair the rights of Lender hereunder or cause any Tenant or credit card company to pay any amount in any manner other than as provided in the related Tenant Direction Letter (if applicable) and/or Credit Card Direction Letter; and

(v)                      So long as any portion of the Debt remains outstanding or until the earlier release of the Lien of the Mortgage (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, neither Borrower, Manager nor any other Person shall open or maintain any accounts other than the Lockbox Account into which revenues from the ownership and operation of the Property are deposited. The foregoing shall not prohibit Borrower from utilizing one or more separate accounts for the disbursement or retention of funds that have been transferred to Borrower pursuant to the express terms of this Agreement.

(b)                                 Borrower hereby irrevocably authorizes Lender to instruct Lockbox Bank to transfer, or cause to be transferred, on each Business Day by wire transfer or other method of transfer mutually agreeable to Lockbox Bank and Lender of immediately available funds, all collected and available balances in the Lockbox Account (subject to any minimum retained or “peg” balance that may be required pursuant to the terms of the Lockbox Agreement) to the Cash Management Account to be held until disbursed by Lender pursuant to Section 10.2(d).

(c)                                  Provided no Event of Default shall have occurred and be continuing, on the first Business Day of each calendar week, Lender shall apply all funds on deposit in the Cash Management Account to the following subaccounts of the Cash Management Account in the following amounts and order of priority:

(i)                       First, to the Custodial Funds Subaccount to pay Custodial Funds relating to the immediately preceding calendar week;

(ii)                        Second, to the Operating Expense Subaccount, up to the amount approved pursuant to Section 9.7(b) for disbursement to Borrower for Operating Expenses; provided, however, any deposits to the Operating Expense Subaccount pursuant to this Section 10.2(c)(ii) shall be reduced by the amount of any then outstanding cumulative Negative Monthly Budget Variance;

Immediately following the transfers described in (i) and (ii) above, all funds then in the Subaccounts described therein shall be transferred by Lender to the Borrower’s Account.

Subject to the terms of Section 10.2(f), at all times other than during the calendar week in which the Payment Date occurs, all sums other than as provided in Section 10.2(c)(i) and (ii) above shall remain in the Cash Management Account.

(iii)                             Third, to the Extraordinary Expense Subaccount, up to the amount approved pursuant to Section 9.7(b) for disbursement to Borrower for Extraordinary Expenses;

(iv)                            Fourth, during the calendar week in which the Payment Date occurs, to the Borrower Subaccount, in an amount equal to the then current Positive Monthly Budget Variance, if any;

(v)                               Fifth, during the calendar week in which the Payment Date occurs, to the Tax and Insurance Reserve Subaccount, in an amount up to the monthly deposit to the Tax and Insurance Reserve Account due on the next Payment Date;

(vi)                            Sixth, during the calendar week in which the Payment Date occurs, to the Debt Service Subaccount, in an amount up to the Debt Service due on the next Payment Date;

(vii)                         Seventh, during the calendar week in which the Payment Date occurs, to the Debt Service Subaccount, other than as paid pursuant to subsection (vi) above, in an amount up to any interest accruing at the Default Rate, late payment charges, and any other sums due and payable to Lender under the Note, this Agreement or the other Loan Documents;

(viii)                      Eighth, during the calendar week in which the Payment Date occurs, to the Mezzanine Loan Account, in an amount to pay (A) the Monthly Mezzanine Debt Service Payment Amount, (B) any Net Liquidation Proceeds After Debt Service, to be applied in accordance with the Mezzanine Loan Agreement and (C) any other sums then due and payable to Mezzanine Lender under the Mezzanine Loan Documents;

(ix)                            Ninth, during the calendar week in which the Payment Date occurs, to the Replacement Reserve Subaccount, in an amount up to the Replacement Reserve Monthly Deposit due on the next Payment Date;

(x)                               Tenth, during the calendar week in which the Payment Date occurs, to the Seasonality Reserve Subaccount, in an amount up to the Additional Seasonality Reserve Deposit due on the next Payment Date;

(xi)                            Eleventh, to the Account Maintenance Subaccount, up to the amount due and payable by Borrower to Lockbox Bank or Lender pursuant to Section 10.1(e) hereof; and

(xii)                         Twelfth, during the continuation of a Cash Sweep Period, to the Excess Cash Subaccount, otherwise (1) if Lender has received written notice from Mezzanine

Lender that a Mezzanine Default has occurred and until Lender receives from Mezzanine Lender written confirmation of the revocation of such notice, to an account designated by Mezzanine Lender or (2) otherwise, to the Borrower Subaccount, all amounts remaining in the Cash Management Account after all prior allocations under this Section 10.2(c) (the “Excess Cash”).

(d)                                 Provided no Event of Default shall have occurred and be continuing, on the first Business Day of each calendar month (or, only in the case of the Operating Expense Subaccount and Custodial Funds in the Custodial Funds Subaccount, on the first Business Day of each week commencing on January 28, 2013) commencing the week during which the first Payment Date occurs, Borrower hereby irrevocably authorizes Lender to withdraw all funds on deposit in the Cash Management Account and disburse such funds as follows:

(i)                                     Funds on deposit in the Tax and Insurance Reserve Subaccount, to Lender for deposit into the Tax and Insurance Reserve Account to be held and disbursed in accordance with Section 9.6;

(ii)                                    Funds on deposit in the Account Maintenance Subaccount, to Lockbox Bank or Lender, as applicable, for amounts payable pursuant to Section 10.1(e);

(iii)                                      Funds on deposit in the Operating Expense Subaccount, to Borrower’s Account for payment of Operating Expenses for such month pursuant to Section 9.7(b);

(iv)                                    Funds on deposit in the Custodial Funds Subaccount, to Borrower’s Account for payment of Custodial Funds for such week;

(v)                                    Funds on deposit in the Replacement Reserve Subaccount, to Lender for deposit into the Replacement Reserve Account to be held and disbursed in accordance with Section 9.5;

(vi)                                    Funds on deposit in the Seasonality Reserve Subaccount, to Lender for deposit into the Seasonality Reserve Account to be held and disbursed in accordance with Section 9.10;

(vii)                                     Funds on deposit in the Debt Service Subaccount, to Lender for payment of the Debt Service due on such Payment Date;

(viii)                                      Funds on deposit in the Debt Service Subaccount to pay any interest accruing at the Default Rate, late payment charges, and any other sums due and payable to Lender under the Note, this Agreement or the other Loan Documents;

(ix)                                     Funds on deposit in the Mezzanine Loan Account shall be disbursed to Mezzanine Lender to be applied in accordance with the Mezzanine Loan Agreement;

(x)                                     Funds on deposit in the Extraordinary Expense Subaccount, to Borrower’s Account for payment of Extraordinary Expenses for such month pursuant to Section 9.7(b);

(xi)                                      During the continuation of a Cash Sweep Period, funds on deposit in the Excess Cash Subaccount to Lender for deposit into the Excess Cash Reserve Account to be held and disbursed in accordance with Section 9.7(a); and

(xii)                                       Funds on deposit in Borrower Subaccount, to Borrower’s Account.

(e)                                          Notwithstanding anything to the contrary herein, Borrower acknowledges that Borrower is liable for any deficiency in available funds, irrespective of whether Borrower has received any account statement, notice or demand from Lender or Lender’s servicer.

(f)                                           If an Event of Default shall have occurred and be continuing, Borrower hereby irrevocably authorizes Lender to make any and all withdrawals from the Lockbox Account and Cash Management Account and transfers between any of the Reserve Accounts as Lender shall determine in Lender’s sole and absolute discretion and Lender may use all funds contained in any such accounts for any purpose, including but not limited to repayment of the Debt in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply funds as stated herein shall be in addition to all other rights and remedies provided to Lender under this Agreement, the Note, the Mortgage and the other Loan Documents.

Section 10.3.                          SECURITY INTEREST

(a)                                 To secure the full and punctual payment of the Debt and performance of all obligations of Borrower now or hereafter existing under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a perfected security interest in the Lockbox Account and Cash Management Account, all interest, cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held therein, any and all amounts invested in Permitted Investments, and all “proceeds” (as defined in the UCC as in effect in the state in which the Lockbox Account and Cash Management Account are located or maintained) of any or all of the foregoing. Furthermore, except for the Permitted Encumbrances, Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any of the foregoing or permit any Lien to attach thereto or any levy to be made thereon or any UCC Financing Statements to be filed with respect thereto. Borrower will maintain the security interest created by this Section 10.3(a) as a first priority perfected security interest and will defend the right, title and interest of Lender in and to the Lockbox Account and Cash Management Account against the claims and demands of all Persons whomsoever.

(b)                                 Borrower authorizes Lender to file any financing statement or statements reasonably required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein in connection with the Lockbox Account and Cash Management Account. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly and duly execute and deliver all further instruments and documents, and take all further action, that Lender may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lender to exercise and enforce its rights and remedies hereunder.

(c)                                  Upon the occurrence and during the continuance of an Event of Default, Lender may exercise any or all of its rights and remedies as a secured party, pledgee and lienholder with respect to the Lockbox Account and Cash Management Account. Without limitation of the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender may use the Lockbox Account and Cash Management Account for any of the following purposes: (A) repayment of the Debt, including, but not limited to, principal prepayments and the prepayment premium applicable to such full or partial prepayment (as applicable); (B) reimbursement of Lender for all Losses suffered or incurred by Lender as a result of such Event of Default; (C) payment of any amount expended in exercising any or all rights and remedies available to Lender at law or in equity or under this Agreement or under any of the other Loan Documents; (D) payment of any item as required or permitted under this Agreement; or (E) any other purpose permitted by applicable law; provided, however, that any such application of funds shall not cure or be deemed to cure any Event of Default. Without limiting any other provisions hereof, each of the remedial actions described in the immediately preceding sentence shall be deemed to be a commercially reasonable exercise of Lender’s rights and remedies as a secured party with respect to the Lockbox Account and Cash Management Account and shall not in any event be deemed to constitute a setoff or a foreclosure of a statutory banker’s lien. Nothing in this Agreement shall obligate Lender to apply all or any portion of the Lockbox Account or Cash Management Account to effect a cure of any Event of Default, or to pay the Debt, or in any specific order of priority. The exercise of any or all of Lender’s rights and remedies under this Agreement or under any of the other Loan Documents shall not in any way prejudice or affect Lender’s right to initiate and complete a foreclosure under the Mortgage.

(d)                                 Notwithstanding anything to the contrary contained herein, For purposes of this Article 10 only, “Business Day” shall mean a day on which Lender and Lockbox Bank are both open for the conduct of substantially all of their respective banking business at the office in the city in which the Note is payable, with respect to Lender, and at the office in the city where the Lockbox Account is maintained, with respect to Lockbox Bank (in both instances, excluding Saturdays and Sundays).

(e)                                  Borrower and Lender acknowledge and agree that this Article 10 governs the Accounts and, for the purposes of the UCC, including §9-304(b) and §8-110(a) thereof, the law of the State of New York is the law of Lender’s jurisdiction.

(f)                                   This Agreement shall create a continuing security interest in the Lockbox Account and Cash Management Account and shall remain in full force and effect until payment in full of the Debt. Upon payment in full of the Debt, this security interest shall automatically terminate without further notice from any party and Borrower shall be entitled to the return, upon its request, of all amounts on deposit in the Lockbox Account and Cash Management Account as shall not have been sold or otherwise applied pursuant to the terms hereof and Lender shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of amounts on deposit in the Lockbox Account and Cash Management Account.

Section 10.4.                          LENDER RELIANCE.

Lender shall have no duty to confirm, inquire or determine whether a Mezzanine Event of Default has occurred. Lender may rely on any notice it believes in good faith to be genuine and given by Mezzanine Lender.

Section 10.5.                          BORROWER DISTRIBUTIONS.

All transfers of Borrower’s funds from the Cash Management Account or any of the other Loan Documents are intended by Borrower and Mezzanine Borrower to constitute and shall constitute distributions from Borrower to Mezzanine Borrower, and must comply with the requirements as to distributions of all applicable Legal Requirements. No provision of the Loan Documents shall create a debtor-creditor relationship between Borrower and Mezzanine Lender.

ARTICLE 11

EVENTS OF DEFAULT; REMEDIES

Section 11.1.                          EVENT OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)                                 if (i) any portion of any Monthly Payment Amount is not paid on or prior to the date the same is due, or (ii) if the entire Debt is not paid on or before the Maturity Date or (iii) if any other regularly scheduled payment of the Debt is not paid on or prior to the date that is five (5) days after the day the same is due; provided, however, no failure to make a payment required hereunder shall be deemed to have occurred if on the date each such payment is required to be made, no other Event of Default is continuing, there is sufficient money in the Cash Management Account to fill the applicable Subaccounts in the order required under Section 10.2(c) and Lender’s access to such money has not been constrained or constricted in any manner due to any act of Borrower, Borrower Principal or an Affiliate of either of them in contravention of the Loan Documents;

(b)                                 except as otherwise expressly provided in the Loan Documents, if any of the Property Taxes or Other Charges are not paid prior to the delinquency thereof, unless there is sufficient money in the Tax and Insurance Reserve Account for payment of amounts then due and payable and Lender’s access to such money has not been constrained or restricted in any manner due to any act of Borrower, Borrower Principal or an Affiliate of either of them in contravention of the Loan Document;

(c)                                  if (i) the Policies are not kept in full force and effect, (ii) the Acord 28 (or similar) certificate is not delivered to Lender in accordance with Section 8.1 or (iii) copies of the Policies are not delivered to Lender upon request, provided in the case of (ii) and (iii) such copies are available, and in the case of (ii) and (iii), the same is not cured within five (5) Business Days following receipt of written notice or request from Lender;

(d)                                 if Borrower breaches (i) any covenant contained in Section 6.1 in any material respect or (ii) any covenant contained in Article 7 hereof in any material respect;

(e)                                  if any representation or warranty of, or with respect to, Borrower, Borrower Principal or any SPE Component Entity made herein, in any other Loan Document, or in any Officer’s Certificate furnished to Lender or in any financial statement or other document prepared by Borrower, Borrower Principal or any of their Affiliates which covers periods during which Borrower owned the Property and was delivered to Lender at the time of the closing of the Loan or during the term of the Loan shall have been false or misleading in any material respect when made;

(f)                                   if (i) Borrower, Borrower Principal, or any SPE Component Entity (if any) shall commence any case, proceeding or other action (A) under any Creditors Rights Laws, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower, Borrower Principal, or any SPE Component Entity (if any) shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or (iii) there shall be commenced against Borrower, Borrower Principal, or any SPE Component Entity (if any) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (iv) Borrower, Borrower Principal, or any SPE Component Entity (if any) shall take any action in writing in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above;

(g)                                  Intentionally Blank;

(h)                                 if any mechanic’s, materialman’s or other Lien other than a Lien for any Taxes or Other Charges is recorded against the Property and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days, subject to Borrower’s contest rights as set forth in this Agreement

(i)                                     if any federal tax lien (other than liens described in clause (d) of the definition of Permitted Encumbrances) is filed against Borrower or any SPE Component Entity (if any) or the Property and same is not discharged of record within thirty (30) days after same is filed;

(j)                                    if a judgment is filed against Borrower in excess of $1,000,000 which is not vacated or discharged within thirty (30) days, unless Borrower maintains sufficient insurance to fully satisfy such judgment;

(k)                                 if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty) and such default continues after the expiration of applicable grace periods, if any;

(l)                                     Intentionally Blank;

(m)                             if the holder of the Permitted Preferred Equity shall assume Control of Borrower or SPE Component Entity prior to the Maturity Date;

(n)                                 if Affiliated Manager misappropriates or converts, in violation of the terms of the Loan Documents, (i) any Insurance Proceeds by reason of any Casualty to the Property, (ii) any Awards in connection with the Condemnation of all or a portion of the Property, or (iii) any revenues or other funds in an amount equal to or greater than $250,000, and Borrower does not cause such misappropriation to be corrected within five (5) Business Days after written notice from Lender;

(o)                                 if any of the assumptions contained in the Non-Consolidation Opinion, or in any other non-consolidation opinion delivered to Lender in connection with the Loan, or in any other non-consolidation opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(p)                                 if, without Lender’s prior written consent, (i) Borrower causes (I) any Management Agreement to be terminated, except in accordance with Section 5.14(c), (II) Intentionally Blank, or (III) a material amendment or modification to any Management Agreement (except as set forth in Section 5.14), or (ii) there shall be a material default by Borrower under any Management Agreement after any notice and cure periods contained therein;

(q)                                 if, without Lender’s prior written consent, (i) Borrower causes (I) any Franchise Agreement to be terminated, (II) a material amendment or modification to any Franchise Agreement entered into by Mortgage Borrower or (III) a material change in any Franchise Agreement entered into by Mortgage Borrower, or (ii) there shall be a material default by Mortgage Borrower under any Franchise Agreement after any notice and cure periods contained therein;

(r)                                    if Borrower abandons continuous operation of the Property or any material portion thereof as a hotel or for such other incidental purposes consistent with the Loan Documents for any reason whatsoever (excluding temporary cessation in connection with any repair or renovation thereof required to be taken hereunder, in connection with any Restoration following a Casualty or Condemnation, or other temporary cessation in the ordinary course of Borrower’s business);

(s)                                   if any of the Common Charges to be paid by Borrower pursuant to the Condominium Documents are not paid by Borrower when the same are due and payable (subject to the right of Borrower to contest the same in accordance with the terms hereof and the Condominium Documents);

(t)                                    if the Borrower fails to (and fails to cause its members of the Condominium Board to) exercise its rights to cause the Condominium Board (i) to promptly comply in all material respects with all laws, orders, and ordinances affecting the Property or the use thereof, or (ii) to substantially complete and pay for any structure at any time in the process of construction or repair on the Property;

(u)                                 if the Borrower fails to (and fails to cause its members of the Condominium Board to) exercise its rights to cause the Condominium Board (i) to keep the Common Elements and/or the Property, as applicable, insured against the hazards specified in the Condominium Documents in the amounts and pursuant to policies in the form specified therein and (ii) to pay, as and when the same becomes due and payable, any charge or encumbrance which, if unpaid, would become a lien against the Property or any part thereof prior to or on a parity with the lien of the Mortgage;

(v)                                 if, without the prior written consent of Lender, Borrower votes for, or causes the Condominium Board to effectuate, any material modification or amendment to any of the terms or provisions of the Condominium Documents;

(w)                               if, without the prior written consent of Lender, Borrower fails to comply with any material terms of the Condominium Documents and the Condominium Act;

(x)                                 if the Condominium is partitioned pursuant to any action for partition by Borrower without Lender’s written consent, or Borrower fails to diligently contest any action for partition of the Condominium by any other Unit owner;

(y)                                 if, without the prior written consent of Lender, Borrower expands or causes the expansion of the Condominium and annexes to the land covered by the Condominium additional land and improvements thereon;

(z)                                  if Borrower causes, consents to or fails to diligently contest the withdrawal of the Property from the Condominium regime established by the Condominium Act in connection with any condemnation, any casualty or otherwise, in accordance with the Condominium Act without Lender’s written consent;

(aa)                          if the Condominium is terminated without Lender’s written consent, which consent shall not be unreasonably withheld, delayed or conditioned;

(bb)                          subject to Section 2.3(d)(vi) hereof, if Borrower shall continue to be in default under any other term, covenant or condition of this Agreement or any of the Loan Documents for more than ten (10) days after notice from Lender in the case of any default which can be cured by the payment of a sum of money or for thirty (30) days after notice from Lender in the case of any other default, provided that if such default (other than any default which can be cured by the payment of a sum of money) cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days.

Section 11.2.                          REMEDIES

(a)                                 During the continuance of an Event of Default and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 11.1(f) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

(b)                                 During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender has determined in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

ARTICLE 12

ENVIRONMENTAL PROVISIONS

Section 12.1.                          ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date, except as otherwise disclosed to Lender in writing (including, without limitation, by delivery of the Environmental Report to Lender) at least five (5) Business Days prior to Closing, that: (a) to Borrower’s actual knowledge, there are no Hazardous Materials or underground storage tanks in, on, or under the Property, except those that are both (i) commonly used in the operation and maintenance of properties of a kind and nature similar to the Property or generated as a result of the Room Split Work required to be completed hereunder managed in compliance with Environmental Laws and with permits issued pursuant thereto (if such permits are required), if any, and (ii) either (A) in the case of Hazardous Materials, in amounts not in excess of that necessary to operate the Property for the purposes set forth herein or complete the Room Split Work required to be completed hereunder or (B) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) Borrower has not received written notice nor does Borrower have actual knowledge of any past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law or which would require remediation by a Governmental Authority in, on, under or from the Property except as described in the Environmental Report; (c) Borrower has no actual knowledge of any threat of any Release of Hazardous Materials migrating to the Property except may otherwise be described in the Environmental Report; (d) Borrower has not received written notice of any past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property except as may otherwise be described in the Environmental Report; (e) Borrower does not have actual knowledge of, and has not received, any written notice or other written communication from any Person relating to Hazardous Materials in, on, under or from the Property; and (f) Borrower has delivered a true, correct and complete copy of the Environmental Report to Lender and has delivered any other material information in its possession or control relating to the environmental condition of or the presence of Mold at the Property.

Section 12.2.                          ENVIRONMENTAL COVENANTS

Borrower covenants and agrees that so long as Borrower owns, manages, is in possession of, or otherwise controls the operation of the Property: (a) all uses and operations on or of the Property by Borrower shall be in compliance in all material respects with all applicable Environmental Laws and permits issued pursuant thereto and Borrower shall not authorize and shall use commercially reasonable efforts not to permit any other Person from using the Property in violation of Environmental Laws; (b) Borrower shall not use or Release, and Borrower shall not authorize and shall use commercially reasonable efforts not to permit any other Person using the Property to use or Release any Hazardous Materials in, on, under or from the Property in violation of Environmental Law, or as would require investigation, remediation or other response actions pursuant to Environmental Laws; (d) Borrower shall keep the Property free and clear of all Environmental Liens; (e) Borrower shall, at its sole cost and expense, use commercially reasonable efforts to cooperate in all activities pursuant to Section 12.4 below, including but not limited to providing all relevant information reasonably requested and using commercially reasonable efforts to make knowledgeable persons available for interviews; (f) Borrower shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any reasonable written request of Lender, upon Lender’s reasonable belief based upon the receipt of written notice from a Governmental Authority having jurisdiction over the Property or otherwise that the Property is not in compliance with all Environmental Laws in all material respects, and share with Lender the reports and other results thereof, and Lender and other Indemnified Parties shall be entitled to rely on such reports and other results thereof; (g) Borrower shall keep the Property free of conditions conducive to the growth of Mold; and (h), at its sole cost and expense, Borrower shall comply with all reasonable written requests of Lender to (i) reasonably effectuate remediation of any Hazardous Materials in, on, under or from the Property as required by applicable Environmental Law, or that would reasonably be expected to result in material liability pursuant to Environmental Law, or that pose a material risk of harm to human health or safety or the environment, or as would reasonably be expected to adversely affect or impair the value or marketability of the Property in any material respect; and (ii) comply with any applicable Environmental Law; (h) Borrower shall not instruct or authorize, and shall use commercially reasonable efforts not to permit any tenant or other user of the Property to violate any Environmental Law; and (i) Borrower shall immediately notify Lender in writing after Borrower has actual knowledge of (A) any presence or Release or threatened Release of Hazardous Materials in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or imminent Environmental Lien against the Property; (D) any required remediation under applicable Environmental Law of environmental conditions relating to the Property; and (E) any written notice or other communication of which Borrower receives from any source whatsoever

(including but not limited to a Governmental Authority) relating in any way to Hazardous Materials at, on, under or near the Property in each case in violation of Environmental Law, or that would reasonably be expected to result in material liability pursuant to Environmental Law, or that pose a risk of harm to human health or safety or the environment, or as would reasonably be expected to adversely affect or impair the value or marketability of the Property in any material respect.

Section 12.3.                          LENDER’S RIGHTS

Not more than once per year unless there is an Event of Default, or Lender reasonably suspects that a Release of Hazardous Materials has impacted or threatens to impact the Property, or that there exists a material violation of Environmental Law in connection with the Property, Lender and any other Person designated by Lender, including but not limited to any representative of a Governmental Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon the Property at all reasonable times upon reasonable prior notice to Borrower to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s sole discretion), including but not limited to, if recommended by an environmental engineer or environmental consultant, taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrower shall cooperate with and provide access to Lender and any such person or entity designated by Lender.

Section 12.4.                          OPERATIONS AND MAINTENANCE

If recommended by the Environmental Report or any other environmental assessment or audit of the Property conducted pursuant to the terms of this Agreement, Borrower shall establish and comply in all material respects with an asbestos operations and maintenance program with respect to the Property, in form and substance reasonably acceptable to Lender, prepared by an environmental consultant reasonably acceptable to Lender.

Section 12.5.                          ENVIRONMENTAL DEFINITIONS

“Environmental Law” shall mean any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other government directives or requirements, as well as common law, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act, that apply to Borrower or the Property and relate to Hazardous Materials or protection of human health or the environment. “Environmental Liens” shall mean all Liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrower or any other Person. “Environmental Report” shall mean the written reports resulting from the environmental site assessments of the Property delivered to Lender in connection with the Loan. “Hazardous Materials” shall mean petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; and any other material or substance now or in the future defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, “toxic pollutant”, “contaminant”, or “pollutant” within the meaning of any Environmental Law. “Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in the Property, including, without limitation, building materials which is in a condition, location or a type that may pose a risk to human health or safety, may result in damage to or would adversely affect or impair the value or marketability of the Property. “Release” of any Hazardous Materials includes but is not limited to any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

ARTICLE 13

SECONDARY MARKET

Section 13.1.                          TRANSFER OF LOAN

Lender may, at any time, sell, transfer or assign the Loan Documents, or grant participations therein (“Participations”) or syndicate the Loan (“Syndication”) or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (“Securities”) (a Syndication or the issuance of Participations and/or Securities, a “Securitization”) subject to the terms and other restrictions set forth in this Article 13; provided, however, prior to the occurrence of a monetary Event of Default (including, without limitation, if the entire Debt is not paid on or before the Maturity Date) or an Event of Default referred to in Section 11.1(f) hereof, so long as Borrower Principal owns at least ten percent (10%) of the direct or indirect interests in Borrower and any SPE Component Entity, Lender or such assignee shall not directly sell a Participation or Syndicate a portion of the Loan to a Westbrook Real Estate Partners, L.P. or any of its Affiliates, and will make reasonable efforts to cause the documents evidencing any Participation or Syndication to any other Person to provide for such restriction on transfers.

Section 13.2.                          DELEGATION OF SERVICING

At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall be responsible for any reasonable set up fees or any other initial costs relating to or arising under the Servicing Agreement and for any fees or expenses required to be borne by, and not reimbursable to, Servicer; provided, however, notwithstanding anything to the contrary contained in this Agreement, following Securitization of the Loan, Borrower’s responsibility for special servicing fees shall not exceed, on an annual basis, one quarter of one percent (0.25%) of the portion of Loan which has been securitized. In addition, Borrower shall promptly reimburse Lender on demand for the following costs and expenses payable by Lender to Servicer as a result of the

Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement).

Section 13.3.                          DISSEMINATION OF INFORMATION

Lender may forward to each purchaser, transferee, assignee, or servicer of, and each participant, or investor in, the Loan, or any Participations and/or Securities or any of their respective successors (collectively, the “Investor”) or any Rating Agency rating the Loan, or any Participations and/or Securities, each prospective Investor, and any organization maintaining databases on the underwriting and performance of commercial mortgage loans, all documents and information which Lender now has or may hereafter acquire relating to the Debt and to Borrower, any managing member or general partner thereof, Borrower Principal, any SPE Component Entity (if any) and the Property, including financial statements, whether furnished by Borrower or otherwise, as Lender determines necessary or desirable. Borrower irrevocably waives any and all rights it may have under applicable Legal Requirements to prohibit such disclosure, including but not limited to any right of privacy.

Section 13.4.                          COOPERATION

At the request of the holder of the Note and, to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use commercially reasonable efforts to provide information not in the possession of the holder of the Note in order to satisfy the market standards to which the holder of the Note customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with such sales or transfers, including, without limitation, but subject to the other terms and restrictions set forth in this Article 13, to:

(a)                                 provide updated financial, budget and other information with respect to the Property, Borrower and provide modifications and/or updates to the appraisals, market studies, environmental reviews and reports (Phase I reports and, if appropriate, Phase II reports) and engineering reports of the Property obtained in connection with the making of the Loan (all of the foregoing being referred to as the “Provided Information”), together, if customary, with appropriate verification and/or consents of the Provided Information through letters of auditors or opinions of counsel of independent attorneys acceptable to Lender and the Rating Agencies;

(b)                                 Intentionally Blank;

(c)                                  cause counsel to render or update existing opinion letters as to enforceability and non-consolidation, which may be relied upon by the holder of the Note, the

Rating Agencies and their respective counsel, which shall be dated as of the closing date of the Securitization;

(d)                                 permit site inspections, appraisals, market studies and other due diligence investigations of the Property, as may be reasonably requested by the holder of the Note or the Rating Agencies or as may be necessary or appropriate in connection with the Securitization;

(e)                                  make the representations and warranties with respect to the Property, Borrower, Borrower Principal and the Loan Documents as are made in the Loan Documents;

(f)                                   execute such amendments to the Loan Documents as may be requested by the holder of the Note or the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document if such modification or amendment would (i) change the interest rate, the stated maturity, the aggregate principal balance of the Loan, (ii) modify or amend any other economic term of the Loan, except in connection with a Loan Bifurcation which may result in varying interest rates and principal balances on the components/notes solely due to the application of payments to the Loan during the continuance of an Event of Default or the application of Net Proceeds after a Casualty or Condemnation, but which components shall, subject to the foregoing, have the same weighted average coupon of the original Note prior to the Loan Bifurcation as well as the same aggregate principal balance, (iii) to the extent not covered above, alter any material payment term under the Loan Documents (including, without limitation, any change or term which would cause the total principal amounts of the Loan (including any component note) to exceed the total principal amount of the Loan immediately prior to any such restructuring, or the aggregate debt service payments on the Loan (including any component notes) to exceed aggregate debt service payments which would have been payable immediately prior to any such restructuring) or (iii) otherwise increase the liability or obligations or decrease the rights of Borrower or Borrower Principal under the Loan Documents (collectively, a “Borrower Adverse Change”);

(g)                                  deliver to Lender and/or any Rating Agency, (i) one or more certificates executed by an officer of Borrower certifying as to the accuracy, as of the closing date of the Securitization, of all representations made by Borrower in the Loan Documents as of the Closing Date which may be updated to reflect the facts as they then exist, and (ii) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the closing date of the Securitization;

(h)                                 have reasonably appropriate personnel participate in a bank meeting and/or presentation for the Rating Agencies or Investors;

(i)                                     use commercially reasonable efforts to cooperate with and assist Lender in obtaining ratings of the Securities from two (2) or more of the Rating Agencies; and

(j)                                    supply to Lender such documentation, financial statements and reports in form and substance reasonably required for Lender to comply with Regulations S-X and AB of the federal securities laws, if applicable.

Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, any term or provision of this Article 13, in connection with any Securitization or Loan Bifurcation: (1) no Borrower Party shall be required to take any action or to execute or deliver any document or other instrument that would result in a Borrower Adverse Change, (2) with respect to any information requested to be provided or prepared by any Borrower Party in connection with the foregoing, no Borrower Party shall be required to prepare any materials, reports or other information which is not customarily prepared by such Borrower Party in the ordinary course of its business, or in any form or format which is not customarily utilized by such Borrower Party in the ordinary course of its business (provided that to the extent such form or format may be incorporated by the Borrower Party at no material expense to such Borrower Party and without unreasonable interference with the ordinary course of Borrower’s business, such Borrower Party shall use commercially reasonable efforts to produce such materials, reports or other information), or to provide any information which is not within such Borrower Party’s reasonable possession or control, (3) with respect to any certificate, updated opinion or any other instrument or document requesting that any Borrower Party certify as to the continuing accuracy of any representation or warranty, or that any opinion given provide an updated opinion, no Borrower Party shall be required to provide any representation or warranty beyond the representations and warranties expressly set forth in the Loan Documents and such Borrower Party or opinion giver, as applicable, shall be permitted to adjust any such certification, representation or update to reflect the facts as they then exist (including the addition of any necessary limitations, qualifications or assumptions), (4) with respect to any meetings, appraisals, preparation of updated reports, inspections or similar property level or on-site inspections, the same shall be conducted upon ten (10) Business Days’ written notice, no more frequently than twice in connection with any Securitization or Loan Bifurcation, in a manner designed to minimize interruption to Borrower’s ordinary course of business, and subject to the rights of Tenants and hotel guests, (5) Borrower Principal shall not be required to provide any financial information or information regarding Borrower Principal’s constituent ownership beyond the financial and constituent ownership information provided to Lender in connection with the closing of the Loan and as provided in the Guaranty, and (6) no Borrower Party shall be obligated to incur any material expense in connection with Borrower’s complying with any requests made under this Section 13.4, it being understood and agreed that material expenses shall mean expenses in excess of $15,000 in the aggregate.

In the event that Borrower requests any consent or approval hereunder and the provisions of this Agreement or any Loan Documents require the receipt of written confirmation from each of the Rating Agencies with respect to the ratings on the Securities, or, in accordance with the terms of the transaction documents relating to a Securitization, such a rating confirmation is required in order for the consent of Lender to be given, Borrower shall pay all of the costs and expenses of Lender, Lender’s servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency as a condition to the delivery of such confirmation. Notwithstanding the foregoing, Borrower shall not be responsible for any cost or expense of any Rating Agency obtained or requested in advance of, or in anticipation, of the initial Securitization of the Loan.

Section 13.5.                          SECURITIZATION

(a)                                 Borrower understands that certain of the Provided Information may be included in disclosure documents in connection with the Securitization, including, without limitation, a prospectus, prospectus supplement, offering memorandum or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act or the Exchange Act, or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. Subject to the terms of Section 13.4 hereof, in the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower and Borrower Principal will cooperate with the holder of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b)                                 Borrower agrees to provide in connection with each of (i) a preliminary and a final offering memorandum or private placement memorandum or similar document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an indemnification certificate (A) certifying that Borrower has diligently examined such memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan), as applicable, including without limitation, the sections entitled “Special Considerations”, and/or “Risk Factors”, and “Certain Legal Aspects of the Mortgage Loan”, or similar sections, in each and every case, to the extent relating to Borrower, Borrower Principal, Manager, the Loan, the Loan Documents and the Property, and any risks or special considerations relating thereto and only thereto, and that, to Borrower’s knowledge, such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 13.5, Lender hereunder shall include its officers and directors) and the Affiliate of Lender that (i) has filed the registration statement, if any, relating to the Securitization and/or (ii) which is acting as issuer, depositor, sponsor and/or a similar capacity with respect to the Securitization (any Person described in (i) or (ii), an “Issuer Person”), and each director and officer of any Issuer Person, and each Person or entity who controls any Issuer Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Issuer Group”), and each Person which is acting as an underwriter, manager, placement agent, initial purchaser or similar capacity with respect to the Securitization, each of its directors and officers and each Person who controls any such Person within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Losses to which Lender, the Issuer Group or the Underwriter Group actually incur as a result of Borrower having had knowledge of any untrue statement or alleged untrue statement of any material fact contained in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or arise out of or are based upon the knowing omission or alleged omission to state therein a material fact required to be stated in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or necessary in order to make the statements in such sections (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or in light of the circumstances under which they were made, not misleading (collectively the “Securities Liabilities”) and (C) agreeing to reimburse Lender, the Issuer Group and the Underwriter Group for any actual out of pocket legal or other expenses reasonably incurred by Lender and Issuer Group in connection with investigating or defending the Securities Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Securities Liabilities arise out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender or any member of the Issuer Group or Underwriter Group by or on behalf of Borrower in connection with the preparation of the memorandum or prospectus or other document (including any Investor or Rating Agency “term sheets” or presentations relating to the Property and/or the Loan) or in connection with the underwriting of the Loan, including, without limitation, financial statements of Borrower, operating statements, rent rolls, environmental site assessment reports and Property condition reports with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not an indemnification certificate described in (A) above is provided and shall be applicable based on information previously provided by Borrower and Borrower Principal or their Affiliates if Borrower does not provide the indemnification certificate.

(c)                                  In connection with filings under the Exchange Act or any information provided to holders of Securities on an ongoing basis, Borrower agrees to indemnify (i) Lender, the Issuer Group and the Underwriter Group for Losses to which Lender, the Issuer Group or the Underwriter Group may become subject insofar as the Securities Liabilities arise out of or are based upon the knowing omission or alleged omission by Borrower to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Lender, the Issuer Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Issuer Group or the Underwriter Group in connection with defending or investigating the Securities Liabilities.

(d)                                 Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 13.5, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 13.5 the indemnifying party shall be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. The indemnifying party shall not be liable for the expenses of more than one such separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party.

(e)                                  In order to provide for just and equitable contribution in circumstances in which the indemnity agreements provided for in Section 13.5(c) or Section 13.5(d) is or are for any reason held to be unenforceable by an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 13.5(c) or Section 13.5(d), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the indemnified party’s, Borrower’s and Borrower Principal’s relative knowledge and access to information concerning the matter with respect to which claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender, Borrower and Borrower Principal hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)                                   Borrower shall indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender and each of its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the knowing omission by Borrower to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(g)                                  Notwithstanding anything to the contrary contained in this Section 13.5, Borrower shall have the opportunity to review and comment upon the Disclosure Document prior to the indemnification referred to in Section 13.5(b)(ii)(B) becoming effective. Any such indemnification by Borrower in connection with any Securitization or Loan Bifurcation shall, in all events, be limited to the portion of the Disclosure Document reviewed by Borrower and shall exclude, in all events, any comments to the draft Disclosure Document that were not incorporated into the final Disclosure Document.

(h)                                 The liabilities and obligations of Borrower and Lender under this Section 13.5 shall survive the satisfaction of this Agreement and the satisfaction and discharge of the Debt.

Section 13.6.                          REGULATION AB INFORMATION.

(a)                                 If, at the time one or more Disclosure Documents are being prepared for a securitization, Lender reasonably determines in good faith that Borrower alone or Borrower and one or more affiliates of Borrower collectively, or the Property alone or the Property and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor (as defined in Item 1101(k) of Regulation AB), to the Property (a “Related Property”) collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan, together with any loans made to an affiliate of Borrower or secured by a Related Property that is included in a securitization with the Loan (a “Related Loan”), as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such securitization and at any time during which the Loan and any Related Loans are included in a securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the securitization. Such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than seventy-five (75) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the securitization (an “Exchange Act Filing”) is not required.

(b)                                 If requested by Lender, Borrower shall furnish, or shall cause the applicable tenant to furnish, to Lender financial data and/or financial statements in accordance with Regulation AB for any tenant of any Property if, in connection with a securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor; provided, however, that in the event the related lease does not require the related tenant to provide the foregoing information, Borrower shall use commercially reasonable efforts to cause the applicable tenant to furnish such information.

Section 13.7.                          REGISTER.

Lender, as non-fiduciary agent of Borrower, shall maintain a record within the meaning of U.S. Treasury Regulation 5f.103-1(c) that identifies each owner (including successors, assignees and participants) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”) and shall record all transfers of an interest in the Loan, including each assignment and participation, in the Register. Lender, as a non-fiduciary agent of Borrower, shall approve transfers of interests in the Loan (including assignments and participations) and will update the Register to reflect the transfer. Notwithstanding anything in this Agreement to the contrary, the entries in the Register shall be conclusive, and Borrower and Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No transfer is effective until the transferee is reflected as such on the Register pursuant to this Section 13.7. The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 13.7, this Section 13.7 shall be construed in accordance with that intent. To the extent relating to assignments, the Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice. No Lender shall have any obligation to disclose all or any portion of the Register to the extent relating to participations (including the identity of any participant or any information relating to a participant’s interest in the Loan) to any Person except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

Section 13.8.                          INTENTIONALLY BLANK

Section 13.9.                          INTERCREDITOR AGREEMENT

(a)                                 Lender and Mezzanine Lender are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine Loan, Borrower, the Mezzanine Borrower and the Property. Borrower and Mezzanine Borrower hereby acknowledge and agree that (i) such Intercreditor Agreement is intended solely for the benefit of Lender and Mezzanine Lender and (ii) Borrower and Mezzanine Borrower are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Lender and Mezzanine Lender shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.

(b)                                 In the event Mezzanine Lender is required pursuant to the terms of the Intercreditor Agreement to pay over any payment or distribution of assets, whether in cash, property or securities which is applied to the Mezzanine Loan, including, without limitation, any proceeds of the Property previously received by Mezzanine Lender on account of the Mezzanine Loan to Lender, then to the extent Mezznaine Lender pays over such amounts, Lender shall treat such amounts as having been paid directly by Borrower to Lender.

ARTICLE 14

INDEMNIFICATIONS

Section 14.1.                          GENERAL INDEMNIFICATION

Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the holding or investing of the Reserve Accounts or the performance of the Required Work, Additional Required Repairs, Replacements, or Additional Replacements, or (g) the payment of any commission, charge or brokerage fee to anyone which may be payable in connection with the funding of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender, Lender’s Servicer (or any master, special or sub-servicer) or any of their respective Affiliates. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender. This Section 14.1 shall not apply to Taxes.

Section 14.2.                          MORTGAGE AND INTANGIBLE TAX INDEMNIFICATION

Borrower shall pay and, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to, any stamp, court, documentary, intangible, recording, filing or similar tax on or with respect to the making and/or recording of the Mortgage, the Note or any of the other Loan Documents, but excluding for the avoidance of doubt, any Excluded Taxes.

Section 14.3.                          ERISA INDEMNIFICATION

Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Lender may incur, directly or indirectly, as a result of a default under Section 4.9 or Section 5.18 of this Agreement.

Section 14.4.                          SURVIVAL

The obligations and liabilities of Borrower under this Article 14 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage.

ARTICLE 15

EXCULPATION

Section 15.1.                          EXCULPATION

(a)                                 Except as otherwise provided herein or in the other Loan Documents, Lender shall not enforce the liability and obligation of Borrower or Borrower Principal, as applicable, to perform and observe the obligations contained herein or in the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against (a) Borrower (except as set forth in this Section 15.1), (b) any Affiliate of Borrower (other than Borrower Principal to the extent provided in this Section 15.1 as evidenced by the Guaranty), (c) any Person (other than Borrower Principal to the extent provided in this Section 15.1 as evidenced by the Guaranty) owning, directly or indirectly, any legal or beneficial interest in Borrower, Borrower Principal or any Affiliate of Borrower or (d) other than Borrower Principal to the extent provided in this Section 15.1 as evidenced by the Guaranty, any direct or indirect limited partner, member, principal, officer, Controlling Person, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in paragraphs (a) through (c) above (collectively, the “Exculpated Parties”), except that Lender, may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Mortgage and the other Loan Documents, and the interest in the Property, the Rents and any other collateral given to Lender created by this Agreement, the Note, the Mortgage and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lender. Lender, by accepting this Agreement, the Note, the Mortgage and the other Loan Documents, agrees that it shall not, except as otherwise provided in this Section 15.1, sue for, seek or demand any deficiency judgment against any Exculpated Party in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Mortgage or the other Loan Documents. The provisions of this Section 15.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Mortgage or the other Loan Documents; (ii) impair the right of Lender to name Borrower as a party defendant in any action or suit for judicial foreclosure and sale under this Agreement and the Mortgage; (iii) affect the validity or enforceability of any indemnity (including, without limitation, those contained in the Environmental Indemnity, Section 13.5 and Article 14 of this Agreement), guaranty, (including, without limitation, the Guaranty) master lease or similar instrument made in connection with this Agreement, the Note, the Mortgage and the other Loan Documents; (iv) impair the right of

Lender to obtain the appointment of a receiver; (v) impair the enforcement of the assignment of leases provisions contained in the Mortgage; or (vi) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against Borrower or Borrower Principal if necessary to obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under this Agreement; provided however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.

(b)                                 Notwithstanding the provisions of this Section 15.1 to the contrary, Borrower and Borrower Principal shall be personally liable to Lender on a joint and several basis for Losses due to:

(i)                              intentional physical waste committed by Borrower or Borrower Principal (or any Affiliate of either of them) with respect to the Property (excluding a failure to repair or replace where there is insufficient Net Operating Income to pay for such repair or replacement, after the payment of approved Operating Expenses and the Monthly Payment Amount, and Borrower is not restricted by Lender in the use of such cash flow from making such payments);

(ii)                              fraud or intentional misrepresentation by Borrower or Borrower Principal (or any Affiliate of either of them) in connection with or in any way relating to the Loan;

(iii)                               if Borrower or Borrower Principal (or any Affiliate of either of them) contests, disputes, challenges, obstructs, hinders, delays, impedes, frustrates or otherwise interferes with the exercise by Lender of any or all of its respective rights or remedies under the Loan Documents following an Event of Default which the court in such action determines is without merit or unwarranted or asserts or raises any defense in connection therewith or objection thereto (with the intent to challenge, obstruct, hinder, delay, impede, frustrate or otherwise interfere with the exercise by Lender of any or all of its respective rights or remedies under the Loan Documents) which the court in such action determines is without merit or unwarranted;

(iv)                             the misappropriation or conversion by or on behalf of Borrower, in violation of the terms of the Loan Documents, of (A) any Insurance Proceeds by reason of any Casualty to the Property, (B) any Awards in connection with the Condemnation of all or a portion of the Property, or (C) any revenues or other funds following the occurrence and during the continuance of an Event of Default.

(v)                             Borrower’s failure to pay when due all Taxes, charges for labor or materials or Other Charges that can create liens on any portion of the Property in accordance with the terms and provisions of the Loan Documents (but only to the extent the Property is generating sufficient Net Operating Income to pay such items, after the payment of approved Operating Expenses and the

Monthly Payment Amount, and Borrower is not restricted by Lender in the use of such cash flow from making such payments);

(vi)                              Borrower’s failure to pay when due Insurance Premiums and/or to provide Lender evidence of the same, in each case, as expressly provided in the Loan Documents (but only to the extent the Property is generating sufficient Net Operating Income to pay such items, after the payment of approved Operating Expenses and the Monthly Payment Amount, and Borrower is not restricted by Lender in the use of such cash flow from making such payments);

(vii)                              a breach of any of the covenants set forth in Article 6 hereof (other than immaterial violations thereof and other than those contained in Section 6.1(a)(xv), (xviii), (xx) or (xxii) hereof); and

(viii)                               if Borrower or Borrower Principal (or any Affiliate of either of them) allows, permits or causes any Prohibited Transfer (other than those Prohibited Transfers for which a cure period is provided for in the Loan Documents and such Prohibited Transfer is in fact cured within the applicable cure period), but only if such Prohibited Transfer relates to (1) a Sale or Pledge of any direct or indirect interests in Borrower or the Property in violation of the terms of the Loan Documents (it being understood and agreed that (x) any failure to meet any notice requirement necessary for a Transfer to constitute a Permitted Transfer, and (y) an assignment in lieu or similar transaction with Mezzanine Lender, shall not, in either case, in and of itself give rise to recourse to Borrower pursuant to the terms of this Section 15.1(b)) or (2) any subordinate financing or other voluntary Lien encumbering the Property, excluding, for the sake of clarity (but without limitation), any transfers of Personal Property, any tax liens, mechanic’s liens, materialmen’s liens and/or judgment liens.

(c)                                  Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the Debt shall be fully recourse to Borrower and Borrower Principal on a joint and several basis in the event (i) Borrower files a voluntary bankruptcy or insolvency proceeding or (ii) Borrower or Borrower Principal (or any Affiliate of either of them) consents to, acts in concert with, colludes or conspires with any person or party to cause the commencement of an involuntary bankruptcy or insolvency proceeding with respect to Borrower or if such proceeding shall have been commenced against Borrower by an Affiliate of Borrower or Borrower Principal, whether entirely or in part;

(d)                                 Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim for the full amount of the indebtedness secured by the Mortgage or to require that all collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Mortgage or the other Loan Documents.

ARTICLE 16

NOTICES

Section 16.1.                          NOTICES

All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested, (b) expedited prepaid overnight delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or by (c) telecopier (with answer back acknowledged provided an additional notice is given pursuant to subsection (b) above), provided, however, that (i) if the telecopy confirmation does not indicate that same was received by recipient on a Business Day during normal business hours at the place of receipt, same shall be deemed delivered on the next Business Day and (ii) any notice sent by telecopy shall only be deemed delivered if a copy of same is sent for overnight delivery to the recipient of the telecopy on the same day the telecopy is sent, addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section:

If to Lender:	Bank of America, N.A.
Real Estate Structured Finance — Servicing
900 West Trade Street, Suite 650
Mail Code: NC1-026-06-01
Charlotte, North Carolina 28255
Attention: Servicing Manager
Telephone No.: (866) 531-0957
Facsimile No.: (704) 317-4501

With a copy to:	SNR Denton US LLP
1221 Avenue of the Americas
New York, New York 10020
Attention: David S. Hall, Esq.
Telephone No.: (212) 768-6700
Facsimile No.: (212) 768-6800

If to Borrower:	RP/HH Park Plaza, Limited Partnership
c/o Rockpoint Group, L.L.C.
500 Boylston Street, Suite 1880
Boston, MA 02116
Attention: Tom Gilbane and Jason Chiverton
Telephone No.:(617) 530-3984
Facsimile No.: (617) 437-7011

With a copy to:	RP/HH Park Plaza, Limited Partnership
c/o Rockpoint Group L.L.C.
Woodlawn at Old Parkland
3953 Maple Avenue, Suite 300

Dallas, TX 75219
Attention: Ron Hoyl
Telephone No.: (972) 934-7430
Facsimile No.: (972) 934-7445

and

Gibson Dunn & Crutcher LLP
333 South Grand Avenue, 49th Floor
Los Angeles, California 90071
Attention: Farshad Morè
Telephone No.: (213) 229-7947
Facsimile No.: (213) 229-6947

delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day.

ARTICLE 17

FURTHER ASSURANCES

Section 17.1.                          REPLACEMENT DOCUMENTS

Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note or any other Loan Document which is not of public record: (i) with respect to any Loan Document other than the Note, Borrower will issue, in lieu thereof, a replacement of such other Loan Document, dated the date of such lost, stolen, destroyed or mutilated Loan Document in the same principal amount thereof and otherwise of like tenor and (ii) with respect to the Note, (a) Borrower will execute a reaffirmation of the Debt as evidenced by such Note acknowledging that Lender has informed Borrower that the Note was lost, stolen destroyed or mutilated and that such Debt continues to be an obligation and liability of Borrower as set forth in the Note, a copy of which shall be attached to such reaffirmation and (b) if requested by Lender, Borrower will execute a replacement note and Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit, which such form shall be reasonably acceptable to Borrower.

Section 17.2.                          RECORDING OF MORTGAGE, ETC.

Borrower forthwith upon the execution and delivery of the Mortgage and thereafter, from time to time, will cause the Mortgage and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Property. Borrower will pay all taxes, filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Mortgage, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges arising out of or in connection with the execution and delivery of the Mortgage, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by law so to do.

Section 17.3.                          FURTHER ACTS, ETC.

Borrower will, at the cost of Borrower, and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, security agreements, control agreements, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Mortgage, or for complying with all Legal Requirements. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements and financing statement amendments to evidence more effectively, perfect and maintain the priority of the security interest of Lender in the Property. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 17.3.

Section 17.4.                          CHANGES IN TAX, DEBT, CREDIT AND DOCUMENTARY STAMP LAWS

(a)                                 If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which has the effect of imposing a tax, either directly or indirectly, on Lender’s interest in the Debt or the Property, Borrower will pay the tax, with interest and penalties thereon, if any (in each case to the extent not already paid by Borrower pursuant to another provision of any of the Loan Documents). If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable; provided, however, Borrower shall not be obligated to pay any Prepayment Premium or Breakage Cost in connection with a prepayment of the Loan in accordance with the terms of this Section 17.4(a).

(b)                                 Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Property Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Mortgage or the Debt, in each case to the extent that doing so would have the effect of imposing a tax, either directly or indirectly, on Lender’s interest in the Debt or the Property unless such action is required by law. If such claim, credit or deduction shall be required by law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable; provided, however, Borrower shall not be obligated to pay any Prepayment Premium or Breakage Cost in connection with a prepayment of the Loan in accordance with the terms of this Section 17.4(b).

If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Mortgage, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any (in each case to the extent not already paid by Borrower pursuant to another provision of any of the Loan Documents).

Section 17.5.                          EXPENSES

Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable, actual attorneys’ fees and disbursements and the allocated costs of internal legal services and all actual disbursements of internal counsel) reasonably incurred by Lender in accordance with this Agreement (all of which shall be deemed part of the Debt) in connection with (a) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including, without limitation, any opinions requested by Lender as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property); (b) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (c) following a request by Borrower, Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (d) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Lender; (e) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (f) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (g) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (h) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that

Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. This Section 17.5 shall not apply to Taxes.

Section 17.6.                          COST OF ENFORCEMENT

In the event (a) that the Mortgage is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement or any of the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes, all of which shall be deemed part of the Debt. In addition, Borrower shall be responsible for any fees and expenses of any servicer and any third-party fees and expenses, including, without limitation, special servicing fees, work-out fees and reasonable attorneys’ fees and disbursements in connection with a prepayment, release of the Property, assumption or modification of the Loan, special servicing or work-out of the Loan or enforcement of the Loan Documents.

ARTICLE 18

WAIVERS

Section 18.1.                          REMEDIES CUMULATIVE; WAIVERS

The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower or Borrower Principal pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 18.2.                          MODIFICATION, WAIVER IN WRITING

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 18.3.                          DELAY NOT A WAIVER

Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 18.4.                          TRIAL BY JURY

BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF LENDER AND BORROWER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER AND LENDER.

Section 18.5.                          WAIVER OF NOTICE

Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Except as expressly in the preceding sentence, Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 18.6.                          REMEDIES OF BORROWER

In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 18.7.                          WAIVER OF MARSHALLING OF ASSETS

To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 18.8.                          WAIVER OF STATUTE OF LIMITATIONS

Borrower hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its Other Obligations.

Section 18.9.                          WAIVER OF COUNTERCLAIM

Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

ARTICLE 19

GOVERNING LAW

Section 19.1.                          CHOICE OF LAW

THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS)

AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL AT LENDER’S OPTION BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. BORROWER HEREBY WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER AND LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

BORROWER DOES HEREBY DESIGNATE AND APPOINT:

GIBSON, DUNN & CRUTCHER LLP

200 PARK AVENUE

NEW YORK, NEW YORK 10166-0193

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 19.2.                          SEVERABILITY

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 19.3.                          PREFERENCES

To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors’ Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

ARTICLE 20

MISCELLANEOUS

Section 20.1.                          SURVIVAL

This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding (other than obligations which survive the repayment of the Debt, such as indemnification obligations) and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 20.2.                          LENDER’S DISCRETION

Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 20.3.                          HEADINGS

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 20.4.                          SCHEDULES INCORPORATED

The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 20.5.                          OFFSETS, COUNTERCLAIMS AND DEFENSES

Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 20.6.                          NO JOINT VENTURE OR PARTNERSHIP; NO THIRD PARTY BENEFICIARIES

(a)                                 Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)                                 This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)                                  The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)                                 Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)                                  By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Mortgage, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)                                   Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Mortgage and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 4 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the Closing Date, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Mortgage and the other Loan Documents in the absence of the warranties and representations as set forth in Article 4 of this Agreement.

Section 20.7.                          PUBLICITY

All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan, Lender, Merrill Lynch, Pierce, Fenner & Smith Incorporated, or any of their Affiliates shall be subject to the prior written approval of Lender, not to be unreasonably withheld. Lender shall not be permitted to make any news, releases, publicity or advertising by Lender or its Affiliates through any media intended to reach the general public which refers to the Loan, the Property, Borrower, Borrower Principal and their respective Affiliates without the approval of Borrower or any such Persons without the prior approval of the Borrower or any such Persons, not to be unreasonably withheld, conditioned or delayed; provided, however, Borrower agrees that Lender may share any information pertaining to the Loan with Bank of America Corporation, including its bank subsidiaries, Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other Affiliates of the foregoing, in connection with the sale or transfer of the Loan or any Participations and/or Securities created.

Section 20.8.                          CONFLICT; CONSTRUCTION OF DOCUMENTS; RELIANCE

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or

Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 20.9.                          DUPLICATE ORIGINALS; COUNTERPARTS

This Agreement and each of the other Loan Documents may be executed in any number of duplicate originals, and each duplicate original shall be deemed to be an original. This Agreement and each of the other Loan Documents (and each duplicate original) also may be executed in any number of counterparts, each of which shall be deemed an original and all of which together constitute a fully executed agreement even though all signatures do not appear on the same document.

Section 20.10.                   ENTIRE AGREEMENT

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

RP/HH PARK PLAZA, LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	RP/HH PARK PLAZA GP, L.L.C.,
a Delaware limited liability company,
its general partner

	By:	/s/ Ron J. Hoyl
		Name:	Ron J. Hoyl
		Title:	Vice President

(signatures continued on following page)

Loan Agreement	Boston Park Plaza Hotel

LENDER:

BANK OF AMERICA, N.A.,
a national banking association

By:	/s/ Steven Wasser
	Name:	Steven Wasser
	Title:	Managing Director

Loan Agreement	Boston Park Plaza Hotel

EXHIBIT A

Borrower Equity Ownership Structure

EXHIBIT B

Form of Tenant Direction Letter

[BORROWER LETTERHEAD]

                , 201

[TENANTS UNDER LEASES]

Re:                             Lease dated              between               ,

as Landlord, and                 , as Tenant,

concerning premises known as

Gentlemen:

This letter shall constitute notice to you that the undersigned has granted a security interest in the captioned lease and all rents, additional rent and all other monetary obligations to landlord thereunder (collectively, “Rent”) in favor of BANK OF AMERICA, N.A., a national banking association, as lender (“Lender”), to secure certain of the undersigned’s obligations to Lender. The undersigned hereby irrevocably instructs and authorizes you to disregard any and all previous notices sent to you in connection with Rent and hereafter to deliver all Rent to the following address:

The instructions set forth herein are irrevocable and are not subject to modification in any manner, except that Lender, or any successor lender so identified by Lender, may by written notice to you rescind the instructions contained herein.

Sincerely,
[BORROWER]

ACKNOWLEDGMENT AND AGREEMENT

The undersigned acknowledges notice of the security interest of Lender and hereby confirms that the undersigned has received no notice of any other pledge or assignment of the Rent and will honor the above instructions.

1

[Tenant]

By:
Name:
Its:
Dated as of: , 201

2

EXHIBIT C

           , 201

[ADDRESSEE]

Re:                             Payment Direction Letter for (describe property) (the “Property”) [VISA/MASTERCARD/AMERICAN EXPRESS/

DISCOVER Account No:                        ]

To Whom it May Concern:

A new cash management system has been adopted in connection with our loan from Bank of America, N.A., its successors and/or assigns (“Lender”). Consequently, from and after the date of this letter, all payments due the undersigned should be delivered as follows:

(a)                                 If by check, money order, or its equivalent, please mail such items to:

Attention:

(b)                                 If by wire transfer to:

Payee:

ABA Routing #:

For Account: Account #:

Bank Contact:

This payment direction may not be rescinded or altered, except by a written direction signed by Lender or its agent.

We appreciate your cooperation.

Very truly yours,

[BORROWER]

1

EXHIBIT D

RECYCLED ENTITY CERTIFICATE

(RP/HH Park Plaza, Limited Partnership)

THE UNDERSIGNED RP/HH Park Plaza, Limited Partnership, a Delaware limited partnership (the “Company”) does hereby certify as of the date hereof that (capitalized terms used herein and not otherwise defined shall be used herein with the meaning ascribed to such term in that certain Loan Agreement by and between the Company and Bank of America, N.A. date as of           , 201    being delivered substantially concurrently herewith):

1.             The individual executing this certificate is an authorized signatory of the Company is familiar with the operations and activities of the Company since its date of formation.

2.             To the undersigned’s knowledge, the Company possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged except where failure to obtain any of the foregoing would have a Material Adverse Effect, and the sole business of Borrower is the acquisition, ownership, operation, management, financing, refinancing, development, holding, sale, disposition, leasing, maintenance and operation of the Property and the acquisition and/or ownership of Personal Property, and the conduct of activities, incidental thereto.

3.             Except for the Permitted Encumbrances and the Liens created by the Loan Documents and tax liens not yet due and payable, the Company has no liens of any nature against it.

4.             The Company is not a party to any current proceeding before any taxing authority.

5.             The Company has paid or filed or obtained effective extensions for any taxes now due and payable by the Company.

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6.             Except as otherwise disclosed to Lender in writing, there are no actions, suits or proceedings at law or in equity before any Governmental Authority or other agency now pending, or, to the undersigned’s knowledge, threatened in writing, against or affecting the Company which would reasonably be expected to have or which does have a Material Adverse Effect.

7.             The Company never owned any property other than the property known as Boston Park Plaza Hotel located in Boston, Massachusetts (the “Property”) and property related to the Company’s acquisition, ownership, operation, management, financing, refinancing, development, holding, sale, disposition, leasing, maintenance and operation thereof and the acquisition and/or ownership of Personal Property incidental thereto, except for Borrower’s interest in RP/D Saunders, Limited Partnership, a Delaware series limited partnership which Borrower shall dissolve within sixty (60) days after the date hereof, and has never engaged in any business except for the foregoing and matters incidental thereto.

The individual executing this Certificate on behalf of the Company shall have no personal liability hereunder.

IN WITNESS WHEREOF, the undersigned has hereunto set his hand as of January            , 2013.

[AUTHORIZED PERSON]

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EXHIBIT E

Condominium Proxy

STATE OF NEW YORK

COUNTY OF NEW YORK

IRREVOCABLE PROXY

This Irrevocable Proxy (this “Proxy”) given this      day of                      , 2013 by and between RP/HH PARK PLAZA, LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at                                 (hereinafter referred to as “Borrower”) and BANK OF AMERICA, N.A., a national banking association, having an address at 214 North Tryon Street, Charlotte, North Carolina 28255 (together with its successors and/or assigns, hereafter referred to as “Lender”).

WHEREAS, Lender intends to make a loan (the “Loan”) to Borrower in the principal amount of $120,000,000.00 pursuant to the terms of that certain Loan Agreement dated the date hereof between Borrower and Lender (said agreement, as the same may be extended, renewed, modified, substituted or amended, the “Loan Agreement”), which Loan is evidenced by that certain Promissory Note dated as of the date hereof by Borrower in favor of Lender in the principal sum of $120,000,000.00 (said note, as the same may be extended, renewed, modified, substituted or amended, the “Note”). The Note is to be secured by a first mortgage on the condominium unit owned by Borrower in the Boston Park Plaza Hotel located in Boston, Massachusetts (the “Condominium”) as more particularly described on Schedule I attached hereto (the “Unit”); and

WHEREAS, Lender is willing to make the Loan to Borrower only if Borrower grants to Lender an irrevocable proxy to vote and otherwise act as a unit owner with respect to Borrower’s ownership of the Unit upon the occurrence and during the continuance of an “Event of Default” as defined in the Loan Agreement.

NOW, THEREFORE, Borrower and Lender agree as follows:

1.             Irrevocable Proxy.

a.             Borrower irrevocably appoints Lender, its successors and assigns as its true and lawful attorney and proxy with full power of substitution for and in its name, to vote and otherwise act with respect to the Unit at all annual, special, and other meetings of the unit owners of the Condominium (or by written consent in lieu thereof) and at any other time Borrower is required to vote or act as a unit owner.

b.             Borrower understands and agrees that the appointment and proxy granted to Lender by Section 1(a) of this Proxy is irrevocable and coupled with an interest and, except as

3

otherwise provided in Section 2 of this Proxy, shall not terminate by operation of law, whether by dissolution, bankruptcy, or the occurrence of any other event.

c.             Borrower and Lender further understand and agree that this Proxy relates to all voting rights whether limited, fixed, or contingent with respect to the ownership of the Unit; provided, however, Lender shall not act in an arbitrary or capricious manner when exercising it rights hereunder.

2.             Term. This Proxy shall terminate upon repayment in full of the Loan, all interest due thereon and all other amounts owed by Borrower to Lender under the Note, the Loan Agreement, the Mortgage and other Loan Documents (each as defined in the Loan Agreement) at the time of such repaying of the Loan.

3.             Benefit and Burden. This Proxy shall inure to the benefit of, and shall be binding upon, Borrower and Lender and their respective successors and assigns.

4.             Modifications. This Proxy or any of its provisions may be modified, waived, discharged, or terminated only by an instrument in writing executed by Borrower and Lender.

5.             Waiver. The failure of Lender to comply, or insist upon compliance, with any provision of this Proxy at any time shall not be deemed (i) to affect the validity or enforceability of this Proxy, (ii) to be a waiver of any other provisions of this Proxy at that time, or (iii) to be a waiver of that provision or any other provisions of this Proxy at any other time.

6.             Liability of Lender. Lender shall not be liable by reason of any act or omission to act performed or omitted by it in connection with any of the rights specified in Section 1(a) of this Proxy, except for Lender’s gross negligence, or willful misconduct.

7.             Proxy Binding upon Transferees. If, at any time or from time to time, title to the Unit is transferred by Borrower, the transferee shall take title thereto pursuant to all provisions, conditions, and covenants of this Proxy, and, as a condition precedent to such transfer, the transferee shall agree (for, and on behalf of, himself, herself, or itself; his, her, or its legal and personal representatives; and his, her or its transferees and assigns) in writing to be bound by all provisions of this Proxy as a party to this Proxy.

8.             Lender’s Right to Vote. This Proxy is irrevocable and coupled with an interest, however, Lender’s right to vote and otherwise act as a unit owner with respect to Borrower’s ownership of the Unit shall only be exercisable upon the occurrence and during the continuance of an Event of Default.

9.             Governing Law. This Proxy shall be deemed to be governed, construed, applied and enforced in accordance with the laws of the State of New York and the applicable laws of the United States of America.

[NO FURTHER TEXT ON THIS PAGE]

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IN WITNESS WHEREOF, Borrower and Lender have executed this Proxy under on the day and year first above written.

BORROWER:

LENDER:

BANK OF AMERICA, N.A., a national banking association

By:
Name:
Title:

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SCHEDULE I

(to Condo Proxy)

Condominium Unit

[DESCRIPTION TO BE INSERTED]

6

SCHEDULE I

REQUIRED REPAIRS

(attached hereto)

BLACKSTONE CONSULTING LLC OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term Boston Park Plaza Hotel 50 Park Plaza, Boston, Massachusetts 02116 SUMMARY DATA CLIENT: Rockpoint Group, LLC SUBJECT PROPERTY ADDRESS: 50 Park Plaza, Boston, Massachusetts 02116 PROJECT MANAGER: Jeff Blomgren, P.E. PROJECT TEAM: Steve Jackson, RA, Architectural Evaluator Sandra T. Hoffman, P.E., MEP/FLS Evaluator DATES OF SITE VISIT: July 31, 2012 4.1 SITE Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 1 Based on our site observations, there are areas of cracked and spalled sidewalks around the building. We recommend completing isolated concrete sidewalk repairs and replacement to maintain safe conditions until a complete replacement of the sidewalk structured slab, waterproofing membrane, and finished topping slab. This approach should provide adequate protection to the cellar areas under the sidewalk throughout the evaluation period. 3 2 LS $50,000 $50,000 $50,000 $100,000 2 The above recommendations should provide adequate performance from the concrete sidewalks until a comprehensive rehabilitation of the structural slabs, waterproofing membrane, and finished topping slab of the sidewalks is completed. 5 1 LS $1,000,000 $0 $1,000,000 Subtotal $0 $50,000 $0 $0 $0 $0 $50,000 $0 $0 $0 $0 $100,000 $1,000,000 4.2 BUILDING STRUCTURE Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 3 Budget to complete structural repairs in four areas: steel structure and slab over the pump room, structural steel in the boiler room, loading dock, and structured sidewalk adjacent to McCormick and Schmidt’s. 3 1 LS $750,000 $750,000 $750,000 4 The various penthouse areas are exhibiting minor to moderate concrete deterioration, such as stress cracks, spalls, and thermal movement-related defects. We recommend budgeting to repair the concrete structure in all of the penthouse areas on an “as-needed” basis when those areas are renovated, or the equipment is replaced/repaired. 3 1 LS $10,000 $10,000 $10,000 Subtotal $0 $750,000 $0 $0 $0 $10,000 $0 $0 $0 $0 $0 $760,000 $0 Rating: 1 - Code and Safety 2 - Repair and Maintenance 3 - Capital Expenditure Blackstone Consulting, LLC 4 - Modernization / Improvements ROCKMA039.03 5 - Other 1 of 8 Confidential Client Material

BLACKSTONE CONSULTING LLC OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term Boston Park Plaza Hotel 50 Park Plaza, Boston, Massachusetts 02116 4.3 EXTERIOR WALLS & CLADDING  Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 5 Clean and paint the Penthouse screen walls and penthouse windows. 3 3 LS Varies $15,000 $10,000 $10,000 $35,000  6 The facades have undergone a complete inspection by order of the City of Boston Inspection Services Department (ISD) to ensure a safe condition. Remedial repairs have also been completed per the Engineer’s report. The 5-year Facade Inspection, per Boston Facade Ordinance 9-9.12 “Inspection of Exterior Walls and Appurtenances of Buildings Requiring Periodic Inspection”, requires repairs to the facades. The unit cost is based on a bid from Grande Masonry per the Wessling Architects’ bid package and a multi-year phased approached. 3 1 LS $1,600,000 $800,000 $800,000 $1,600,000  7 Allowance for continued inspection and maintenance repairs to maintain the façade’s safe condition. We anticipate the current repairs will address all of the current defects and the next 5 years will only require periodic inspection and minimal, maintenance-level work. 2 2 EA $5,000 $5,000 $5,000 $5,000 $5,000 $20,000  8 Budget to complete the façade inspection and certification per Boston Facade Ordinance 9-9.12 “Inspection of Exterior Walls and Appurtenances of Buildings Requiring Periodic Inspection”. 3 1 LS $12,500 $12,500 $12,500  Subtotal $ 0 $ 800,000 $ 800,000 $ 15,000 $ 15,000 $ 15,000 $ 5,000 $ 17,500 $ 0 $ 0 $ 0 $ 1,667,500 $ 0  Rating: 1 - Code and Safety 2 - Repair and Maintenance 3 - Capital Expenditure Blackstone Consulting, LLC 4 - Modernization / Improvements ROCKMA039.03 5 - Other 2 of 8 Confidential Client Material

BLACKSTONE CONSULTING LLC OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term Boston Park Plaza Hotel 50 Park Plaza, Boston, Massachusetts 02116 4.4 ROOFING Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 9 Replace the upper main 14th floor roof on the southeast hotel wing, upper connector penthouse roof sections, and northeast hotel wing remainder. The existing roof is a 4-ply coal tar pitch with gravel surface and is beyond serviceable condition. The roof can be segregated into sections to accommodate the phased approach, which will minimize the impact to hotel guests and account for budgeting the work in concert with the operational expenses. 3 25,700 SF $31.30 $268,137 $268,137 $268,137 $804,410 10 Replace the loose-laid EPDM membrane roof on the lower mechanical roof in the light well. The roof installation was not properly executed with insufficient attachment and details. 3 805 SF $43.50 $35,018 $35,018 11 Tear off and replace the lower roof between center and south hotel towers. The existing roof has two assemblies: a non-reinforced EPDM membrane over a built-up roof/fiberglass/terracotta tile/pitch roof. The roof section is beyond serviceable condition. The unit cost reflects higher labor costs to move waste material and new material through the building as the area is not accessible by crane. 3 4,572 SF $43.75 $200,025 $200,025 12 Replace the lower roof between center and north hotel towers. The existing roof is coal tar pitch with a green paint topping and is beyond serviceable condition. The unit cost reflects higher labor costs to movie waste material and new material through the building as the area is not accessible by crane. 3 975 SF $51.30 $50,018 $50,018 13 Replace the tiled flat roof along the south perimeter of the light well adjacent to the 3rd floor housekeeping area. The existing roof is an organic coal tar pitch roof applied to the concrete deck with a terracotta tile paver. The roof is beyond a serviceable condition and will require removal prior to installing a new roof. We also recommend additional drains. 3 2,015 SF $49.65 $100,045 $100,045 14 Bi-Annual roof maintenance inspection. The cost of this work should be included in the preventive maintenance program. 2 NA $0 15 Annual roof maintenance and repair budget to be included in the operational budget. We estimate $3,500 to $5,000 per year in repairs until the roofs are replaced. 2 NA $0 Subtotal $0 $0 $35,018 $268,137 $468,162 $418,199 $0 $0 $0 $0 $0 $1,189,515 $0 Rating: 1 - Code and Safety 2 - Repair and Maintenance 3 - Capital Expenditure Blackstone Consulting, LLC 4 - Modernization / Improvements ROCKMA039.03 5 - Other 3 of 8 Confidential Client Material

BLACKSTONE CONSULTING LLC OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term Boston Park Plaza Hotel 50 Park Plaza, Boston, Massachusetts 02116 4.5 BUILDING INTERIORS Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 16 No issues identified during our site visit. $0 Subtotal $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 4.6 LIMITED DISABLED-ACCESSIBILITY REVIEW Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 17 Provide signage directing guests to an accessible entrance. 1 1 LS $500 $500 $500 18 Provide audible alert device kits at the front desk that can be issued to guests as needed. 1 1 LS $2,500 $2,500 $2,500 Subtotal $3,000 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $3,000 $0 Rating: 1 - Code and Safety 2 - Repair and Maintenance 3 - Capital Expenditure Blackstone Consulting, LLC 4 - Modernization / Improvements ROCKMA039.03 5 - Other 4 of 8 Confidential Client Material

BLACKSTONE CONSULTING LLC OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term Boston Park Plaza Hotel 50 Park Plaza, Boston, Massachusetts 02116 4.7 MECHANICAL SYSTEMS Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 19 Budget for refurbishing the heads on Chillers 1 and 3. These two chillers are reported to be approximately 6 years old. Based on the typical expected useful life and continued preventive maintenance, the chillers are expected to perform beyond the evaluation period. We recommend refurbishing the chiller heads later in the evaluation period, which will require an outside contractor. 3 2 EA $15,000 $30,000 $30,000 20 One boiler was reportedly retubed in 2009-2010. Both boilers are in good working condition and under a well-executed preventive maintenance program. We recommend annual tube inspections and repairs and continuation of the current preventive maintenance during the evaluation period. 2 NA $0 21 Replace Chiller #2 3 1 LS $310,000 $310,000 $310,000 22 Install a Plate & Frame heat exchanger between the cooling tower condenser water loop and the chilled water loop creating a closed loop which will facilitate winter cooling capabilities. 3 1 LS $100,000 $100,000 $100,000 23 Allowance to replace the guestroom fan coil units and induction units on an as-needed basis. A phased replacement/refurbishment program should be anticipated and completed by in-house staff. We recommend budgeting to replace 10% of the approximately 1,500 total units and refurbishment of the remaining units in the next 7 years. 3 150 Units $2,250 $48,214 $48,214 $48,214 $48,214 $48,214 $48,214 $48,214 $337,500 24 Allowance to test and replace the piping distribution systems associated with the chilled water distribution, heating water distribution and condensing water loops. Problems with corrosion, damaged insulation and aging valve mechanisms were evident throughout the three systems. The recommendation reflects an bi-annualized maintenance-level approach to the piping replacement in order to minimize disruption to the hotel operations. 2 941 Rms $325 $101,900 $101,900 $101,900 $305,700 25 Replace the cooling tower media. The media becomes scaled, brittle and damaged, reducing the efficiency of the tower. 2 2 EA $27,500 $27,500 $27,500 $55,000 26 Repair rain cap on boiler stack and repair the deterioration of the inside of the stack where pieces have fallen to the bottom. The support structure is corroded and has collapsed. The exhaust cap is now resting on the roof coping cap. 2 1 LS $15,000 $15,000 $15,000 27 Repair or replace (depending on the internal condition) the condensate return tank for the main boiler system. The cost of this work is an unknown until the tank is inspected. We recommend the cost is allocated to the preventive maintenance program. 2 NA $0 28 Install a ventilation system for the gas booster room. 1 1 LS $41,000 $41,000 $41,000 29 Repair the insulation on the outdoor ducts and pipes that supply conditioned air to the induction units. We recommend Vanderweil review the field conditions and provide limits of work and specifications for the repairs. We anticipate this work may be completed over a period of time as other areas present conditions that require repair. 3 1 LS $100,000 $50,000 $25,000 $25,000 $100,000 30 Seal roof penetrations around the outdoor air risers. This cost is included in the roofing section of this report. 2 NA $0 31 The smoke exhaust system in the function rooms should be upgraded. 5 1 LS $125,000 $0 $125,000 32 Repair the basement supply fans. 2 1 LS $50,000 $50,000 $50,000 Subtotal $0 $641,714 $175,114 $100,714 $150,114 $48,214 $150,114 $78,214 $0 $0 $0 $1,344,200 $125,000 Rating: 1 - Code and Safety 2 - Repair and Maintenance 3 - Capital Expenditure Blackstone Consulting, LLC 4 - Modernization / Improvements ROCKMA039.03 5 - Other 5 of 8 Confidential Client Material

BLACKSTONE  CONSULTING LLC  OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term  Boston Park Plaza Hotel  50 Park Plaza, Boston, Massachusetts 02116  4.8 ELECTRICAL SYSTEMS Item No. Recommendation Rating Quantity Unit Unit Cost immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 33 Perform annual thermoscans of the base building electrical systems including fuses, fused switches, transformers, and panelboards, etc. Provide annual cleaning and servicing of the primary switchgear and transformers. This equipment is fed at 13,800 volts requiring service contractors familiar with servicing equipment at this capacity. The first occurrence is presented with future occurrences included in the preventive maintenance program. 2 1 EA $15,000 $15,000 $15,000 34 Electrical main service gear and transformers varied in age and condition. Based on the apparent age of some of the equipment, replacements should be anticipated during the evaluation period; however, the scope of the replacement is an unknown. We recommend an allowance to address those components that are presenting issues in the future and timing the work during future major renovations in order to minimize the down time and impact to guests. 3 1 LS $500,000 $500,000 $500,000 35 There were numerous instances of temporary wiring, apparently installed as permanent service throughout the building. We strongly recommend that an electrical engineer be engaged along with an electrical contractor to review the existing conditions and perform the repairs on a prioritized basis over the next 3 years. The phased approach accounts for the other planned work that may correct these deficiencies as well as minimizing impact to the operation of the hotel. This work item may be adjusted based on the planned split of the buildings. (Note that we have not included installation of additional duplex outlets in the guestrooms. This work should be done at the time of renovations of the guest rooms). 2 3 EA $210,000 $70,000 $70,000 $70,000 $210,000 36 Budget for replacement of the remainder of the fused electrical service panels, the riser(s) associated with these panels, and the remainder of the original disconnect panels on an “as-needed” basis (when the panels or risers present problems). According to our site contacts, all of the guestroom feeds have been updated to circuit breakers. There remains back-of-house fused panels that should be monitored, tested and possibly replaced. 3 4 EA $53,500 $53,500 $53,500 $53,500 $53,500 $214,000 Subtotal $0 $138,500 $70,000 $123,500 $0 $553,500 $0 $53,500 $0 $0 $0 $939,000 $0  Rating:  1 - Code and Safety  2 - Repair and Maintenance  3 - Capital Expenditure Blackstone Consulting, LLC  4 - Modernization / Improvements ROCKMA039.03  5 - Other 6 of 8 Confidential Client Material

BLACKSTONE CONSULTING LLC OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term Boston Park Plaza Hotel 50 Park Plaza, Boston, Massachusetts 02116 4.9 PLUMBING SYSTEMS I Item No. Recommendation Rating Quantity Unit Unit Cost immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 37 Budget for replacement of the domestic water hot water generators based on observed condition and anticipated useful life. 3 4 EA $6,000 $6,000 $6,000 $6,000 $6,000 $24,000 38 Significant damage to pipe insulation was chronic throughout the building. Leaving insulation systems in this state of disrepair can lead to accelerated deterioration. We recommend a comprehensive review of the piping systems to include a combination of intrusive evaluation as well as nondestructive testing such as sonography to estimate remaining useful lives of these systems. A replacement program can then be developed to address the piping throughout the evaluation period. We recommend an initial benchmarking of the pipe systems and another study near mid-term to adjust the maintenance program. 2 2 EA $40,000  $40,000 $40,000 $80,000 39 Based on the general overall appearance and age of the various piping systems, there may be significant amounts of deferred maintenance and general deterioration. An allowance for partial replacement of the pipe systems should be planned during the evaluation period. Scheduling the work should be based on the system evaluations recommended above. This includes storm water and sanitary sewer lines.3 7 EA $30,000 $30,000 $30,000 $30,000 $30,000 $30,000 $30,000 $30,000 $210,000 40 According to the site contact, there is no domestic water booster pump system. System pressurization is provided by the municipal water service and water is provided at two different system pressures, one used for low rise and one used for high-rise service. When the building was converted to use the municipal water system pressure, control valves were not adequate to control system pressure throughout the building and additional pressure reducing stations are needed to |control pressures within the building. 3 1 LS $65,000 $65,000 $65,000 Subtotal $0 $141,000 $30,000 $36,000 $30,000 $36,000 $70,000 $36,000 $0 $0 $0 $379,000 $0 Rating: 1 - Code and Safety 2 - Repair and Maintenance 3 - Capital Expenditure Blackstone Consulting, LLC 4 - Modernization / Improvements ROCKMA039.03 5 - Other 7 of 8 Confidential Client Material

BLACKSTONE CONSULTING LLC OPINIONS OF PROBABLE COSTS - 7-Year Evaluation Term Boston Park Plaza Hotel 50 Park Plaza, Boston, Massachusetts 02116 4.10 FIRE & LIFE SAFETY SYSTEMS Item No. Recommendation Rating Quantity Unit Unit Cost Immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 41 Review the fire sprinkler mains for microbial corrosion. A repair contractor was on-site at the time of our site visit, preparing a budget for repair of a leak in the fire main for the office building and stated that there have been similar repairs needed for the hotel system. There is a strong likelihood that significant repairs or replacement will be required. This line item is for the evaluation. Repair budgets are given below. 3 1 LS $35,000 $35,000 $35,000 42 Provide a budget for continued repairs of the fire sprinkler system based on evidence of leaks and corrosion. 3 3,000 LF $60 $90,000 $90,000 $180,000 Subtotal $0 $125,000 $0 $0 $0 $90,0001 $0 $0 $0 $0 $0 $215,000 $0 4.11 VERTICAL TRANSPORTATION Item No. Recommendation Rating Quantity Unit Unit Cost immediate Year 1 2013 Year 2 2014 Year 32015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 43 Four of the six passenger cars need controller upgrade within the 7-year evaluation period. 3 4 EA $150,000 $300,000 $300,000 $600,000 44 Service cars (2) – need controller upgrade 3 2 EA $175,000 $350,000 $350,000 45 The infrared edges on service cars should be done. 2 2 EA $3,000 $6,000 $6,000 46 There are various ADA issues. We could include the costs, but would try to hold off until the modernization is completed (unless the ADA review trumps the elevator-level recommendation). NA $0 Subtotal $0 $6,000 $0 $0 $0 $0 $300,000 $650,000 $0 $0 $0 $956,000 $0 4.12 PUBLIC RECORDS REVIEW Item No. Recommendation Rating Quantity Unit Unit Cost immediate Year 1 2013 Year 2 2014 Year 3 2015 Year 4 2016 Year 5 2017 Year 6 2018 Year 7 2019 Year 8 2020 Year 9 2021 Year 10 2022 Totals Other 47 No issues were identified during our initial research. Subsequent inspections by the Inspections Services Department has resulted in a citation related to the facades and some structural elements. Both are addressed above. N/A $0 Subtotal $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 $0 TOTALS: $3,000 $2,652,214 $1,110,132 $543,351 $663,276 $1,170,913 $575,114 $835,214 $0 $0 $0 $7,553,215 $1,125,000 1 $44,000 Code and Safety 2 $756,700 Repair and Maintenance TOTALS BY RATING: 3 $6,752,515 Capital Expenditure 4 $0 Modernization / Improvement 5 $1,125,000 Other Rating: 1 - Code and Safety 2 - Repair and Maintenance 3 - Capital Expenditure Blackstone Consulting, LLC 4 - Modernization / Improvements ROCKMA039.03 5 - Other 8 of 8 Confidential Client Material

SCHEDULE II Room Split Work Budget Boston Park Plaza Hotel Date: 1/6/2013 6-Month Cost Report Vendor Amount Previously Paid Amount to Completion Notes /Explanations 1 American Hotel Register Company $ 60,612.57 $ - OS&E for the split room projects - 112 rooms (coffee makers, towels, bed spreads, hangers, trash cans) 2 Bouyea and Associates $ 13,288.33 $ - Lighting upgrades for the models rooms and public spaces - Lobby 3 Boston Barstools $ 41,596.88 $ - Lobby furniture seating 4 Boston Blue Stone (Marble Perfection) $ 10,366.00 $ 1,200.00 Lobby flooring repairs 5 Columbia - PH 3Temp Lobby Refresh $ 140,567.00 $ - Lobby upgrades 6 Columbia - 89 Split Rooms & 23 Split Rooms $ 2,256,728.00 $ 843,972.00 Split room project (89 simple splits + 23 Hard splits - Added bathroom = 112 new rooms) + 6 ADA conversions 7 Columbia - Whiskey Park Demo $ 102,221.00 $ - Demolition of existing retail/restaurant space 8 Columbia - Model Room Modifications $ 64,110.00 $ - Additional model room modifications 9 Columbia - Window Awnings $ 21,521.00 $ - Remove old exterior window awnings 10 Credere $ 20,000.00 $ - Swan Court main service table 11 Furniture Concepts $ 11,998.93 $ - Construction of new Banquets and recovering of existing wood chairs 12 GESI $ 8,642.01 $ - Upgrades to security system for new locks on the split room project 13 Gardiner & Theobald $ 150,000.00 $ 75,000.00 Project management 14 Grande Masonry $ 183,247.00 $ - Exterior facade make safe work 15 GS Associates $ 9,250.00 $ - Furniture and artwork fire spread certificates for BFD approvals 16 Highgate Hotels $ 175,000.00 $ 40,441.00 Fee 17 HPG International (FFE procurement) $ 475,384.16 $ 64,291.00 FF&E for model rooms and split room project 18 Hughes Associates Inc $ 38,124.60 $ - code compliance consultants 19 Isaac Blair Inc. $ 15,433.50 $ - Temporary shoring for loading dock, exploratory investigation in the boiler 20 JW Masonry $ 2,669.00 $ - Misc. exterior façcade repairs 21 Lemessurier Consultants $ 18,348.00 $ 6,652.00 Structural consulting and design fees 22 Mason Contract Products $ 4,153.47 $ - Lobby front desk curtains 23 Nationwide - FFE Installers $ 11,070.00 $ - Split room project FF&E installation 24 Non Verbal Communication $ 6,555.00 $ - Split room project room and directional signage 25 Partridge Snow & Hahn $ 6,480.50 $ - Contract specialist - Legal fees 26 Pegasus Network Services $ 39,188.25 $ 11,779.00 Split room project telephone and video networking and wiring 27 Pelletier Awning $ 8,989.38 $ - New entrance awnings (3) 28 Symmes Maini & McKee Assoc. $ 466,152.30 $ 8,139.00 Architectural consulting and design fees 29 Suffolk Construction $ 21,210.00 $ - Exterior façade emergency repair work 30 Statewide Glass and Mirror Co. $ 38,950.75 $ - Lobby and Gym mirrors 31 Stephen J. Wessling Architects Inc. $ 33,955.00 $ - Façade design and consulting fees 32 Vanderweil Engineering $ 35,000.00 $ - MEP Engineering design and consulting fees 33 Zeidal & Assoc. $ 21,760.00 $ - Legal Fees - Contracts Total $ 4,512,572,63 $ 1,051,474.00

SCHEDULE III

Affiliate Transactions

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), is effective for all purposes as of September [   ], 2011 (the “Effective Date”), by and between RP/HH PARK PLAZA, LIMITED PARTNERSHIP, a Delaware limited partnership (“Client”), whose mailing address is c/o Rockpoint Group, L.L.C., Attn: Patrick K. Fox, Woodlawn Hall at Old Parkland, 3953 Maple Avenue, Suite 300, Dallas, TX 75219, and ROBIN BROWN, a natural person (“Consultant”), whose principal place of business and mailing address is [                                         ], for professional consulting services relating to the redevelopment and operation and marketing of the hotel commonly known as the Boston Park Plaza Hotel and associated retail space (hereinafter collectively referred to as the “Property”).

WITNESSETH:

WHEREAS, Client desires to engage Consultant to perform certain development, management, operations and marketing consulting services, including without limitation, those services set forth on Exhibit A attached hereto and made a part hereof by this reference (the “Consulting Services”), on the terms and conditions set forth in this Agreement; and

WHEREAS, Client is an independent contractor experienced in providing consulting services similar to those required by this Agreement and is willing to accept this engagement to become consultant for the Client on and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties hereto, Client and Consultant hereby agree as follows:

1.             Appointment of Consultant; Responsibilities.

(a) Effective as of the Effective Date, Client hereby engages Consultant to provide the Consulting Services, to the extent, and as and when requested by Client, and in all events in accordance with the terms hereof for the period commencing on the Effective Date and ending at the end of the Tem (as hereinafter defined), unless (i) sooner terminated in accordance with the terms hereof, or (ii) extended by Client as provided below. Consultant shall have such duties and responsibilities as Client may from time to time designate and as are consistent with his ability to provide the Consulting Services. Consultant agrees to perform and discharge the Consulting Services requested of it in a professional, lawful and ethical manner exercising due care and reasonable judgment. Consultant will take such action as may be necessary to comply with any and all laws, rules, regulations and ordinances applicable to it or Client in connection with the Consulting Services.

(b) Consultant shall have no right to act for or on behalf of Client or its affiliates in any fashion whatsoever, and Consultant shall have no right to bind Client or its affiliates to any agreement or obligation, or commit the funds or resources of Client or its affiliates in any manner whatsoever, in each instance without the prior express written approval of Client. Consultant shall have no right to make any representation or warranty to any third party for or on behalf of Client or any of its affiliates and any such representation or warranty shall be null and void ab initio.

2.             Consulting Fee.

(a)           Client shall pay to Consultant, as compensation for the Consulting Services provided pursuant to this Agreement, a non-refundable fee in the amount of $10,000 per calendar month, which shall be paid in arrears on the first business day of each month during the Term.

(b)           Expenses. Consultant shall be solely responsible for any and all expenses incurred by it in connection with the performance of the Consulting Services hereunder; provided that Client shall reimburse Consultant for reasonable, customary and necessary out-of-pocket expenses incurred by Consultant in connection with the performance of the Consulting Services hereunder within a reasonable time following Consultant’s written request therefor. In connection with the foregoing, Consultant shall, from time to time, submit to Client requests for reimbursement of such expenses, together with invoices and other evidence of payment reasonably requested by Client.

3.             Term; Termination; Default.

(a)           Term. Unless sooner terminated pursuant to the provisions of this Agreement, the term of this Agreement shall commence on the Effective Date and terminate one year following the Effective Date. Unless sooner terminated as provided herein by either Client or Consultant, this Agreement shall automatically renew for additional terms of one year each commencing on the day following the prior one (1) year period (the “Term”).

(b)           Termination. At any time after the date which is thirty (30) days after the date hereof, Client or Consultant may terminate this Agreement at any time without penalty, for any reason or for no reason, by providing thirty (30) days written notice to the other party. Upon the termination of this Agreement, Consultant shall be entitled to receive and Client shall be obligated to pay all amounts payable to Consultant on or prior to the date of such termination pursuant to Section 2.

4.             Miscellaneous.

(a)           Independent Contractor; Taxes; Indemnification. Consultant shall for all purposes be an independent contractor and not an agent of Client, and Consultant shall have no authority to act for, represent, bind or obligate Client. This Agreement shall not be construed for any purposes to create any joint venture or partnership between the parties hereto. Consultant acknowledges and agrees that, while serving as a consultant, it will be solely responsible for the payment of any taxes imposed on account of the payment of compensation pursuant to this Agreement. Consultant expressly agrees to treat any compensation earned under this Agreement as professional service revenue, and Consultant further agrees and undertakes to indemnify and hold harmless Client, its partners, officers, directors, agents, employees and the successors or heirs of any of them, from any and all liability, loss, damages, expenses, attorneys’ fees, penalties and/or judgments arising out of any failure of Consultant to make any payment of taxes required to be made by Consultant.

(b)           No Assignment, Subcontracting or Delegation. Consultant may not contract with other persons or entities to provide any or all of the Consulting Services and any such purported subcontracting or delegation shall be void ab initio. This Agreement may not be assigned either in whole or in part by Consultant and any such purported assignment by Consultant shall be void ab initio.

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(c)           Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(d)           Amendment. This Agreement may be amended at any time by a written instrument executed by each of Client and Consultant.

(e)           Applicable Law. This Agreement shall be construed pursuant to, and shall be governed by, the laws of the State of New York without regard to principles of conflicts of laws.

(f)            Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, each of Client and Consultant has caused this Agreement to be executed on its behalf by its duly authorized representative as of the date first written above.

CLIENT:

RP/HH PARK PLAZA, LIMITED PARTNERSHIP,
a Delaware limited partnership

By:	RP/HH PARK PLAZA GP, L.L,C.,
a Delaware limited liability company,
Its:	General Partner

By:
Name:
Title:

CONSULTANT:

ROBIN BROWN, a natural person

EXHIBIT A

CERTAIN CONSULTING SERVICES

The Consulting Services shall include, without limitation, the following services:

Recruitment:	Consultant shall provide leads and references on management and line employment as needed.

Sales:	Consultant shall assist Client in securing corporate and group business from international, national and local businesses and organizations.

Marketing:

Consultant shall analyze, critique and supplement the existing business plan for the Property in all aspects of media placement, public relations and outreach utilizing international, national and local sources and contacts.

Crisis Management:

Consultant shall be available to Client on a 24-hour per day/7 day per week basis with respect to any crisis which may develop with respect to the Property and shall assist Client in strategizing media approaches, city operations, internal hotel negotiations and operations, etc.

City:	Consultant shall interface with city officials, licensing, traffic, permits, police, community groups, airport, unions as needed.

Revenue Enhancement:	Consultant shall advise Client on strategies to maximize yield and revenue with particular focus on the first quarter business.

Cost Saving:	Consultant shall assist and advise client in strategizing and arranging partnerships in procurement to maximize cost savings.

Service Enhancement:	Consultant shall review all restaurant service, concepts, menus, quality, etc. and provide extensive market knowledge for any necessary revisions.

SCHEDULE IV

Guaranties by Affiliates

The Reimbursement and Indemnity Agreement dated as of June 2, 2011 by and among Rockpoint Real Estate Fund III, L.P., RP/HH Park Plaza, Limited Partnership and Twenty Park Plaza, LLC; as amended by that certain Assignment, Assumption and Amendment to Reimbursement and Indemnity Agreement dated as of January 22, 2013 by and among Rockpoint Real Estate Fund III, L.P., RP/HH Park Plaza Holdco, LP, RP/HH Park Plaza Mezz, LP, RP/HH Park Plaza, Limited Partnership and Twenty Park Plaza, LLC.

SCHEDULE V

Intentionally Blank.

SCHEDULE VI  Unpaid Construction Expense  Boston Park Plaza Hotel Date: 1/6/2013 6-Month Cost Report Vendor Amount Previously Paid Amount to Completion Notes / Explanations 1 American Hotel Register Company $ 60,612.57 $ - OS&E for the split room projects - 112 rooms (coffee makers towels bed spreads hangers, trash cans) 2 Bouyea and Associates $ 13,288.33 $ - Lighting upgrades for the models rooms and public spaces - Lobby 3 Boston Barstools $ 41,596.88 $ - Lobby furniture seating 4 Boston Blue Stone (Marble Perfection) $ 10,366.00 $ 1,200.00 Lobby flooring repairs 5 Columbia - PH 3Temp Lobby Refresh $ 140,567.00 $ - Lobby upgrades 6 Columbia- 89 Spilt Rooms & 23 Split Rooms $ 2,256,728.00 $ 843,972 00 Split room project (89 simple splits + 23 Hard splits -Added bathroom = 112 new rooms) + 6 ADA conversions 7 Columbia -Whiskey Park Demo $ 102,221.00 $ - Demolition of existing retail/restaurant space 8 Columbia- Model Room Modifications $ 64,110.00 $ - Additional model room modifications 9 Columbia -Window Awnings $ 21,521.00 $ - Remove old exterior window awnings 10 Credere $ 20,000.00 $ - Swan Court main service table 11 Furniture Concepts $ 11,998.93 $ - Construction of new Banquets and recovering of existing wood chairs 12 GESI $ 8,642.01 $ - Upgrades to security system for new locks on the split room project 13 Gardiner & Theobald $ 150,000.00 $ 75,000.00 Project management 14 Grande Masonry $ 183,247.00 $ - Exterior facade make safe work 15 GS Associates $ 9,250.00 $ - Furniture and artwork fire spread certificates for BFD approvals 16 Highgate Hotels $ 175,000.00 $ 40,441.00 Fee 17 HPG international (FFE procurement) $ 475,384.16 $ 64,291.00 FF&E for model rooms and split room project 18 Hughes Associates Inc $ 38,124.60 $ - code compliance consultants 19 Isaac Blair Inc. $ 15,433.50 $ - Temporary shoring for loading dock, exploratory investigation in the boiler 20 JW Masonry $ 2,669.00 $ - Misc. exterior facade repairs 21 Lemessurier Consultants $ 18,348.00 $ 6,652.00 Structural consulting and design fees 22 Mason Contract Products $ 4,153.47 $ - Lobby front desk ourtains 23 Nationwide - FFE Installers $ 11,070.00 $ - Split room project FF&E installation 24 Non Verbal Communication $ 6,555.00 $ - Split room project room and directional signage 25 Partridge Snow & Hahn $ 6,480.50 $ - Contract specialist - Legal fees 26 Pegasus Network Services $ 39,188.25 $ 11,779.00 Split room project telephone and video networking and wiring 27 Pelletier Awning $ 8,989.38 $ - New entrance awnings (3) 28 Symmes Maini & McKee Assoc. $ 466,152.30 $ 8,139.00 Architectural consulting and design fees 29 Suffolk Construction $ 21,210.00 $ - Exterior facade emergency repair work 30 Statewide Glass and Mirror Co. $ 38,950.75 $ - Lobby and Gym mirrors 31 Stephen J. Wessling Architects Inc. $ 33,955.00 $ - Façade design and consulting fees 32 Vanderweil Engineering $ 35,000.00 $ - MEP Engineering design and consulting fees 33 Zeidal & Assoc. $ 21,760.00 $ - Legal Fees - Contracts  Total $ 4,512,572.63 $ 1,051,474.00